 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997

                                           REGISTRATION STATEMENT NO. 333-29833

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4


                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                               ZMAX CORPORATION
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)


         NEVADA                    8980                      87-0434977
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------

                             NEW ZMAX CORPORATION
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)


        DELAWARE                   8980                      52-2040275
     (STATE OR OTHER       (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF       CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------

                            20251 CENTURY BOULEVARD
                          GERMANTOWN, MARYLAND 20874
                                (301) 353-9500
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
               BOTH CO-REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              MICHAEL C. HIGGINS
                                   PRESIDENT
                            20251 CENTURY BOULEVARD
                          GERMANTOWN, MARYLAND 20874
                                (301) 353-9500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF BOTH CO-REGISTRANTS' AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
          RICHARD H. MILLER                         MICHAEL H. CHANIN
 POWELL, GOLDSTEIN, FRAZER & MURPHY LLP   POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
           SIXTEENTH FLOOR                          SIXTH FLOOR SOUTH
      191 PEACHTREE STREET, NE                1001 PENNSYLVANIA AVENUE, NW
       ATLANTA, GEORGIA 30303                     WASHINGTON, DC 20004
           (404) 572-6600                            (202) 347-0066

                               ----------------

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  The Co-Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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


                                ZMAX CORPORATION
                             20251 CENTURY BOULEVARD
                           GERMANTOWN, MARYLAND 20874

[LOGO OF ZMAX CORPORATION APPEARS HERE]

To the Stockholders of
ZMAX Corporation:

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of ZMAX Corporation, a Nevada corporation ("Old ZMAX"), to be held at the offices of Old ZMAX at 20251 Century Boulevard, Germantown, Maryland on November , 1997, at 11:00 A.M., local time. A Notice of Annual Meeting, a Proxy Statement/Prospectus and a Proxy containing information about the matters to be acted upon at the Annual Meeting are enclosed.

  At the Annual Meeting you will be asked to (i) elect nominees to serve as directors of Old ZMAX until the next annual meeting of stockholders, (ii) approve the ZMAX Corporation 1997 Stock Incentive Plan and (iii) consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), between Old ZMAX and New ZMAX Corporation, a Delaware corporation ("New ZMAX"), pursuant to which Old ZMAX will be merged with and into New ZMAX (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each holder of Common Stock, $0.001 par value, of Old ZMAX ("Old ZMAX Common Stock") will have the right to receive, and such shares of Old ZMAX Common Stock will become exchangeable for, one share of Common Stock, $0.001 par value, of New ZMAX for each share of Old ZMAX Common Stock held at the time of the Merger.
LOGO

  The Board of Directors of Old ZMAX has fixed October , 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Stockholders are urged to review carefully the information contained in the accompanying Proxy Statement/Prospectus, including in particular the information under the captions "Risk Factors" and "The Merger" prior to making any voting decision in connection with their Old ZMAX Common Stock.

  It is very important that your views be represented whether or not you are able to attend the Annual Meeting. Accordingly, please complete, sign and date your proxy card and return it to us in the enclosed envelope as soon as possible. Failure to return your proxy card or to vote in person at the Annual Meeting will have the effect of a vote against the Merger. Returning your completed proxy card will not limit your right to vote in person if you attend the Annual Meeting.

                                          Sincerely,

                                          Michael C. Higgins
                                          President

Germantown, Maryland

October  , 1997

                               ZMAX CORPORATION
                            20251 CENTURY BOULEVARD
                          GERMANTOWN, MARYLAND 20874

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TO BE HELD NOVEMBER   , 1997

  Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Meeting") of ZMAX Corporation, a Nevada corporation ("Old ZMAX"), will be held at the offices of Old ZMAX at 20251 Century Boulevard, Germantown,
Maryland on November   , 1997, at 11:00 A.M., local time, for the following
purposes;

    1. To elect directors to serve until the next annual meeting of stockholders.

    2. To approve the ZMAX Corporation 1997 Stock Incentive Plan.

    3. To approve and adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), between Old ZMAX and New ZMAX Corporation, a Delaware corporation ("New ZMAX"), pursuant to which, among other things (i) Old ZMAX will be merged with and into New ZMAX (the "Merger") and (ii) each share of Common Stock, $0.001 par value, of Old ZMAX ("Old ZMAX Common Stock") will be converted into the right to receive, and become exchangeable for, one share of Common Stock, $0.001 par value, of New ZMAX as more fully described in the accompanying Proxy Statement/Prospectus. Pursuant to Nevada law, Old ZMAX stockholders will be entitled to dissenters' rights in connection with the Merger, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to the Proxy Statement/Prospectus and is incorporated herein by reference.

    4. To transact any other business incidental to the Meeting that may properly come before the Meeting or any adjournment or postponement thereof.

  The Board of Directors of Old ZMAX has fixed October , 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy card and mail it promptly in the enclosed pre-addressed envelope, which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          G.W. Norman Wareham
                                          Secretary

Germantown, Maryland

October  , 1997

               SUBJECT TO COMPLETION--DATED OCTOBER  , 1997

                           PROXY STATEMENT/PROSPECTUS
                                       OF
                                ZMAX CORPORATION

                  For Annual Meeting of Holders of Shares of
              Common Stock, $0.001 par value, of ZMAX Corporation

         Offer to Exchange up to 1,210,000 shares of its Common Stock and Warrants for up to 1,210,000 shares of its Common Stock for all of its outstanding 8% Convertible Exchangeable Subordinated Debentures

                                  -----------

                                 PROSPECTUS OF
                              NEW ZMAX CORPORATION

                           Up to 11,870,514 Shares of
                         Common Stock, $0.001 Par Value

                                  -----------

  This Proxy Statement/Prospectus is being furnished by ZMAX Corporation, a Nevada corporation ("Old ZMAX"), and New ZMAX Corporation, a Delaware corporation ("New ZMAX"), to holders of shares of Common Stock, $0.001 par value, of Old ZMAX ("Old ZMAX Common Stock") in connection with the solicitation of proxies by the Board of Directors of Old ZMAX (the "Old ZMAX Board") for use at the Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or any adjournment or postponement thereof (the "Meeting").

  At the Meeting, the stockholders of Old ZMAX will be asked to (i) elect directors to serve until the next annual meeting of stockholders, (ii) approve the ZMAX Corporation 1997 Stock Incentive Plan and (iii) approve and adopt an Agreement and Plan of Merger, dated as of June 10, 1997 (the "Merger Agreement"), between Old ZMAX and New ZMAX. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A and is incorporated herein by reference.

  Under the terms of the Merger Agreement, upon completion of the merger of Old ZMAX with and into New ZMAX (the "Merger"), each outstanding share of Old ZMAX Common Stock will be converted into the right to receive and become exchangeable for one share (the "Exchange Ratio") of Common Stock, $0.001 par value, of New ZMAX ("New ZMAX Common Stock"). In addition, the directors of Old ZMAX elected at the Meeting will become the directors of New ZMAX, and the Old ZMAX 1997 Stock Incentive Plan will become the New ZMAX 1997 Stock Incentive Plan.

  This Proxy Statement/Prospectus also constitutes the prospectus of New ZMAX with respect to 11,870,514 shares of New ZMAX Common Stock to be issued in connection with the Merger in exchange for the outstanding shares of Old ZMAX Common Stock. New ZMAX has filed a Registration Statement on Form S-4, together with any amendments thereto (File No. 333-29833) (the "Registration Statement"), with the Securities and Exchange Commission ("SEC" or "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering an aggregate of 11,870,514 shares of New ZMAX Common Stock that may be issued in connection with the Merger. This Proxy Statement/Prospectus and the Registration Statement do not cover any resales of New ZMAX Common Stock that will be received by Old ZMAX stockholders in connection with the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. However, following the Merger, it is anticipated that the shares of New ZMAX Common Stock issued in the Merger will be freely transferable without restriction under the Securities Act, except for shares of New ZMAX Common Stock beneficially owned by affiliates of New ZMAX or subject to contractual restrictions. See "Shares Eligible for Future Sale."

  SEE "RISK FACTORS" COMMENCING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT THE EXISTING HOLDERS OF OLD ZMAX COMMON STOCK SHOULD CONSIDER IN EVALUATING THE MERGER, INCLUDING THEIR PROSPECTIVE INVESTMENT IN SHARES OF NEW ZMAX COMMON STOCK.

  Old ZMAX hereby offers, upon the terms and conditions set forth in this Proxy Statement/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which, together with this Proxy Statement/Prospectus, constitutes the "Exchange Offer"), to each holder of Old ZMAX's 8% Convertible Exchangeable Subordinated Debentures due 1999 (the "Debentures") the opportunity to exchange all, but not less than all, Debentures held for (i) 220 shares of Old ZMAX Common Stock and (ii) a Warrant (as defined herein) to purchase 220 shares of Old ZMAX Common Stock for each $1,000 principal amount of Debentures (collectively, the "Exchange Consideration"). This Proxy Statement/Prospectus also constitutes the prospectus of Old ZMAX with respect to, and the Registration Statement also registers, (i) up to 1,210,000 shares of Old ZMAX Common Stock and Warrants for up to 1,210,000 shares of Old ZMAX Common Stock issuable upon the acceptance of Debentures tendered for exchange in the Exchange Offer and (ii) the issuance of up to 1,210,000 shares of Old ZMAX Common Stock issuable upon the exercise of the Warrants issued in the Exchange Offer.

                                             (cover continued on following page)

                                  -----------

      The date of this Proxy Statement/Prospectus is October  , 1997.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

(continuation of cover page)

  This Proxy Statement/Prospectus and the enclosed forms of proxy are first being mailed to stockholders of Old ZMAX on or about October , 1997.

  On October , 1997, the last reported bid price of a share of Old ZMAX Common Stock on the OTC Bulletin Board, a service provided by The Nasdaq Stock
Market, Inc., was $   .

  Following the completion of the transactions described herein, the Company intends to furnish to its stockholders annual reports containing audited financial statements.

  UNTIL      , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THE TRANSACTIONS DESCRIBED HEREIN, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS.

  THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERS CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  Old ZMAX and New ZMAX have filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the securities of Old ZMAX to be issued in the Exchange Offer and the shares of New ZMAX Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C.

  Upon completion of the offering of New ZMAX Common Stock described in this Proxy Statement/Prospectus, New ZMAX will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy statements and other information with the SEC. Copies of these materials may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may also be obtained through the Internet from the SEC's site on the World Wide Web at the following address: http://www.sec.gov.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   8
The Meeting..............................................................  12
The Company..............................................................  14
The Merger...............................................................  15
The Exchange Offer.......................................................  21
Capitalization...........................................................  27
Price Range of Common Stock and Dividend Policy..........................  28
Selected Financial Data..................................................  29
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  30
Business.................................................................  35
Pro Forma Condensed Consolidated Financial Data..........................  43
Management and Executive Compensation....................................  48
Proposal to Elect Directors..............................................  57
Proposal to Approve ZMAX Corporation 1997 Stock Incentive Plan...........  57
Principal Shareholders...................................................  61
Certain Relationships and Related Party Transactions.....................  63
Description of the Securities............................................  64
Shares Eligible for Future Sale..........................................  67
Comparison of Stockholders Rights........................................  68
Stockholder Proposals for 1998 Annual Meeting............................  73
Legal Matters............................................................  73
Experts..................................................................  73
Index to Financial Statements............................................ F-1
Report of Independent Public Accountants................................. F-2
Annex A--Agreement and Plan of Merger.................................... A-1
Annex B--Form of Amended and Restated New ZMAX Certificate of Incorpora-
 tion.................................................................... B-1
Annex C--Form of Amended and Restated New ZMAX Bylaws.................... C-1
Annex D--Sections 92A.300-2A.500 of the Nevada Revised Statutes.......... D-1

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Proxy Statement/Prospectus. Investors are urged to review the entire Proxy Statement/Prospectus and the Annexes hereto. Capitalized terms used and not otherwise defined in this Summary have the meanings given to them elsewhere in this Proxy Statement/Prospectus. Unless the context otherwise requires, the "Company" refers to Old ZMAX together with its subsidiary with respect to matters arising prior to the Effective Time of the Merger and to New ZMAX together with its subsidiary with respect to matters arising after the Effective Time of the Merger. "Common Stock" refers to Old ZMAX Common Stock prior to the Effective Time and New ZMAX Common Stock after the Effective Time.

  On November 6, 1996, Old ZMAX, a shell company listed on the OTC Bulletin Board, acquired 100% of the outstanding common stock of Century Services, Inc., a Maryland corporation ("CSI"). At the time of the acquisition, Old ZMAX and CSI were development stage companies with no operating revenue. CSI was a privately held company formed on December 13, 1995 to perform computer re-engineering with a focus on providing a solution to the Year 2000 problem. For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI. The accompanying consolidated financial statements include all of the accounts of CSI and the accounts of Old ZMAX for the period from the acquisition on November 6, 1996, through June 30, 1997.

                                    OVERVIEW

THE MERGER

  ZMAX Corporation, a Nevada corporation ("Old ZMAX"), proposes to merge with and into New ZMAX Corporation, a Delaware corporation ("New ZMAX"), pursuant to an Agreement and Plan of Merger dated as of June 10, 1997 between Old ZMAX and New ZMAX (the "Merger Agreement"). See "The Merger." At the time the Merger becomes effective, each outstanding share of Common Stock, $0.001 par value, of Old ZMAX ("Old ZMAX Common Stock") will be converted into the right to receive, and will be exchangeable for one share of Common Stock, $0.001 par value, of New ZMAX ("New ZMAX Common Stock"). New ZMAX has filed a listing application for quotation of the New ZMAX Common Stock on the Nasdaq SmallCap Market although no assurance can be given that such application will be approved. Shares of New ZMAX Common Stock issued in the Merger will be freely transferable without restriction under the Securities Act of 1933, as amended, except for shares of New ZMAX Common Stock beneficially owned by affiliates of New ZMAX or subject to contractual restriction. See "Shares Eligible for Future Sale."

THE EXCHANGE OFFER

  Old ZMAX hereby offers, upon the terms and conditions set forth in this Proxy Statement/Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Proxy Statement/Prospectus, constitutes the "Exchange Offer"), to each holder of Old ZMAX's 8% Convertible Exchangeable Subordinated Debentures due 1999 (the "Debentures") the opportunity to exchange all, but not less than all, Debentures held by such holder for (i) 220 shares of Old ZMAX Common Stock and (ii) a Warrant to purchase 220 shares of Old ZMAX Common Stock (the "Warrant Shares"), for each $1,000 principal amount of Debentures. The Letter of Transmittal also invites the exchanging Debenture holder to immediately exercise the Warrants received in the Exchange Offer. The exchange of at least 90% of the Debentures for Old ZMAX Common Stock and the exercise of Warrants for at least 80% of the Warrant Shares are conditions to the consummation of the Merger. See "The Exchange Offer" and "The Merger--The Merger Agreement--Conditions to the Merger."

THE MEETING

  At the Old ZMAX 1997 Annual Meeting of Stockholders (the "Meeting"), the stockholders of Old ZMAX will be asked to (i) elect directors to serve until the next annual meeting, (ii) approve the ZMAX Corporation

1997 Stock Incentive Plan (the "Incentive Plan"), and (iii) consider and vote upon the proposal to approve and adopt the Merger Agreement. The Meeting is scheduled to be held at 11:00 A.M., local time, on November , 1997, at the offices of Old ZMAX. The Board of Directors of Old ZMAX (the "Old ZMAX Board") has fixed the close of business on October , 1997 as the record date (the "Record Date") for the determination of holders of Old ZMAX Common Stock entitled to notice of and to vote at the Meeting. Only holders of record of Old ZMAX Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. See "The Meeting."

  The Old ZMAX Board unanimously approved the Merger Agreement and recommends that Old ZMAX stockholders vote "FOR" approval and adoption of the Merger Agreement. See "The Merger--Recommendations of the Board and Principal Reasons for the Merger and the Exchange Offer" and "The Merger--Interests of Certain Persons." The Old ZMAX Board also recommends that Old ZMAX stockholders vote "FOR" the nominees for election as directors and "FOR" the approval of the Incentive Plan.

THE PARTIES

  Old ZMAX focuses on acquiring, building and operating companies in the information technology industry. In September 1996, Old ZMAX agreed to acquire all of the shares in Century Services, Inc., a Maryland corporation ("CSI"). CSI offers re-engineering and information processing services to users of large-scale computer systems in North America and Europe. CSI specializes in assisting business organizations and government agencies with what has become popularly known as the "Year 2000 problem." Over the next several years, CSI expects to devote substantial resources to assisting its clients in preparing for and implementing the conversion of their computer systems to allow those clients to continue operations without interruption in the 21st Century. See "The Company" and "Business."

  New ZMAX is a newly formed, wholly owned subsidiary of Old ZMAX formed solely for the purpose of effecting the Merger. New ZMAX has not previously conducted any business but will assume and carry on Old ZMAX's business without change after the Effective Time of the Merger.

  At the effective time of the Merger, the name of New ZMAX will be changed to "ZMAX Corporation" pursuant to the Merger Agreement. CSI will continue to conduct its business as a wholly owned subsidiary of New ZMAX.

  The address of the corporate headquarters for both Old ZMAX and New ZMAX is 20251 Century Boulevard, Germantown, Maryland 20874, and the telephone number is (301)353-9500.

                                   THE MERGER

  At the time the Merger becomes effective, Old ZMAX will be merged with and into New ZMAX and Old ZMAX will cease to exist as a corporation. New ZMAX will be the surviving corporation in the Merger, and CSI will thereby become a wholly owned subsidiary of New ZMAX. All issued and outstanding shares of Old ZMAX Common Stock will represent the right to receive and will be exchangeable for one share of New ZMAX Common Stock in the Merger. See "The Merger."

REQUIRED VOTE

  Approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Old ZMAX Common Stock entitled to vote.

EFFECTIVE TIME

  After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as a Certificate of Merger required under the Nevada Revised Statutes (the "Nevada Law") and the Delaware General Corporation Law (the "Delaware Law") is filed with the Secretaries of State of the States of Nevada and Delaware (the "Effective Time"). Such filing will be made simultaneously with or as soon as practicable after the closing of the Merger.

EXCHANGE OF STOCK CERTIFICATES

  From and after the Effective Time, each share of Old ZMAX Common Stock will be automatically converted into the right to receive one share of New ZMAX Common Stock. As soon as practicable after the Effective Time, New ZMAX will send transmittal instructions to each former Old ZMAX stockholder describing the procedure for surrendering Old ZMAX stock certificates for New ZMAX stock certificates.

RECOMMENDATIONS OF THE BOARD AND REASONS FOR THE MERGER

  The Old ZMAX Board unanimously approved the Merger Agreement and recommends that the Old ZMAX stockholders vote "FOR" approval and adoption of the Merger Agreement. The recommendation of the Old ZMAX Board regarding the Merger Agreement is based upon the belief of the Old ZMAX directors that the terms of the Merger Agreement are fair from a financial point of view to the stockholders of Old ZMAX. For a discussion of Old ZMAX's reasons for the Merger, see "The Merger--Recommendations of the Board and Principal Reasons for the Merger and the Exchange Offer."

INTERESTS OF CERTAIN PERSONS

  None of Old ZMAX's directors, director nominees or executive officers have any material interest in the Merger other than their respective pro rata interest as a result of their beneficial ownership of Old ZMAX Common Stock. No option or employee benefit will vest or accelerate as a result of the Merger. None of Old ZMAX's directors, director nominees or executive officers, directly or indirectly, hold any Debentures. As of the Record Date, Old ZMAX's current directors, executive officers and their affiliates owned 1,868,142 shares of Old ZMAX Common Stock entitled to vote at the Meeting (representing 19.8% of the outstanding Old ZMAX Common Stock), and each of such individuals have indicated their intention to cause these shares to be voted in favor of the Merger Agreement.

CONDITIONS TO THE MERGER

  The obligations of New ZMAX and Old ZMAX to consummate the Merger are subject to the satisfaction or waiver of certain conditions, including (i) the approval of the Merger Agreement by the Old ZMAX stockholders, (ii) the exchange of at least 90% of the Debentures in the Exchange Offer and (iii) the exercise of Warrants for at least 80% of the Warrant Shares. See "The Merger--The Merger Agreement--Conditions to the Merger."

RIGHTS TO TERMINATE AND AMENDMENTS

  The Merger Agreement may be terminated prior to the closing of the transactions contemplated thereby under certain circumstances. Subject to compliance with applicable law, the Merger Agreement may be amended at any time prior to the Effective Time by a written agreement executed by New ZMAX and Old ZMAX.

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

  The rights of stockholders of Old ZMAX are currently governed by the Nevada Law, the Old ZMAX Articles of Incorporation and the Old ZMAX Bylaws. After the Merger, Old ZMAX stockholders will become stockholders of New ZMAX and from and after the Effective Time their rights as stockholders of New ZMAX will be governed by the Delaware Law, the Amended and Restated New ZMAX Certificate of Incorporation and the Amended and Restated New ZMAX Bylaws that will be adopted as part of the Merger. See "Comparison of Stockholder Rights."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The Company has received an opinion from Powell, Goldstein, Frazer & Murphy LLP to the effect that the Merger will constitute a reorganization for U.S. federal income tax purposes and, accordingly, that no gain or loss will be recognized by holders of Old ZMAX Common Stock upon the exchange of Old ZMAX Common Stock for shares of New ZMAX Common Stock (except with respect to any cash received upon the exercise of dissenters' rights). See "The Merger--U.S. Federal Income Tax Consequences of the Merger." Each stockholder of Old ZMAX is urged to consult such stockholder's tax advisor to determine the specific tax consequences of the Merger to such stockholder.

DISSENTERS' RIGHTS

  Holders of Old ZMAX Common Stock are entitled to dissenters' rights under the Nevada Law in connection with the Merger. See "The Merger--Dissenters' Rights" and Sections 92A.300-92A.500 of the Nevada Law attached as Annex D hereto.

REGULATORY MATTERS

  Old ZMAX is not aware of any regulatory requirements that must be satisfied or approvals that must be obtained in connection with the Merger other than any applicable state "blue sky" securities laws.

MARKET PRICE AND TRADING INFORMATION

  The Old ZMAX Common Stock is quoted on the OTC Bulletin Board, a service provided by Nasdaq Stock Market, Inc. New ZMAX has filed a listing application for quotation of the New ZMAX Common Stock on the Nasdaq SmallCap Market under the symbol "ZMAX," although no assurance can be given that such application will be approved. On October 9, 1997, the closing bid and asked sales prices of Old ZMAX Common Stock, as quoted on the OTC Bulletin Board, were $13.50 and $13.625, respectively. See "Price Range of Common Stock and Dividend Policy."

                               THE EXCHANGE OFFER

  Old ZMAX offers to exchange (the "Exchange Offer") the Old ZMAX 8% Convertible Exchangeable Subordinated Debentures due 1999 (the "Debentures") on the terms and conditions set forth herein and the accompanying Letter of Transmittal (which, together with this Proxy Statement/Prospectus, constitutes the Exchange Offer). As of the date of this Proxy Statement/Prospectus, $5.5 million aggregate principal amount of Debentures were outstanding. See "The Exchange Offer" and "Description of Securities--Debentures."

BACKGROUND

  The Debentures were issued by Old ZMAX on December 6, 1996 to 18 non-U.S. accredited investors and financial institutions.

SECURITIES OFFERED IN EXCHANGE

  Each Debenture holder will receive (i) 220 shares of Old ZMAX Common Stock and (ii) a Warrant to purchase 220 shares of Old ZMAX Common Stock per $1,000 principal amount of Debentures exchanged. No additional payment or adjustment will be made for accrued but unpaid interest from June 1, 1997 (the last interest payment date) to the date of the exchange. The Warrants are exercisable immediately upon issuance at a purchase price of $7 per share of Old ZMAX Common Stock increasing to $8 per share on the first anniversary of the date of issuance, and expire on the second anniversary of the date of issuance. See "Description of Securities--Debentures." The securities issuable in the Exchange Offer represent a significant premium over the securities issuable pursuant to the original conversion terms of the Debentures in order to induce holders of at least 90% of the outstanding Debentures to exchange their Debentures in the Exchange Offer, thereby reducing the Company's indebtedness.

EXPIRATION DATE

  The Exchange Offer will expire at 5:00 p.m. Eastern Daylight Time on November , 1997 (the "Expiration Date").

CONDITIONS

  The consummation of the Exchange Offer is subject to the satisfaction of certain conditions, which may be waived by the Company. See "The Exchange Offer--Conditions of the Exchange Offer."

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

  The Company is undertaking the Exchange Offer to retire outstanding debt, improve the Company's debt-to-equity ratio and increase stockholders' equity. The estimated net proceeds from the exercise of the Warrants issuable in the Exchange Offer ranges from $5,776,000, if the minimum of 80% of the Warrants are exercised, to $7,470,000 if the maximum number of Warrants issuable in the Exchange Offer are exercised. Net proceeds from the Exchange Offer will be used for general working capital purposes, including enhanced marketing of the Company's Year 2000 services and expansion of operations. See "The Exchange Offer--Purposes and Effects of the Exchange Offer."

PROCEDURES FOR TENDERING

  For Debentures to be validly tendered pursuant to the Exchange Offer, a Letter of Transmittal (or a facsimile thereof) that has been properly completed and duly executed by the registered holder of the Debenture, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date.

CONSEQUENCES FOR NONTENDERING DEBENTURE HOLDERS

  The Company currently intends to redeem for cash any Debentures remaining outstanding following completion of the Exchange Offer at 100% of the principal amount thereof plus any interest accrued thereon.

WITHDRAWAL RIGHTS

  Debentures tendered pursuant to the Exchange Offer may be withdrawn, subject
to the procedures described herein, at any time on or before November   , 1997.

TAX CONSEQUENCES OF THE EXCHANGE

  Since the Debenture holders are each non-U.S. persons, each Debenture holder is urged to consult such holder's tax advisor to determine the specific tax consequences of the exchange to such holder under tax laws in applicable jurisdictions.

EXCHANGE AGENT

  The Company plans to engage Rinderknecht Glaus & Stadelhofer, a Zurich, Switzerland based law firm, to serve as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The Exchange Agent will provide certain information and assistance to the holders of Debentures. The Exchange Agent's telephone number is (011 41 1) 287 2424.

                                  RISK FACTORS

  In considering the transactions described herein, investors should consider the following: (i) Old ZMAX's history of losses; (ii) the fact that CSI has expended substantial time and financial resources in developing a new and innovative solution for the Year 2000 problem that has not yet been utilized in any large scale conversion project; (iii) uncertainty regarding New ZMAX's and CSI's future additional capital requirements; (iv) significant competition in the Year 2000 industry; (v) New ZMAX's and CSI's dependence on its ability to hire and retain key personnel; (vi) the uncertainty with respect to the payment of dividends on the New ZMAX Common Stock; (vii) the potential volatility of the stock price as demonstrated by the quoted market price compared to prices in the CSI recapitalization transactions, and (viii) the limited information on the Company and its security holders and the limitations on the ability to enforce securities laws against non-U.S. persons. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

  On November 6, 1996, Old ZMAX, a shell company listed on the OTC Bulletin Board, acquired 100% of the outstanding common stock of Century Services, Inc., a Maryland corporation ("CSI"). CSI was a privately held company formed on December 13, 1995 to perform computer re-engineering with a focus on providing a solution to the Year 2000 problem. For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI. The accompanying summary consolidated financial data include all of the accounts of CSI and the accounts of ZMAX for the period from the acquisition on November 6, 1996, through June 30, 1997.




                          DECEMBER 13,                DECEMBER 13,                           DECEMBER 13,
                          1995 (DATE OF               1995 (DATE OF    SIX MONTHS ENDED      1995 (DATE OF
                          INCEPTION) TO  YEAR ENDED   INCEPTION) TO         JUNE 30          INCEPTION) TO
                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,   ----------------------    JUNE 30,
                              1995          1996          1996         1996        1997          1997
                          ------------- ------------  -------------  ---------  -----------  -------------
                                                                          (UNAUDITED)         (UNAUDITED)
Statement of Operations
 Data:
Operating Revenue.......     $   --     $        --   $        --    $     --   $    60,750        60,750
Loss from Operations....         --       (1,509,413)   (1,509,413)   (114,873)  (3,267,941)   (4,777,354)
Net loss................         --      (11,506,755)  (11,506,755)   (114,873)  (4,248,574)  (15,755,329)
Loss from Operations per
 Common Share...........     $   --     $      (1.76)                $   (0.29) $     (0.70)
Net loss per Common
 Share..................     $   --     $     (13.45)                $   (0.29) $     (0.92)
Weighted Average Shares
 Outstanding............     400,000         855,712                   400,000    4,635,822
Shares Outstanding--
 period end.............     400,000       7,000,079                   400,000    9,240,514

                                                          JUNE 30, 1997
                                                    --------------------------
                                                                  PRO FORMA AS
                                                       ACTUAL     ADJUSTED(A)
                                                    ------------  ------------
Balance Sheet Data
Cash...............................................    2,354,407   10,824,407
Working capital....................................      785,932    8,255,932
Total assets.......................................    9,051,800   16,322,066
Long-term obligations, less current portion........    5,500,000          --
Total deficit accumulated during the development
 stage.............................................  (15,755,329) (25,270,329)
Total stockholders equity..........................    1,362,182   13,132,448

--------

(A) Pro Forma As Adjusted assumes (i) that the Debentures are fully exchanged in the Exchange Offer for 1,210,000 shares of Old ZMAX Common Stock and Warrants to purchase an equal number of shares, (ii) the full exercise of the Warrants into 1,210,000 shares of Old ZMAX Common Stock at $7.00 per share and (iii) that the fair market value of the Company's Common Stock on the date of the Exchange Offer is $13.625 (the closing price on October 9, 1997 as quoted on the OTC Bulletin Board). Pro Forma As Adjusted also includes issuances of Old ZMAX Common Stock since June 30, 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments"), including 60,000 shares issued to a consultant in September 1997 for services rendered and 150,000 shares issued in September 1997 in connection with the Company's acquisition of the COCACT Software. Pro Forma As Adjusted also assumes that the Merger has been consummated and that no stockholders exercised their dissenters' rights. See "The Merger--Dissenters' Rights."

                                 RISK FACTORS

  Investment in the Company involves a high degree of risk. Investors should consider carefully the following factors, in addition to the other information contained in this Proxy Statement/Prospectus, in evaluating the transactions described herein. This Proxy Statement/Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Proxy Statement/Prospectus.

  Lack of Experience in Millennium Services. The Company has limited experience in providing its Year 2000 or "millennium" services. Although the Company has successfully completed a number of assessment projects and small-scale (pilot) conversion projects, the Company has not completed a large-scale millennium conversion project either alone or together with a strategic partner. Pilot projects performed by the Company to date have generally consisted of performing test conversions on a small portion of a client's mainframe computer system. There can be no assurance that the Company will be successful in completing large-scale conversions, that the Company will not experience delays or failures in providing its millennium services, or that its millennium services will be effective. In the pilot projects completed to date, the amount of failures, errors and bugs detected, and the cost of correcting them, have not been significant and have not had a material adverse affect on the Company's business, operating results or financial condition. However, the failure of the Company's Year 2000 methodology to function properly in the future or the existence of significant errors or bugs following completion of future millennium conversions could necessitate significant expenditures by the Company to remedy the problem. The consequences of failures, errors or bugs could materially and adversely affect the Company's business, operating results and financial condition.

  Recent Losses and Need for Additional Working Capital. The Company is a development stage company and did not generate any revenue prior to the second quarter of 1997. The Company incurred losses of $11.5 million and $4.2 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. As a result, the Company had an accumulated deficit of $11.5 million and $15.8 million as of December 31, 1996 and June 30, 1997, respectively. The Company expects to require significant amounts of cash to support marketing and other anticipated activities related to the establishment of its Year 2000 services business. Due to the Company's lack of profitable operating history, the Company may have difficulty obtaining additional capital on terms acceptable to the Company, if available at all. There can be no assurance that the Company will not experience liquidity problems because of adverse market conditions or other unfavorable events. Further, because of the various business risks described elsewhere in this "Risk Factors" discussion, there can be no assurance that the Company will be profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  No Liquid Market; Possible Volatility of Stock Price. Prior to the completion of the transactions contemplated by this Proxy Statement/Prospectus, the U.S. trading market for the Old ZMAX Common Stock has been limited and characterized by significant price and volume volatility. Old ZMAX has not been subject to the periodic reporting requirements of the Exchange Act and accordingly current public information regarding Old ZMAX and its business has not been widely disseminated by Old ZMAX. As a result of the foregoing, historical price quotations for the Old ZMAX Common Stock may not be indicative of the operations, financial conditions or prospects for the Company. In this regard, the Company issued Common Stock and Common Stock equivalents in the fall of 1996 at prices less than the quoted market price at such time. See Notes 7 and 9 of the Financial Statements of ZMAX Corporation for the year ended December 31, 1996 included elsewhere herein. In the Exchange Offer, Old ZMAX is offering to exchange Debentures for Common Stock and Warrants at a significant discount to the quoted price of the Old ZMAX Common Stock on the OTC Bulletin Board. See "The Exchange Offer" and "Price Range of Common Stock and Dividend Policy." There can be no assurance that an active trading market for the New ZMAX Common Stock will develop or, if such a market does develop, that the market price for the New ZMAX Common Stock price will not be subject to significant fluctuations in response to factors such as, among others, variations in the Company's anticipated or actual results of operations, announcements of new products or technological innovations by the Company or its competitors, and changes in earnings estimates by analysts. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, emerging growth and technology companies like the Company in particular, which fluctuations are often unrelated to the operating performance of such companies. These broad market fluctuations could adversely affect the market prices of the New ZMAX Common Stock. Investors in the Company may experience dilution of their investment upon certain events, such as the issuance of shares of New ZMAX Common Stock pursuant to the exercise of outstanding warrants and stock options.

  Limited Information on Security Holders; Enforcement of Securities Laws Against Non-U.S. Persons. The beneficial ownership reporting requirements of
Section 13(d) of the Exchange Act are not currently applicable to the Company's stockholders because the Old ZMAX Common Stock is not a registered class of equity securities under the Exchange Act. The Company believes a substantial portion of its equity securities are held by non-U.S. persons, including non-U.S. banks that hold securities on behalf of their customers and are prohibited by local bank secrecy laws from disclosing information regarding the beneficial ownership of accounts. Up to an additional 2,420,000 shares of New ZMAX Common Stock would be issued to non-U.S. persons in connection with the Exchange Offer and the exercise of the Warrants. As a result of the foregoing, non-U.S. persons may be able to substantially influence the trading market for the Common Stock. The Company and its shareholders may have difficulty in effecting service of process and enforcing civil liabilities arising under U.S. securities laws against non-U.S. persons.

  Availability of Technical Personnel. The Company's strategy will require the addition of skilled technical, marketing and management personnel. The Company competes with major computer, communications, consulting and software companies, as well as information service departments of major corporations, in seeking to attract qualified personnel. This competition is expected to intensify as demand for millennium services grows. There can be no assurance that the Company will be able to attract and retain the personnel necessary to pursue its strategy.

  Uncertain and Undeveloped Market for Millennium Services. Millennium services are expected to represent the significant portion of the Company's business for the next several years. Although the Company believes that the market for millennium services will grow significantly as the Year 2000 approaches, there can be no assurance that this market will develop to the extent anticipated by the Company. Significant expenses for sales and marketing may be required to inform the public of the Year 2000 problem and the need for millennium services. There can be no assurance that the millennium services industry will devote the resources necessary to effectively inform the public of the Year 2000 problem or that potential clients will understand or acknowledge its significance. In addition, companies affected by the Year 2000 problem may not be willing or able to allocate the resources, financial or otherwise, to address the problem in a timely manner. Many companies may be able to resolve the problem using internal staff, by discontinuing the use of some older programs, or by replacing existing systems with new Year 2000 compliant systems. Therefore, the development of the market for millennium services is uncertain and unpredictable. If the market for millennium services fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition could be materially and adversely affected.

  Competition. The market for millennium services is highly competitive and will become increasingly competitive as the Year 2000 approaches. The primary competitive factors in the computer services industry are availability of equipment and facilities, price, service and whether the provider's personnel possess the skills and knowledge necessary to solve information processing problems. A number of companies engaged in millennium services are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. Moreover, other than technical expertise, there are no significant proprietary or other barriers to entry in the Year 2000 services market that could keep competitors from developing similar services or providing competing services to those offered by the Company. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not affect its financial performance.

  Rapid Technological Change. The information technology industry is characterized by rapidly evolving technology and changing methodologies. The introduction of software tools embodying new technology and the emergence of new methodologies could render obsolete existing products and services, including the Company's. The Company's future success will depend on its ability to continue to refine and update its proprietary methodologies for correcting the Year 2000 problem. There can be no assurance that one or more of the Company's competitors will not develop a software tool or methodology that is superior to, or achieves a greater market acceptance than, the Company's methodology. The development of a superior tool or methodology by one or more competitors, or any failure by the Company to successfully respond to such development, could materially and adversely affect the Company's business, operating results and financial condition.

  Need to Develop Additional Products and Services. The Company currently expects to generate most of its revenue from, and devote most of its resources to, its Year 2000 services. The Company believes that the demand for its millennium services will continue to exist for some time after the Year 2000, however, this demand will diminish significantly over time and will eventually disappear. Therefore, the Company plans to continue actively pursuing business opportunities unrelated to the Year 2000 problem in the computer software re-engineering and consulting market, with a focus on the conversion marketplace, and to develop products and services to take advantage of those opportunities. The Company intends to use the relationships developed and experience obtained while performing complex Year 2000 conversion projects to address other information systems requirements of its clients. However, there can be no assurance that the Company will be able to successfully expand its business beyond the millennium conversion market. The failure to develop additional computer software and services could materially and adversely affect the Company's business, operating results and financial condition.

  Dependence on Key Executives. The Company is largely dependent on the efforts of Michael C. Higgins, its President, and Joseph Yeh, its Senior Vice President--Technology. There can be no assurance that the Company will be able to retain the services of Mr. Higgins or Mr. Yeh. Although the Company intends to obtain life insurance on the lives of Mr. Higgins and Mr. Yeh, the loss of either of them could materially and adversely affect the Company's business, operating results and financial condition. See "Management and Executive Compensation."

  Limited Protection of Proprietary Information. The Company depends in part on its proprietary know-how to differentiate its millennium services from that of its competitors. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect its proprietary information. The Company generally enters into non-disclosure and confidentiality agreements with its employees, consultants and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Company's millennium service methodology or to obtain and use information that the Company regards as proprietary. There can be no assurance that the means used by the Company to protect its proprietary information will be adequate or that the Company's competitors will not independently develop substantially similar or superior techniques to resolve the Year 2000 problem.

  Risks of Third Party Claims of Infringement. As the number of competitors providing millennium services increases, overlapping techniques used in such services will become more likely. There can be no assurance that third parties will not assert infringement claims against the Company in the future, that assertion of such claims will not result in litigation, or that the Company would prevail in such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Any infringement claim or litigation against the Company could materially and adversely affect the Company's business, operating results and financial condition.

  Potential Contract Liability. The Company's millennium services involve key aspects of its clients' computer systems. Any failure in a client's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. The Company attempts to limit by contract its liability for damages arising from negligent acts, errors, mistakes or omissions in rendering its professional services. Despite this precaution, there can be no assurance that the limitations of liability set forth in its service contracts would be enforceable or would otherwise protect the Company from liability for damages. The Company maintains general liability coverage, and is in the process of evaluating coverage options for errors and omissions and professional liability. However, there can be no assurance that such coverage will continue to be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage, or changes in the Company's insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could materially and adversely affect the Company's business, operating results and financial condition.

  Risk of Low-Priced Stocks. The Company has filed a listing application for quotation of the Common Stock on the Nasdaq SmallCap Market effective upon completion of the transactions contemplated by this Proxy Statement/Prospectus. To qualify for listing and to continue to be listed on the Nasdaq SmallCap Market, a company must meet certain financial criteria. Although the Company expects to meet these criteria upon completion of the Merger, there can be no assurance that the Company will be approved for quotation on the Nasdaq SmallCap Market, or will be able to continue to meet such tests in the future. Failure to obtain a listing on the Nasdaq SmallCap Market would reduce market interest in the New ZMAX Common Stock. Failure to meet such criteria in the future may result in the delisting of the New ZMAX Common Stock from the Nasdaq SmallCap Market.

  Shares Eligible for Future Sale. Upon completion of the transactions contemplated by this Proxy Statement/Prospectus, all of the outstanding New ZMAX Common Stock will generally be freely transferable without restriction under the Securities Act, except for 3,475,942 shares held by affiliates of the Company or shares subject to contractual restrictions. In addition, 132,000 shares will be issuable to affiliates upon the exercise of stock options exercisable as of the consummation of the transactions. The possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. Holders of shares of Old ZMAX Common Stock that are currently restricted securities would generally be permitted to transfer the New ZMAX Common Stock issued in respect thereof in the Merger. To the extent holders seek to sell a significant portion of such shares, the market price of New ZMAX Common Stock could be materially adversely affected. See "Shares Eligible for Future Sale."

  Management of Growth. The Company expects to experience significant expansion that will place substantial demands upon its management, systems and resources, including its sales, project management and consulting personnel, as well as the Company's research and development, finance and administrative operations. The Company's ability to manage its future growth, if any, will require the Company to continually improve its financial and management controls and reporting systems and procedures, as well as implementing new systems as necessary and expanding, training and managing its workforce. There can be no assurance that the Company's controls, systems or procedures will continue to be adequate to support the Company's operations. The Company's management team has had limited prior experience managing a public company or a rapidly growing business. The failure of the Company's management to respond effectively to changing business conditions could have a material adverse effect upon the Company's business, operating results and financial condition.

                                  THE MEETING

PURPOSE OF THE MEETING

  Old ZMAX has called its 1997 Annual Meeting of Stockholders (the "Meeting") to be held at the offices of Old ZMAX on November , 1997, at 11:00 A.M. local time. At the Meeting, the holders of Old ZMAX Common Stock will be asked (i) to elect nominees to serve as directors of the Company, (ii) to approve the Incentive Plan and (iii) to approve and adopt the Merger Agreement and the transactions contemplated thereby. See "The Merger."

DIRECTOR NOMINEES

  Pursuant to the Old ZMAX Bylaws, the Board of Directors of Old ZMAX has set the size of the Board of Directors at six members and has nominated the following persons to serve as directors of Old ZMAX subject to vote of the Old ZMAX stockholders at the Meeting:

           Michel Berty                                    Steve L. Komar
           Michael C. Higgins                              G.W. Norman Wareham
           Ted Fine                                        Edward Yourdon

  For a biographical description of the experience and qualifications of the nominees, see "Management and Executive Compensation--Directors and Director Nominees" and "Proposal to Elect Directors."

STOCK INCENTIVE PLAN

  The Incentive Plan was adopted by the Old ZMAX Board of Directors and provides the Company with increased flexibility to grant equity-based compensation to key employees, officers, directors and consultants of the Company. For a detailed description of the Incentive Plan, see "Proposal to Approve ZMAX Corporation 1997 Stock Incentive Plan."

RECOMMENDATIONS OF THE BOARD

  The Old ZMAX Board recommends a vote "FOR" each of the nominees for the Board of Directors and "FOR" approval of the Incentive Plan. The Old ZMAX Board has also unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that the Old ZMAX stockholders vote "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. See "The Merger--Recommendations of the Board and Principal Reasons for the Merger and the Exchange Offer." In rendering its recommendation to the Old ZMAX stockholders, the Old ZMAX Board concluded that the overall effect of the Merger and the other transactions that will occur in conjunction with the Merger, including the Exchange Offer and the Warrant exercise, would result in a significant infusion of equity capital and the development of a more liquid trading market for New ZMAX Common Stock following the Merger and the availability of current public information regarding New ZMAX since, following the Merger, New ZMAX will be subject to the periodic reporting obligations contained in the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This result should facilitate the ability of New ZMAX to access the capital markets in the future. The obligations of New ZMAX and Old ZMAX to consummate the Merger are subject to the satisfaction or waiver of a number of conditions, including the approval of the Merger Agreement by the Old ZMAX stockholders, the exchange of at least 90% of the Debentures and the exercise of Warrants for at least 80% of the Warrant Shares. See "The Merger--The Merger Agreement--Conditions to the Merger."

DATE, TIME AND PLACE; RECORD DATE

  The Meeting is scheduled to be held at 11:00 A.M., local time on November , 1997, at the offices of Old ZMAX at 20251 Century Boulevard, Germantown, Maryland. The Old ZMAX Board has fixed the close of business on October , 1997 as the record date (the "Record Date") for the determination of holders of Old ZMAX Common Stock entitled to notice of and to vote at Meeting. Only holders of record of Old ZMAX Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting.

QUORUM AND VOTING RIGHTS

  Under the Nevada Law, directors are elected by plurality vote, and therefore, the six candidates receiving the highest number of votes of shares of Old ZMAX Common Stock entitled to be voted will be elected. Votes withheld from any candidate(s) and abstentions will have no effect on the election of directors. The approval of the Incentive Plan requires the affirmative vote of a majority of the shares of Old ZMAX Common Stock present in person or represented by proxy at the Meeting and entitled to vote on such matters. Pursuant to the Nevada Law, the affirmative vote of the holders of at least a majority of shares of Old ZMAX Common Stock outstanding and entitled to vote as of the Record Date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby. Abstentions and broker non-votes will have the effect of a vote against the proposals to approve the Merger Agreement and the Incentive Plan. A broker non-vote occurs when a nominee of a beneficial owner of shares of Old ZMAX Common Stock does not have discretionary authority with respect to a matter and does not receive voting instructions from such beneficial owner.

  At the Record Date, there were 9,450,514 shares of Old ZMAX Common Stock outstanding. Holders of record of Old ZMAX Common Stock on the Record Date are entitled to one vote per share at the Meeting. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Old ZMAX Common Stock outstanding and entitled to vote as of the Record Date at the Meeting is necessary to constitute a quorum at the Meeting.

  The Old ZMAX Board is soliciting proxies so that each holder of Old ZMAX Common Stock on the Record Date has the opportunity to vote in the election of directors, to approve the Incentive Plan and to approve and adopt the Merger Agreement at the Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not return a signed proxy card, his or her shares will not be voted and thus will have the effect of a vote against the approval of the Incentive Plan and the Merger Agreement. Abstentions will be counted for purposes of determining the existence of a quorum at the Meeting. Since approval of the Incentive Plan requires the affirmative vote of a majority of the shares of Old ZMAX Common Stock present and entitled to vote at the Meeting and approval of the Merger requires the affirmative vote of a majority of the issued and outstanding shares of Old ZMAX Common Stock entitled to vote thereon, abstentions will have the effect of a negative vote on these proposals. If a stockholder returns a signed proxy card, but does not indicate how his or her shares are to be voted, the shares of Old ZMAX Common Stock represented by such proxy card will be voted "FOR" election of the nominees named herein as directors, "FOR" approval of the Incentive Plan and "FOR" approval and adoption of the Merger Agreement and the transactions contemplated thereby. The proxy card also confers discretionary authority on the individuals appointed by the Old ZMAX Board and named on the proxy card to vote the shares represented thereby on any matter incidental to the Meeting that is properly presented for action at the Meeting.

  Any Old ZMAX stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by (i) notifying in writing the Secretary of Old ZMAX at c/o ZMAX Corporation, 20251 Century Boulevard, Germantown, Maryland 20874, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                                  THE COMPANY

  The Company was organized as a Nevada corporation on April 24, 1986, under the name of Pandora, Inc. for the purpose of creating a vehicle to obtain capital to seek out, investigate and acquire interests in products, properties and businesses that may have potential for profit. Until May 4, 1992, the Company transacted no business other than the investigation of various business opportunities. On May 4, 1992, the Company amended its Articles of Incorporation to change the name of the Company to Oryx Gold Corporation in connection with a reorganization in which the Company acquired 100% ownership of American Oil and Gas Corporation ("American Oil"). American Oil was organized on November 22, 1991, as a Nevada corporation, and conducted no business other than the acquisition of an interest in certain unpatented placer mining claims in Nevada. The Company intended to develop the mining claims and other acquired interests in the mining and gas industry in a manner profitable to the Company and, on August 16, 1995, the Company changed its name to Mediterranean Oil Corporation to more accurately reflect the nature of its business. The Company did not subsequently pursue this business. American Oil's corporate status has been suspended by the Secretary of State of Nevada as of December 1, 1995, and this subsidiary has been abandoned by the Company.

  In the summer of 1996, the Company identified Century Services, Inc. ("CSI") as a new acquisition target and signed a letter of intent to acquire all of the issued and outstanding stock of CSI on September 20, 1996. In connection with preparing for the CSI transaction, the Company undertook a reverse share split to reduce the number of shares of its Common Stock outstanding and changed its name to ZMAX Corporation. Following this restructuring, on November 6, 1996, the Company acquired 100% of the issued and outstanding stock of CSI, and CSI is now a wholly owned subsidiary of the Company. CSI was a privately held company formed as a Maryland corporation in December 1995 to perform software re-engineering related to providing a solution to the Year 2000 problem. Since the CSI transaction, the Company has focused on the software re-engineering market in general and the Year 2000 market in particular. For financial reporting purposes, the CSI transaction has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition).

  Prior to the recapitalization, in April 1996, CSI entered into a strategic partnership with Fiserv Federal Systems, Inc. ("Fiserv Federal") to form Fiserv Century Services Joint Venture (the "Joint Venture"). CSI and Fiserv Federal each owned 50% of the Joint Venture. Fiserv Federal is part of Fiserv, Inc., a publicly-held company that offers centralized data processing services to financial institutions. The Joint Venture was engaged in the business of marketing Year 2000 computer consulting services using computer software exclusively licensed to CSI. As part of the CSI recapitalization, Fiserv agreed to sell its interest in the Joint Venture to Old ZMAX. Since Old ZMAX's acquisition of Fiserv Federal's interest in the Joint Venture, CSI has carried on the operations of the Joint Venture. After the CSI recapitalization, Old ZMAX transferred all of its interest in the Joint Venture to CSI as of January 1, 1997, and CSI, as the sole remaining venture partner, terminated the Joint Venture. At this time, all of the Company's Year 2000 business is operated by CSI.

                                  THE MERGER

THE MERGER

  Subject to the conditions summarized below, the Company will be reincorporated in Delaware by merging Old ZMAX with and into New ZMAX (the "Merger") pursuant to the Merger Agreement. New ZMAX will succeed to all the business, properties, assets and liabilities of Old ZMAX, and the stockholders of Old ZMAX will, upon surrender of their shares of Old ZMAX Common Stock for exchange, become stockholders of New ZMAX. The shares of Old ZMAX Common Stock held by the former CSI stockholders that are in escrow and subject to earn out will remain subject to escrow on the same terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--CSI Recapitalization." After the Merger, the rights of the Company's stockholders will be governed by the Delaware Law and by the Amended and Restated New ZMAX Certificate of Incorporation and Amended and Restated Bylaws that will be adopted as part of the Merger, rather than by the Nevada Law and the Old ZMAX Articles of Incorporation and Bylaws. A copy of the New ZMAX Amended and Restated Certificate of Incorporation is attached as Annex B (the "New ZMAX Certificate of Incorporation"), and a copy of the Amended and Restated Bylaws is attached as Annex C (the "New ZMAX Bylaws").

RECOMMENDATIONS OF THE BOARD AND PRINCIPAL REASONS FOR THE MERGER AND THE EXCHANGE OFFER

  To implement its business plan and achieve its strategic objective to deliver high quality millennium services in a cost effective manner, the Company will require significant amounts of cash, including equity capital, to support its activities. In view of the Company's lack of profitable operations coupled with its lack of experience in the millennium services business, the Company believes that most potential investors would only be willing to consider an investment in the form of a loan or in an equity security that has preferential rights to the rights of Old ZMAX Common Stock in the event of liquidation. In addition, any borrowing arrangement would likely bear interest at a level substantially in excess of prevailing market rates that are available to some of the Company's competitors, thereby putting the Company at a competitive disadvantage in terms of its cost structure.

  The Company is undertaking the Exchange Offer in order to facilitate the consummation of the restructuring contemplated by the Merger through the retirement of outstanding debt of the Company, to improve the Company's debt to equity ratio by decreasing total liabilities, increasing total stockholders' equity and eliminating approximately $440,000 of annual interest expense. The Debentures accrue interest at 8% per annum, payable semi-annually commencing June 1, 1997. The Debentures may not be redeemed until the Company has first made an exchange offer. Upon completion of the Exchange Offer, the Company will have the option of (i) redeeming any remaining outstanding Debentures at par through the date of redemption or (ii) paying interest on the outstanding Debentures semi-annually until paying off the Debentures at maturity in December 1999. To minimize any additional dilution upon the conversion of Debentures not surrendered for exchange in the Exchange Offer, the Company presently intends to redeem for cash any Debentures outstanding promptly after completion of the Exchange Offer.

  In the Exchange Offer, each exchanging Debenture holder will also receive a Warrant to purchase Old ZMAX Common Stock at a price of $7 per share through the first anniversary of the completion of the Exchange Offer and thereafter at $8 per share. The Warrants expire on the second anniversary of the completion of the Exchange Offer. The obligation of Old ZMAX to consummate the Merger is conditioned on the exchange of at least 90% of the Debentures and the immediate exercise of Warrants issued in the Exchange Offer so that at least 80% of the Warrant Shares are issued. As a result of this exchange and exercise, the Company will issue at least 2,057,000 shares of Old ZMAX Common Stock and receive in connection therewith at least $6.7 million in cash that will be reflected on the Company's balance sheet as equity capital.

  As an incentive to induce Debenture holders to surrender their Debentures for exchange in the Exchange Offer and to exercise their Warrants received in connection with the Exchange Offer, Old ZMAX and New ZMAX have determined to register the securities issuable in connection with the Exchange Offer and the Merger under the Securities Act. Following the Merger, all shares of New ZMAX Common Stock issued in the Merger will be freely transferable without restriction or further registration under the Securities Act except for shares beneficially owned by "affiliates" of the Company (as defined in Rule 144 under the Securities Act which, generally speaking, is deemed to include all directors, executive officers and beneficial owners of 10% or more of the Company's issued and outstanding common stock) whose shares will be "restricted securities." Restricted securities generally may only be sold in compliance with Rule 144 or in offshore transactions under Regulation S. Absent a subsequent registration under the Securities Act, the New ZMAX Common Stock issued in respect of Debentures converted or Warrants exercised following the Merger would constitute "restricted securities" under the Securities Act. The Company intends to apply for the listing of the New ZMAX Common Stock on the Nasdaq SmallCap Market effective upon completion of the Merger. See "The Exchange Offer--Exercise of Warrants."

  In addition, as a result of the registration in connection with the Merger, New ZMAX will be subject to the periodic reporting requirements of the Exchange Act. New ZMAX will prepare and file with the Commission annual and quarterly reports on forms prescribed by the Commission. Other information required by the Commission such as proxy statements and reports regarding purchases and sales of New ZMAX Common Stock by affiliates of New ZMAX also will be publicly available. The Old ZMAX Board of Directors determined that the availability of current public information relating to the Company along with the existence of a market in which to execute purchases and sales of New ZMAX Common Stock will provide a significant benefit to the investing market in general and New ZMAX stockholders in particular. Furthermore, the foregoing factors should also facilitate the ability of New ZMAX to access the capital markets in the future in an expeditious manner and on more competitive terms than are currently available to Old ZMAX.

  The Exchange Offer will result in converting approximately $5.5 million of indebtedness into equity and the exercise of the Warrants will enable the Company to benefit from the infusion of at least $6.7 million in new equity capital. The Old ZMAX Board concluded that there were not any alternative transactions available to Old ZMAX at the present time that would provide the same benefits as will be realized from the Exchange Offer, the exercise of the Warrants and the Merger. In particular, the Old ZMAX Board considered the possibility of an underwritten initial public offering of Old ZMAX Common Stock as well as a private placement of Old ZMAX debt or equity securities. The Old ZMAX Board concluded that it was not feasible to pursue either alternative in light of the estimated expenses associated therewith as well as the uncertainty regarding the price (and other terms in the case of a private placement of debt securities) at which either alternative transaction could be marketed (assuming that prevailing financial market conditions at an indeterminable future date would permit the marketing of the transaction at all). Furthermore, unlike the Exchange Offer and the Warrant exercise where the extent of dilution to be incurred by existing Old ZMAX stockholders as well as the gross proceeds to be received could be calculated with reasonable certainty, such determinations could not be made as to either an initial public offering or a private placement transaction. In addition, the Old ZMAX Board believed that either of the alternative transactions would almost certainly be subject to a number of contingencies, some of which may be presently unforeseeable, which could have the effect of hindering, delaying or terminating such transaction whereas the conditions to the consummation of the Exchange Offer and the Merger were established by the Old ZMAX Board and were not believed to be significant. Finally, the Old ZMAX Board concluded that neither of the alternatives considered would have been capable of being accomplished as expeditiously as the Exchange Offer, the exercise of the Warrants and the Merger.

  In considering the Merger, the Board of Directors determined that the best interests of the Company will be served by changing the state of incorporation of the Company from Nevada to Delaware. As the Company plans for the future, the Board of Directors and management believe that it is essential to be able to draw upon well established principles of corporate governance in making legal and business decisions. The prominence and predictability of Delaware corporate law provide a reliable foundation on which the Company's governance decisions can be based. The Company believes that its stockholders will benefit from the responsiveness of Delaware corporate law to their needs and to those of the Company. The advantages of Delaware corporate law are described below.

ADVANTAGES OF DELAWARE CORPORATE LAW

  By changing the state of incorporation of the Company from Nevada to Delaware, the Company will receive the following advantages:

  Prominence, Predictability and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, Delaware has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized in Delaware. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware's prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware courts have developed considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs.

  Increased Ability to Attract and Retain Qualified Directors. Both Nevada and Delaware law permit a corporation to include a provision in its charter that reduces or limits the monetary liability of directors for breaches of fiduciary duty in certain circumstances. The Company believes that, in general, Delaware case law regarding a corporation's ability to limit director liability is more developed and provides more guidance than Nevada law. The increasing frequency of claims and litigation directed against directors has greatly expanded the risks facing directors of corporations in exercising their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. It is the Company's desire to reduce these risks to its directors and to limit situations in which monetary damages can be recovered against directors so that the Company may continue to attract and retain qualified directors who otherwise might be unwilling to serve because of the risks involved.

  Well Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and as to the conduct of the Board of Directors under the business judgment rule. The Company believes that its stockholders will benefit from the well established principles of corporate governance that Delaware law affords.

  No Change in Board Members, Business, Management, Employee Benefit Plans or Location of Principal Facilities of the Company. The reincorporation achieved by the Merger will effect only a change in the legal domicile of the Company and certain other changes of a legal nature, certain of which are described in this Proxy Statement/Prospectus. The reincorporation contemplated by the Merger will NOT result in any change in the business, management, fiscal year, assets or liabilities (except to the extent of legal and other costs of effecting the Merger) or location of the principal facilities of the Company.

VOTE REQUIRED FOR THE MERGER

  Pursuant to the Nevada Law, the affirmative vote of the holders of at least a majority of the shares of Old ZMAX Common Stock outstanding as of the Record Date and entitled to vote are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. At the Record Date, there were 9,450,514 shares of Old ZMAX Common Stock outstanding. Approval of the Merger will also constitute approval of the New ZMAX Certificate of Incorporation and New ZMAX Bylaws.

THE MERGER AGREEMENT

  The following is a summary of certain provisions of the Merger Agreement and related matters. The Merger Agreement is attached at Annex A hereto.

  Conversion of Shares. Upon the effectiveness of the Merger, each outstanding share of Old ZMAX Common Stock will be automatically converted into the right to receive, upon surrender, one share of New

ZMAX Common Stock, and each outstanding share of New ZMAX Common Stock will be cancelled. Because of the one-for-one Merger exchange ratio, no fractional shares of New ZMAX Common Stock will be issued in the Merger.

  Exchange of Stock Certificates. From and after the Effective Time, each share of Old ZMAX Common Stock will be automatically converted into the right to receive one share of New ZMAX Common Stock. As soon as practicable after the Effective Time, New ZMAX will send transmittal instructions to each former Old ZMAX stockholder describing the procedure for surrendering Old ZMAX stock certificates for New ZMAX stock certificates. COMPANY STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A STOCK TRANSMITTAL FORM.

  Conditions to the Merger. The Merger is subject to the satisfaction or waiver of the following conditions: (i) approval of the Merger by the stockholders of Old ZMAX, (ii) at least 90% of the Debentures will have been exchanged in the Exchange Offer and (iii) Warrants issued in the Exchange Offer for at least 80% of the Warrant Shares will have been exercised and the exercise price received.

  Effective Time. After all the conditions set forth in the Merger Agreement have been satisfied or waived, the Merger will become effective at such time as a Certificate of Merger required under the Nevada Law and the Delaware Law is filed with the Secretaries of State of the States of Nevada and Delaware. Such filing will be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by the Merger Agreement.

  Termination; Amendment. The Merger Agreement may be terminated or abandoned by the Board of Directors of Old ZMAX or New ZMAX at any time prior to the filing of the certificate of merger with the Secretary of State of Nevada or Delaware. The Board of Directors of Old ZMAX and New ZMAX may jointly amend, modify and supplement the Merger Agreement in such manner as they may deem appropriate at any time before approval or adoption of the Merger Agreement by Old ZMAX stockholders. Any amendment, modification or supplement to the Merger Agreement after the approval or adoption by the Old ZMAX stockholders but prior to the Effective Time of the Merger will require approval or adoption by the Old ZMAX stockholders. However, approval or adoption by the Old ZMAX stockholders will not be required with respect to any amendment, modification or supplement to the Merger Agreement that (i) does not alter (a) the amount or kind of shares or rights to be received under the Merger Agreement in exchange for any of the shares of the Old ZMAX Common Stock, or (b) any term of the New ZMAX Certificate of Incorporation as provided for in the Merger Agreement, or (ii) otherwise alters any of the terms and conditions of the Merger Agreement if such alteration would not adversely affect the holders of the Old ZMAX Common Stock.

INTERESTS OF CERTAIN PERSONS

  None of Old ZMAX's directors, director nominees or executive officers have any material interest in the Merger other than their respective pro rata interest as a result of their beneficial ownership of Old ZMAX Common Stock. No option or employee benefit will vest or accelerate as a result of the Merger. None of Old ZMAX's directors, director nominees or executive officers, directly or indirectly, hold any Debenture. As of the Record Date, Old ZMAX's current directors, executive officers and their affiliates owned 1,868,142 shares of Old ZMAX Common Stock entitled to vote at the Meeting (representing [19.8%] of the outstanding Old ZMAX Common Stock), and each of such individuals have indicated their intention to cause these shares to be voted in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement. These individuals also hold options for an additional 124,000 shares of Old ZMAX Common Stock that are currently exercisable. In addition, pursuant to the Company's Directors Formula Stock Option Plan, one of the Company's director nominees will be entitled to receive options for 12,000 shares of Old ZMAX Common Stock upon his election to the Board of Directors, 8,000 of which will be currently exercisable.

DISSENTERS' RIGHTS

  Old ZMAX stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares as set forth in Sections 92A.300 through 92A.500 of the Nevada Law attached as Annex D. Such dissenters' rights will be available only to stockholders of Old ZMAX who (i) before the vote to authorize the Merger, notify Old ZMAX in writing of their intention to demand payment for their shares of Old ZMAX Common Stock and (ii) refrain from voting in favor of the Merger. Voting against the Merger will not constitute notifying Old ZMAX of the intention to demand payment if the Merger is effectuated.

  A stockholder must exercise dissenters' rights for all of the shares that he or she owns of record. A stockholder who holds shares beneficially, and not of record, may assert dissenter's rights for the beneficially owned shares only by submitting a written consent of the stockholder of record along with the written notice of dissent. A stockholder exercising dissenter's rights with respect to shares that he or she owns beneficially may not exercise dissenter's rights for fewer than all the shares held by the owner of record.

  Since the vote to authorize the Merger will take place at the Meeting, Old ZMAX will be required to notify by mail those stockholders who, by virtue of a timely notice of their intention to demand payment and having refrained from voting in favor of the Merger, are entitled to payment for their shares ("Dissenters Notices"). Dissenters Notices must be sent no later than ten days after consummation of the Merger. The notice must (i) state where demand for payment must be sent, (ii) state when certificates must be deposited, (iii) state the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made, (iv) supply a form on which to demand payment, (v) set a date by which demand must be received, and (vi) include a copy of the relevant portions of the Nevada Law.

  Unless a stockholder acquired his or her shares after Old ZMAX sends the Dissenters Notices, Old ZMAX must calculate the fair market value of the shares plus interest, and within 30 days of the date Old ZMAX receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Old ZMAX. If Old ZMAX does not pay within 30 days, a stockholder may enforce in court Old ZMAX's obligation to pay. The payment must be accompanied by (i) Old ZMAX's interim balance sheet,
(ii) a statement of the fair market value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of dissenters' right to demand payment, and (v) a copy of the relevant portions of the Nevada Law.

  Within 30 days of when the Company pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge the Company's calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If the Company and the stockholder are not able to settle on an amount, the Company may petition a court within 60 days of making payment to the dissenting stockholder. If the Company does not either settle with the stockholder or petition a court for a determination within 60 days, the Company is obligated to pay the stockholder the amount demanded that exceeds the Company's calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

  If beneficial owners of more than 5% of the issued and outstanding shares of Old ZMAX Common Stock exercise their dissenters' rights, the Company may determine to abandon the Merger. See "The Merger--The Merger Agreement-- Conditions to the Merger."

CHANGES AFFECTING STOCKHOLDERS

  Differences between Nevada and Delaware law will result in certain changes affecting stockholders. For a discussion of certain significant differences between Nevada and Delaware law, see "Comparison of Stockholders Rights."

  The New ZMAX Certificate of Incorporation that will be adopted as part of the Merger is substantially similar to the Articles of Incorporation of Old ZMAX in all material respects, except that the New ZMAX Certificate of Incorporation will (i) provide for a classified Board of Directors with staggered terms, (ii) consistent with the Delaware Law, limit the liability to the Company of only directors, as opposed to the Old ZMAX limitation for both directors and officers, and (iii) consistent with the Delaware Law, obligate the Company to indemnify only directors, as opposed to Old ZMAX's obligation to indemnify officers, employees and agents as well. In this regard, it should be noted that the New ZMAX Board of Directors retains the discretionary authority to authorize the indemnification of officers, employees and agents, subject to certain conditions under the Delaware Law. A copy of the New ZMAX Certificate of Incorporation is included as Annex B hereto.

  The New ZMAX Bylaws that will be adopted as part of the Merger is the same as the Bylaws of Old ZMAX in all material respects, except that the New ZMAX Bylaws (i) implement the classified board adopted in the Certificate of Incorporation, (ii) increase from 10% to 25% the number of issued and outstanding shares of the Company's common stock that must be beneficially owned by stockholders seeking to call a special meeting of the stockholders,
(iii) prohibit the stockholders from taking action by written consent, and
(iv) provide certain changes necessary to conform to Delaware law. See "Comparison of Stockholder Rights." A copy of the New ZMAX Bylaws is included as Annex C hereto.

FEES AND EXPENSES

  The expenses of the Merger, will be borne by the Company. The expenses include soliciting stockholder approval, offering the Exchange Offer to the Debenture holders, SEC registration fees, NASD listing fees, and legal, accounting and printing fees. The solicitation of stockholders and Debenture holders is being made by mail. However, additional solicitation may be made by fax, telephone or in person by officers and regular employees or consultants of the Company.

  The total cash expenditures to be incurred by the Company in connection with the Merger and the Exchange Offer are estimated to be approximately $1,000,000.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a summary of the material U.S. federal income tax consequences of the Merger to Old ZMAX and its stockholders.

  The Company has received an opinion from Powell, Goldstein, Frazer & Murphy LLP to the effect that the merger of Old ZMAX into New ZMAX, as described above, will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (the "Code"), and that for federal income tax purposes:

    (1) Neither Old ZMAX nor its stockholders will recognize any gain or loss by reason of the exchange of Old ZMAX Common Stock for New ZMAX Common Stock, or the transfer of assets (subject to liabilities) by Old ZMAX to New ZMAX in connection with the Merger.

    (2) The shares of New ZMAX Common Stock issued as a result of the Merger in the hands of a stockholder will have an aggregate basis for computing gain or loss equal to the aggregate basis of shares of Old ZMAX Common Stock (less that portion, if any, allocable to fractional shares) held by that stockholder immediately prior to the Merger.

    (3) The holding period of the shares of New ZMAX Common Stock issued as a result of the Merger in the hands of a stockholder will include the period during which the stockholder held the shares of Old ZMAX Common Stock prior to the Merger provided the shares of Old ZMAX Common Stock were held as a capital asset at the effective time of the Merger.

    (4) A stockholder who receives solely cash pursuant to such stockholder's statutory dissenters or appraisal right will be treated as having received such payment in redemption of such stockholder's Old ZMAX Common Stock, as provided in Section 302(a)(1) of the Code. Each affected stockholder is urged to consult such stockholder's own tax advisor for the effect of such redemption (i.e., exchange or dividend treatment) in light of such stockholder's particular facts and circumstances.

  The tax analysis and conclusions stated above are limited to certain U.S. federal income tax consequences of the Merger. Tax consequences to foreign persons may vary depending on the law of the applicable jurisdiction. Each stockholder is urged to consult such stockholder's tax advisor to determine the specific tax consequences of the Merger to such stockholder.

                              THE EXCHANGE OFFER

  The Company is making the following Exchange Offer to holders of Debentures.

BACKGROUND

  On December 6, 1996, Old ZMAX issued its 8% Convertible Exchangeable Subordinated Debentures to 18 non-U.S. accredited investors and financial institutions.

TERMS OF THE EXCHANGE OFFER

  Old ZMAX hereby offers, upon the terms and subject to the conditions set forth in this Proxy Statement/Prospectus and the accompanying Letter of Transmittal, to each holder of Debentures the opportunity to exchange all, but not less than all, Debentures held for (i) 220 shares of Old ZMAX Common Stock and (ii) a Warrant to purchase 220 shares of Old ZMAX Common Stock (collectively, the "Exchange Consideration") for each $1,000 principal amount of Debentures. No payment or adjustment will be paid in respect of accrued and unpaid interest from June 1, 1997 (the most recent interest payment date) to the date of exchange. Tendering Debenture holders will receive the Exchange Consideration in lieu of any payment in respect of accrued and unpaid interest. As of the date of this Proxy Statement/Prospectus, $5.5 million aggregate principal amount of Debentures were outstanding. Assuming all of the outstanding Debentures are validly tendered and accepted for exchange, tendering holders of Debentures will receive an aggregate of 1,210,000 shares of authorized but previously unissued Old ZMAX Common Stock plus Warrants to purchase an additional 1,210,000 shares of Old ZMAX Common Stock. Pursuant to the terms of the Debentures and because the Debentures are issued in integral multiples of $1,000, no fractional shares will be issued in the Exchange Offer.

  The Company presently intends to redeem for cash any Debenture remaining outstanding following completion of the Exchange Offer at 100% of principal amount thereof plus any interest accrued thereon to the date of redemption. The Company anticipates that all of the Debentures will be tendered in the Exchange Offer because the market price of the Exchange Consideration per $1,000 principal amount of Debentures exceeds $1,000 and the redemption price. In addition, as a result of the Merger, Old ZMAX Common Stock received by tendering holders of Debentures in the Exchange Offer and upon exercise of Warrants prior to the Effective Time of the Merger would be converted into shares of New ZMAX Common Stock which would not be "restricted securities" under the Securities Act. By contrast, the Debentures and Old ZMAX or New ZMAX Common Stock issuable upon conversion thereof (rather than pursuant to the Exchange Offer) would be restricted securities.

  Old ZMAX has the right, but not the obligation, to waive or amend the terms of the Exchange Offer or extend the Exchange Offer, provided that any modified consideration will be provided to all tendering holders, even if they tendered their Debentures prior to the modification. Any amendment applicable to the Exchange Offer will apply to all Debentures exchangeable in the Exchange Offer, regardless of when or in what order such Debentures were tendered.

  Neither Old ZMAX nor its board of directors makes any recommendation as to whether or not holders of Debentures should tender their Debentures pursuant to the Exchange Offer. Holders of Debentures should make their own decision regarding the Exchange Offer based on their renewal of the terms of the Exchange Offer and other information herein.

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

  The Company is undertaking the Exchange Offer in order to facilitate the consummation of the restructuring contemplated by the Merger through the retirement of outstanding debt of the Company, to improve the Company's debt to equity ratio by decreasing total liabilities, increasing total stockholders' equity and eliminating approximately $440,000 of annual interest expense. The estimated net proceeds from the exercise of the Warrants issuable in the Exchange Offer ranges from $5,776,000, if the minimum of 80% of the Warrants are exercised, to $7,470,000 if the maximum number of Warrants issuable in the Exchange Offer are exercised. Net proceeds from the Exchange Offer will be used for general working capital purposes and implementation of its business plan, including enhanced marketing of the Company's Year 2000 services and expansion of operations.

  Under generally accepted accounting principles, because the Exchange Consideration includes securities in excess of the securities issuable pursuant to the original conversion terms of the Debentures, the Company will be required to recognize as expense the fair value of the securities issuable upon the exchange of the Debentures in excess of the fair value of the securities issuable pursuant to the original conversion terms of the Debentures. Accordingly, the Company will recognize an expense equal to (i) the fair value of the incremental number of shares of Old ZMAX Common Stock issued in the exchange in excess of the number of shares of Old ZMAX Common Stock issuable upon conversion of the Debentures in accordance with their terms plus (ii) the fair value of the Warrants issued in the exchange. As a result, assuming all of the Debentures are tendered and accepted for exchange pursuant to the Exchange Offer, and assuming that the fair market value of the Old ZMAX Common Stock is $13.625 (the closing price on October 9, 1997 as quoted on the OTC Bulletin Board) on the date of the exchange, the Company will recognize an expense of approximately $9.5 million upon consummation of the Exchange Offer in the third quarter of 1997. Including the effect of that expense, the net effect of the Exchange Offer would increase stockholders' equity by $11.8 million. See "Capitalization" and " Unaudited Pro Forma Financial Data."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

  The Exchange Offer will expire at 5:00 p.m., Eastern Daylight Time, on November , 1997 [21st business day after commencement], unless the Company, in its sole discretion, extends the Exchange Offer. During any extensions, all Debentures previously validly tendered pursuant to the Exchange Offer and not yet accepted will remain subject to the Exchange Offer (subject to withdrawal rights specified herein). The later of 5:00 p.m., Eastern Daylight Time on November , 1997, or the latest time and date to which the Exchange Offer may be extended is referred to herein as the "Expiration Date."

  The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open. Any extension or expiration of the Exchange Offer will be followed as promptly as practicable by the sending of notice of such extension or expiration to the holders of the Debentures by first class mail, fax or otherwise.

  The Exchange Offer may be amended at any time. If the Company makes a material change in the terms of the Exchange Offer or in the information concerning the Exchange Offer or if it waives a material condition of the Exchange Offer, the Company will disseminate additional Exchange Offer material and will extend the Exchange Offer in each case to the extent required by law.

  The Company reserves the right, in its sole discretion, to terminate the Exchange Offer at any time prior to the consummation thereof. See "-- Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING DEBENTURES

  For the Debentures to be effectively tendered pursuant to the Exchange Offer, a Letter of Transmittal (or a facsimile thereof) that has been properly completed and duly executed by the registered holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein. In order for a holder of the Debentures to participate in the Exchange Offer, the Debenture holder must return these documents on or before the Expiration Date. The Letter of Transmittal should be sent only to the Exchange Agent. See "--Letter of Transmittal" and "--Exchange Agent and Information Source."

ACCEPTANCE OF DEBENTURES FOR EXCHANGE AND DELIVERY OF THE EXCHANGE
CONSIDERATION

  Upon the terms and subject to the conditions of the Exchange Offer, acceptance of the Debentures validly tendered under the Exchange Offer and not withdrawn, and delivery of certificates representing the Old ZMAX Common Stock and Warrants in exchange for the Debentures will be made as promptly as practicable after the Expiration Date. The Company, however, expressly reserves the right to delay acceptance of any of the Debentures or to terminate the Exchange Offer and not accept for exchange any Debentures not already accepted if any conditions set forth under "--Conditions of the Exchange Offer" are not satisfied and have not been waived by the Company. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Debentures upon execution of a written acceptance thereof. See "--Conditions of the Exchange Offer."

LETTER OF TRANSMITTAL

  The Letter of Transmittal notifies each Debenture holder of the Exchange Offer and must be completed and returned by the Debenture holder to participate in the Exchange Offer. The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

  The party tendering the Debentures for exchange (the "Transferor") assigns the Debentures to the Company and irrevocably appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Debentures to be assigned and exchanged. The Transferor represents that it has full power and authority to tender and assign the Debentures, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Debentures. The Transferor also represents that it will, upon request, execute and deliver any additional documents requested by the Company to complete the assignment and exchange of tendered Debentures. All authority conferred by the Transferor to the Exchange Agent will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, personal representatives, successors and assigns of the Transferor.

CONDITIONS OF THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company is not required to accept for exchange or, subject to any applicable rules and regulations of the SEC, exchange any Debentures tendered and may postpone the acceptance of or, subject to the restrictions set forth above, may terminate or amend the Exchange Offer if, at any time prior to the time of acceptance for exchange or issuance of the Exchange Consideration in respect of any such Debentures (whether or not any other Debentures have already been accepted for exchange and payment or paid for pursuant to the Exchange Offer), any of the following events occur:

    (a) the holders of the requisite number of shares of Old ZMAX Common Stock do not approve the Merger Agreement and the transactions contemplated thereby at the Meeting; or

    (b) any change (or any condition, event or development involving a prospective change) occurs or is threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects of Old ZMAX or any of its subsidiaries, or in the general economic or financial market conditions in the United States or abroad, that, in the sole judgment of the Company, is or may be materially adverse to Old ZMAX and its subsidiaries or its stockholders or to the value of the Debentures or the Old ZMAX Common Stock or there is a significant decrease in the market prices of or trading in the Common Stock, or the Company becomes aware of any fact or occurrence which, in the sole judgment of the Company, is or may be materially adverse with respect to the value of the Debentures or the Exchange Offer's contemplated benefits to the Company; or

    (c) there occurs (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market, (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) a declaration of a national emergency or a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (4) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which in the sole judgment of the Company might affect, the nature or extension of credit by banks or other financial institutions, (5) any significant adverse change in the United States securities or financial markets, or (6) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, in the sole judgment of the Company, a material acceleration, escalation or worsening thereof; or

    (d) any action is taken or threatened, or any statute, rule, regulation, judgment, order or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Exchange Offer by any government or governmental authority or by any court, that, in the sole judgment of the Company, might, directly or indirectly, (1) make the acceptance for exchange for some or all of the Debentures illegal or otherwise restrict or prohibit consummation of the Exchange Offer, (2) result in a delay in, or restrict the ability of the Company, or render the Company unable, to accept for exchange some or all of the Debentures, (3) otherwise adversely affect Old ZMAX or any of its subsidiaries or affiliates or (4) result in a material limitation in the benefits expected to be derived by the Company as a result of the transactions contemplated by the Exchange Offer; or

    (e) there is threatened, instituted or pending any action, proceeding or claim by or before any court or governmental, administrative or regulatory agency or authority or any other person or tribunal, domestic or foreign, challenging the making of the Exchange Offer, the acquisition by the Company of any Debentures, or seeking to obtain any material damages as a result thereof, or, in the sole judgment of the Company, otherwise adversely affecting Old ZMAX or any of its subsidiaries or affiliates or the value of the Debentures or the Old ZMAX Common Stock;

that, in the sole judgment of the Company in any such case, and regardless of the circumstances (including any action or omission by Old ZMAX or any of its affiliates or subsidiaries) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer or such acceptance for exchange of Debentures.

  All of the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such condition and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. The failure of the Company at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the foregoing conditions is final and binding.

  If any of the foregoing conditions are not satisfied (or, with respect to the above enumerated events, has occurred), the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Debentures tendered pursuant to the Exchange Offer to tendering Debenture holders; (ii) extend the Exchange Offer and retain all tendered Debentures until the Expiration Date for the extended Exchange Offer; or (iii) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Debentures tendered pursuant to the Exchange Offer.

CERTAIN CONSEQUENCES TO TENDERING AND NONTENDERING HOLDERS

  The Old ZMAX Common Stock received by tendering holders of Debentures that are accepted for exchange and upon exercise of Warrants will, as an equity security, be junior in right of payment to all existing and future indebtedness of the Company, including Debentures not tendered or not accepted for exchange, and will also be junior in right of payment to any preferred stock of the Company which by its terms is senior in right of payment to the Common Stock. As of the date of the Proxy Statement/Prospectus the Company does not have any preferred stock outstanding and does not have any plans, arrangements or understandings regarding the issuance of any preferred shares. See "Description of Securities." Dividends on the Old ZMAX Common Stock are payable when, as and if declared by the Board of Directors of Old ZMAX. The Company has not paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. The Company presently intends to redeem for cash any Debenture remaining outstanding following completion of the Exchange Offer at 100% of principal amount thereof plus any interest accrued thereon to the date of redemption.

WITHDRAWAL RIGHTS

  All tenders duly and validly made under the Exchange Offer may be withdrawn at any time on or before 5:00 p.m., Eastern Daylight Time, November , 1997. Holders of Debentures who wish to exercise this right of withdrawal must give notice of withdrawal in writing or by telegram, telex or fax, which notice must be timely received by the Exchange Agent at its address set forth herein. Any notice of withdrawal must specify the name of the person who tendered the Debentures to be withdrawn and the principal amount of the Debentures to be withdrawn. The notice of withdrawal must be signed by the holder of the Debentures in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures.

  All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination is final and binding. Neither the Company nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXERCISE OF WARRANTS

  Tendering holders of Debentures who exercise their Warrants prior to the Merger will receive New ZMAX Common Stock in the Merger if the Merger is approved by the Old ZMAX stockholders. These shares of New ZMAX Common Stock received by the Debenture holders will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares held by "affiliates" of the Company (as defined in Rule 144 under the Securities Act) may generally only be sold in compliance with the limitations of Rule 144.

  Although the Registration Statement of which this Proxy Statement/Prospectus is a part registers the Warrants and Old ZMAX Common Stock issuable upon exercise thereof, the Registration Statement will not remain current and in effect significantly beyond the Effective Time of the Merger. Following the Effective Time of the Merger, holders of Warrants must provide the Company with certain representations and documentation relating the availability of an exemption from the registration requirements of the Securities Act as a condition to the valid exercise of Warrants. New ZMAX Common Stock issued in respect of Warrants exercised following the Effective Time of the Merger will generally be restricted securities. Since New ZMAX Common Stock issued in the Merger following the exercise of Warrants for Old ZMAX Common Stock prior to the Merger will generally not be restricted securities, the Company anticipates that a substantial portion of the Warrants will be exercised prior to the Effective Time of the Merger and the exchange of at least 90% of the Debentures and the exercise of the Warrants for at least 80% of the Warrant Shares are conditions to the Merger.

  The Company intends to use the proceeds from the exercise of Warrants for working capital and general corporate purposes.

TRANSFER TAXES

  The holder of the Debenture must pay any transfer taxes applicable to the transfer and exchange of Debentures for the Exchange Consideration pursuant to the Exchange Offer. The amount of any such transfer taxes (whether imposed on the tendering holder or any other person) will be payable by the tendering holder prior to the issuance of the Exchange Consideration.

TAX CONSEQUENCES OF THE EXCHANGE

  All of the Debentures are held by non-U.S. persons. In order to confirm that tendering holders of Debentures are not subject to U.S. federal taxation in connection with the Exchange Offer, each tendering holder of Debentures will certify in its Letter of Transmittal, among other things, that its investment in the Debentures is not connected with a U.S. trade of business, and with respect to each Debenture holder who is an individual, that such holder has not been and will not be present in the U.S. for 183 days in the tax year. Tax consequences to foreign persons may vary depending on the law of the applicable jurisdiction. Each Debenture holder is urged to consult such holder's tax advisor to determine the specific tax consequences of the Exchange to such holder.

EXCHANGE AGENT AND INFORMATION SOURCE

  The Company plans to engage Rinderknecht Glaus & Stadelhofer as the Exchange Agent in connection with the Exchange Offer. All deliveries, correspondence and questions sent or presented to the Exchange Agent relating to the Exchange Offer and the Letter of Transmittal should be directed to the address or telephone number set forth below:

                By Mail Or By Hand:

                Rinderknecht Glaus & Stadelhofer
                Beethovenstrasse 7
                Postfach 4451
                CH 8022 Zurich
                Attention: Herr Carl Stadelhofer
                (011 41 1) 287 2424 (telephone)
                (011 41 1) 287 2400 (fax)

  All inquiries relating to the Exchange Offer should be directed to Carl Stadelhofer, Esq. The Exchange Agent will provide Debenture holders with certain information regarding the Exchange Offer, assist Debenture holders in obtaining copies of the Proxy Statement/Prospectus and Letter of Transmittal and respond to questions from Debenture holders with respect to the preparation of the Letter of Transmittal.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1997, (i) on a historical basis; (ii) on a pro forma basis, to give effect to the Exchange Offer, the full exercise of Warrants issued in the Exchange Offer and the Merger, and (iii) as adjusted to account for issuances of additional shares of Common Stock since June 30, 1997, as described in Note C.

                                                  JUNE 30, 1997
                                     ------------------------------------------
                                                   PRO FORMA(B)    PRO FORMA
                                      ACTUAL(A)                  AS ADJUSTED(C)
                                     ------------  ------------  --------------
Convertible notes................... $        --   $        --    $        --
8% convertible exchangeable
 subordinated debentures............    5,500,000           --             --
Long-term debt, net of current
 portion............................          --            --
Stockholders' equity(D)(E)
  Preferred Stock, $0.001 par value,
   10,000,000 shares authorized,
   none issued and outstanding......          --            --             --
  Common stock, $0.001 par value,
   50,000,000 shares authorized,
   9,240,514 shares issued and
   outstanding actual, 11,660,514
   shares issued and outstanding pro
   forma, and 11,870,514 shares
   issued and outstanding pro forma
   as adjusted, 479,801 shares
   subject to cancellation
   agreements.......................        6,736         9,156          9,366
  Additional paid-in capital........   14,332,025    35,614,871    (38,393,411)
  Issuable common stock(F)..........    2,778,750     2,778,750            --
  Receivable for stock
   subscription.....................          --            --             --
  Deficit accumulated during
   development stage................  (15,755,329)  (25,270,329)   (25,270,329)
                                     ------------  ------------   ------------
Total stockholders equity...........    1,362,182    13,132,448     13,132,448
                                     ------------  ------------   ------------
                                     $  6,862,182  $ 13,132,448   $ 13,132,448
                                     ============  ============   ============

--------
(A) Actual includes 479,801 shares held of record by certain stockholders that are subject to cancellation agreements with the Company but have not been surrendered for cancellation. See "Description of Securities--Cancellation of Certain Shares."

(B) Pro Forma assumes that the Company's Debentures are fully exchanged in the Exchange Offer for 1,210,000 shares of Old ZMAX Common Stock and Warrants to purchase an equal number of shares, the full exercise of the Warrants into 1,210,000 shares at $7 per share of Old ZMAX Common Stock and assumes that the fair market value of the Company's Common Stock on the date of the Exchange is $13.625 (the closing price on October 9, 1997 as quoted on the OTC Bulletin Board). Pro Forma also assumes that the Merger has been consummated and that no Old ZMAX stockholders exercise their dissenters' rights. See "The Merger--Dissenters' Rights."

(C) Pro forma as adjusted represents issuances of Old ZMAX Common Stock since June 30, 1997 (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments"), including 60,000 shares issued to a consultant in September 1997 for services rendered and 150,000 shares issued in September 1997 in connection with the Company's acquisition of the COCACT software.

(D) Excludes (i) 6,250 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1997 with a weighted average exercise price of $40.00, (ii) 1,200,000 shares issuable upon exercise of options granted at $14.31 in April 1997 under the 1997 Stock Incentive Plan of which options to purchase 100,000 of such shares are currently exercisable, (iii) 36,000 shares issuable upon exercise of options granted at $14.06 in May 1997 under the 1997 Directors Formula Stock Option Plan of which options to purchase 24,000 of such shares are currently exercisable, (iv) 100,000 shares issuable upon the exercise of options granted (subject to the approval of the Compensation Committee) at $12.4375 in August 1997 under the 1997 Stock Incentive Plan of which none are currently exercisable, (v) 400,000 shares of Common Stock reserved for issuance to executives under the Company's bonus program or upon exercise of options that may be granted under the 1997 Stock Incentive Plan, (vi) 84,000 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the 1997 Directors Formula Stock Option Plan, and (vii) 12,000 shares issuable upon exercise of options that will be granted to a director nominee upon such nominees taking office of which options for 8,000 of such shares will be immediately exercisable.

(E) Gives effect to the Merger. The authorized capital stock of the Old ZMAX consists of 95,000,000 shares of Old ZMAX Common Stock and 10,000,000 shares of preferred stock, of which 5,000,000 shares have been designated as Series A Preferred Shares. Upon completion of the Merger, the authorized capital stock of New ZMAX, the surviving corporation of the Merger, will consist of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

(F) Represents 210,000 shares issuable as of June 30, 1997 pursuant to agreements existing at June 30, 1997 related to services provided by a consultant and the purchase of the COCACT software. See "Notes to Consolidated Financial Statements."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Company's Common Stock has been quoted on the OTC Bulletin Board (a quotation service provided by Nasdaq Stock Market, Inc.) under the symbol "ZMAX" since August 20, 1996, and under the trading symbols of "MEDO" and "ORYX" before that date. The stock prices listed below, which have been adjusted to reflect to the 1 for 80 reverse stock split of the Old ZMAX Common Stock as of August 27, 1996, represent the high and low closing bid prices of the Old ZMAX Common Stock, as quoted by the OTC Bulletin Board for each fiscal quarter beginning with the first fiscal quarter of 1995.

                                                                  HIGH     LOW
                                                                 ------- -------
FISCAL YEAR 1995:
  Quarter ended March 31, 1995.................................. $30.00  $10.00
  Quarter ended June 30, 1995................................... $50.00  $10.00
  Quarter ended September 30, 1995.............................. $32.50  $ 7.50
  Quarter ended December 31, 1995............................... $20.00  $ 2.40
FISCAL YEAR 1996:
  Quarter ended March 31, 1996.................................. $ 3.995 $  .80
  Quarter ended June 30, 1996................................... $ 4.00  $ 1.60
  Quarter ended September 30, 1996.............................. $ 6.75  $ 1.25
  Quarter ended December 31, 1996............................... $16.25  $ 5.00
FISCAL YEAR 1997:
  Quarter ended March 31, 1997.................................. $20.00  $10.00
  Quarter ended June 30, 1997................................... $17.25  $12.125
  Quarter ended September 30, 1997.............................. $15.50  $12.25
  October 1 through October 10, 1997 ........................... $14.625 $13.125

  On October 9, 1997, the last reported bid price of Old ZMAX Common Stock quoted on the OTC Bulletin Board was $13.50 per share. The foregoing quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions. The U.S. trading market for the Old ZMAX Common Stock has been limited and characterized by significant price and volume volatility. Old ZMAX has not been subject to the periodic reporting requirements of the Exchange Act and accordingly current public information regarding Old ZMAX and its business has not been widely disseminated by Old ZMAX. As a result of the foregoing, historical price quotations for the Old ZMAX Common Stock may not be indicative of the operations, financial conditions or prospects for the Company as evidenced by Old ZMAX's issuance of Common Stock and Common Stock equivalents in the fall of 1996 at prices less than the quoted market price at such time. In the Exchange Offer, Old ZMAX is offering to exchange Debentures for Common Stock and Warrants at a significant discount to the quoted price of the Old ZMAX Common Stock on the OTC Bulletin Board. See "The Exchange Offer" and "Price Range of Common Stock and Dividend Policy." As of September 30, 1997, the Company believes there were approximately 115 record owners of the Company's Common Stock, including shares held by banks, brokers and depository companies who hold as nominees for numerous beneficial owners.

  The Company has not paid any cash dividends on its Common Stock in the past and does not expect to pay cash dividends in the foreseeable future. The Company currently intends to retain any future earnings to finance the development and operation of its business. The Company's future dividend policy will be determined by the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, the impact of the distribution of any dividends on the Company's financial condition and tax liabilities and such other conditions as the Board of Directors may deem relevant.

                            SELECTED FINANCIAL DATA

  The tables below present selected historical financial data of Old ZMAX. The Old ZMAX historical data for the period from December 13, 1995 (Date of Inception) to December 31, 1995 and for the year ended December 31, 1996, are based on the historical financial statements of ZMAX Corporation as audited by Arthur Andersen LLP, independent public accountants. On November 6, 1996, Old ZMAX, a shell company listed on the OTC Bulletin Board, acquired 100% of the outstanding common stock of Century Services, Inc. ("CSI"), a Maryland corporation. CSI was a privately held company formed on December 13, 1995 to perform computer re-engineering with a focus on providing a solution to the Year 2000 problem. For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI. The accompanying selected financial data include all of the accounts of CSI and the accounts of Old ZMAX for the period from the acquisition on November 6, 1996, through December 31, 1996. The selected financial data for Old ZMAX for the six-month periods ended June 30, 1996 and 1997, has been obtained from unaudited financial statements and, in the opinion of the management of Old ZMAX, include all adjustments necessary to present fairly the data for such periods. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that will be expected for the year ending December 31, 1997. The information set forth below should be read in conjunction with, "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the historical financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

                         DECEMBER 13,                DECEMBER 13,                           DECEMBER 13,
                         1995 (DATE OF               1995 (DATE OF   SIX MONTHS ENDED        1995 (DATE
                         INCEPTION) TO  YEAR ENDED   INCEPTION) TO       JUNE 30,         OF INCEPTION) TO
                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  ---------------------      JUNE 30,
                             1995          1996          1996        1996       1997            1997
                         ------------- ------------  ------------- --------  -----------  ----------------
                                                                       (UNAUDITED)          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues................    $   --     $       --     $       --   $    --   $    60,750         60,750
Cost of revenues........        --             --             --        --        57,144         57,144
Selling and marketing...        --         228,803        228,803       --       653,149        881,952
General and
 administrative.........        --       1,087,077      1,087,077    83,477    2,194,555      3,281,632
Amortization and
 depreciation...........        --         193,533        193,533       --       423,843        617,376
  Loss from operations..        --      (1,509,413)    (1,509,413) (114,873)  (3,267,941)    (4,777,354)
Other income (expense):
Interest income.........        --          14,248         14,248       --       108,088        122,336
Interest expense........        --      (7,125,386)    (7,125,386)      --    (1,040,687)    (8,166,073)
Other...................        --      (2,903,600)    (2,903,600)      --      (100,224)    (3,003,824)
Income tax benefit......        --          17,396         17,396       --        52,190         69,586
  Net loss..............        --     (11,506,755)   (11,506,755) (114,873)  (4,248,574)   (15,755,329)
  Net loss per share....        --          (13.45)                   (0.29)       (0.92)
  Weighted average
   number of common
   stock shares
   outstanding..........    400,000        855,712                  400,000    4,635,822

                                             DECEMBER 31,
                                        -----------------------
                                          1995         1996      JUNE 30, 1997
                                        ---------  ------------  -------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............. $     --   $  4,842,169  $  2,354,407
Working capital (deficit)..............  (110,000)    2,725,534       785,932
Total assets...........................   110,000     9,096,530     9,051,800
Total liabilities......................   110,000     8,676,742     7,689,618
Deficit accumulated during the
 development stage.....................       --    (11,506,755)  (15,755,329)
Total stockholders' equity (deficit)...       --        419,788     1,362,182

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

PRELIMINARY NOTE REGARDING FORWARD LOOKING STATEMENTS

  The information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in "Risk Factors" and "Business" includes forward-looking statements. Factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and in "Risk Factors."

OVERVIEW

  On November 6, 1996, Old ZMAX, a shell company listed on the OTC Bulletin Board incorporated in Nevada, acquired all of the outstanding stock of CSI. Prior to this transaction, Old ZMAX had no operations and its activities consisted of efforts to establish or acquire a new business and to raise capital. CSI was a privately held company formed on December 13, 1995. For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI.

  CSI markets millennium services to a variety of commercial and government organizations. See "Business." In the next 12 months, the Company intends to make additional investments in the further development and marketing of CSI's millennium services and other software re-engineering services. In addition, the Company currently intends to pursue acquisitions in the information technology industry that will complement CSI.

  In view of the development costs relating to CSI's millennium services, the Company believes the period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Specifically, as CSI increases its workforce in order to meet future demand for its millennium services, it will incur training, salary and other costs prior to the recognition of related revenues. In addition, most of CSI's revenues are expected to be derived from a relatively small number of large-scale, comprehensive millennium conversion projects provided by CSI and its strategic partners. Consequently, CSI's revenues and operating results are expected to be subject to substantial variations in any given year and from quarter to quarter. See "Risk Factors--Uncertain and Undeveloped Market for Millennium Services."

  The Company believes some demand for CSI's millennium services may continue to exist for some time after the year 2000, although this demand will diminish significantly over time and will eventually disappear. However, the Company's proprietary tools may be used in conversion projects unrelated to Year 2000 compliance. The Company plans to pursue businesses and business opportunities unrelated to the millennium problem in the information services market and to develop products and services to take advantage of these opportunities, such as migrating a client's software application from a mainframe to a client-server environment. However, there can be no assurance that the Company will be able to successfully expand its business beyond the millennium conversion market. The failure to diversify and develop additional products and services could materially and adversely affect the Company's business, operating results and financial condition. See "Risk Factors--Need to Develop Additional Products and Services."

  Most of the Company's current cost structure is fixed. Expenses consist primarily of the salaries and benefits paid to the Company's technical, marketing and administrative personnel and benefits, travel, promotions and trade show expenses, office expenses and other general overhead costs. Amortization and depreciation expense relates to property and equipment and intangible assets. As a result of its plan to expand its operations and to offer a wider range of information services, the Company expects these costs to increase.

  Margins for the Company's millennium services business will depend upon volume of service because a significant portion of the Company's cost structure is fixed. Most of the Company's millennium conversion projects are expected to be priced on a fixed fee basis. Therefore, the profitability of an individual project will depend upon completing the project within the estimated number of staff hours and within the agreed time frame.

CSI RECAPITALIZATION

  Old ZMAX purchased all of the outstanding shares of CSI stock pursuant to a stock purchase agreement between Michael Higgins and Michael Cannon, the sole CSI shareholders, and Old ZMAX dated November 6, 1996 (the "Stock Purchase Agreement"). The combination of CSI and Old ZMAX has been accounted for as a recapitalization of CSI, a reverse acquisition in which CSI, a private operating company acquired ZMAX, a shell company listed on the OTC Bulletin Board. Mr. Higgins and Mr. Cannon (the "Former CSI Stockholders") effectively entered into an agreement with the transaction promoters to raise capital through offshore placements using ZMAX as the vehicle. As part of that process, the interest of Fiserv in the Year 2000 business (through its joint venture interest) was reacquired (as described below) and a stock performance compensation plan was put in place for the Former CSI Stockholders who continued as employees of CSI (as described below).

  At the closing on November 6, 1996, Old ZMAX issued 3,200,000 shares of Old ZMAX Common Stock in the name of the Former CSI Stockholders, of which 400,000 shares were delivered to the Former CSI Stockholders. The remaining 2,800,000 shares (the "Escrowed Stock") were placed in escrow subject to quarterly release based on the cash flows generated by CSI. One share of Escrowed Stock will be released from escrow for each $1.25 of cash flow generated. The Former CSI Stockholders are entitled to vote the Escrowed Stock and to receive their respective pro rata share of any distributions or dividends on the Escrowed Stock. The Escrowed Stock is subject to forfeiture if the Former CSI Stockholder's employment agreement with CSI is terminated for cause or if the Former CSI Stockholder breaches any non-compete or other restrictive covenant with CSI. As of October 9, 1997, no Escrowed Stock had been released from escrow.

  In connection with the CSI transaction, the Former CSI Stockholders entered into a stockholders' agreement with the Company dated November 6, 1996 (as amended, the "Stockholders Agreement"). Under the Stockholders Agreement, the Former CSI Stockholders may not sell, pledge, encumber, give, bequeath, or otherwise transfer or dispose of their Old ZMAX stock without complying with the terms of the agreement or obtaining the prior written consent of the Company. A Former CSI Stockholder who receives a qualified offer (as defined in the agreement) must notify the Company of the offer and the Company has an option to elect to purchase the stock under the terms contained in the qualified offer. The Former CSI Stockholders are not required to comply with the provisions described above in order to effect a sale or disposition of their stock made in compliance with SEC Rule 144 under the Securities Act.

  At the time of the CSI recapitalization, the Former CSI Stockholders were also employed by the Company under employment agreements with CSI. If the employment of the Former CSI Stockholder is terminated for cause (as defined in the employment agreement) or if following the termination of the employment agreement, the Former CSI Stockholder is determined to have breached any non-competition covenants or other restrictions in his employment agreement, the Company will have an option to elect to purchase the stock at its current value (as defined in the Stockholders Agreement). If the employment of the Former CSI Stockholder is terminated for a reason other than for cause, excluding expiration of the employment agreement by its terms, or if the employee becomes permanently disabled, the stockholder will offer its stock for sale to the Company at a price designated by the offering Former CSI Stockholder and the Company will have an option to elect to purchase the stock at the offer price or, if the Former CSI Stockholder fails to designate a price, the current value price (as defined in the Stockholders Agreement).

  In the event that a Former CSI Stockholder dies, the Company will have the option to purchase and the Former CSI Stockholder's estate will be required to sell all of the stock at the current value price (as defined in the Stockholders Agreement). Any Escrowed Stock subsequently received by a Former CSI Stockholder's estate will be subject to this provision at the time of earn out.

  Under the terms of the Stockholders Agreement, the stock may only be offered for sale, sold or transferred pursuant to an effective registration under the Securities Act or an exemption therefrom. The transfer restrictions, and purchase options granted in the Stockholders Agreement last for a term of three years from the date of the agreement and will expire on November 6, 1999. The restrictions apply to any additional shares of Old ZMAX stock acquired after the execution of the Stockholders Agreement. There are currently 3,200,000 shares of Old ZMAX Common Stock subject to the Stockholders Agreement.

  In the Stock Purchase Agreement, the Former CSI Stockholders agreed to indemnify the Company for breaches of the representations and warranties made to the Company in that agreement. In order to secure their indemnification obligations, each Former CSI Stockholder pledged the shares of Old ZMAX Common Stock, including the Escrowed Stock, received by him in the CSI transaction in favor of the Company pursuant to a stock pledge and security agreement dated November 6, 1996 (the "Stock Pledge Agreement"). The term of the Stock Pledge Agreement expired on August 6, 1997, at which time the certificates representing the Escrowed Stock will continue to be held in escrow subject to earn out as described above.

  As part of the CSI recapitalization, Old ZMAX acquired the interests of Fiserv, Inc. in the Fiserv Century Services Joint Venture. See "The Company." As part of this joint venture acquisition, Old ZMAX agreed to issue to Fiserv 3% of the shares of Old ZMAX outstanding on the closing date of the CSI recapitalization, or 234,365 shares, and to allow Fiserv to appoint a member to the Old ZMAX Board of Directors. The issuance of these shares to Fiserv was completed in April 1997.

  With funding from the Company, CSI is now implementing its business plan and marketing campaign. See "Business." In the next 12 months, the Company intends to make additional investments in the further development and marketing of CSI's millennium services as well as investigating related acquisitions in the information technology industry that will complement CSI.

RECENT DEVELOPMENTS

 Conversion of $2.1 million Notes. From September 1996 to November 1996, the Company issued a total of $2.1 million in convertible notes to six non-U.S. accredited investors and financial institutions. The notes were due in January and March of 1997 and were convertible, at the option of the holder, into a total of 1,600,000 shares of the Company's common stock. Of the total, $600,000 of the notes were convertible at a rate of one share per $1.00 of principal. The remaining $1,500,000 were convertible at a rate of one share per $1.50 of principal. All holders of the convertible notes notified the Company of the exercise of their conversion rights in early 1997, prior to the due dates of the notes. In March 1997, the Board of Directors approved the conversion and, in April 1997, all $2.1 million of convertible notes were converted into an aggregate 1,600,000 shares of Old ZMAX Common Stock.

 Issuance of Finders Fee Shares. In connection with the CSI transaction and related financing, Old ZMAX agreed to issue 320,000 shares of Old ZMAX Common Stock to Shafiq Nazerali as a fee for his services. At the direction of Mr. Nazerali, these shares were issued to Valorinvest Ltd. in April 1997. Old ZMAX also agreed to grant 350,000 shares of Old ZMAX Common Stock to the original finder of the CSI transaction for $0.30 per share in order to acquire such finder's rights to the transaction. These shares were issued and the consideration received in May 1997.

 Conversion of Fiserv Debt. As part of the CSI recapitalization, the Company acquired the interest of Fiserv, Inc. in the Fiserv Century Services Joint Venture in exchange for, among other consideration, Old ZMAX's promissory note for $385,000. This promissory note has been converted into 32,077 shares of Old ZMAX Common Stock issued to Fiserv, Inc. in May 1997.

  Acquisition of COCACT Software. On April 30, 1997, Old ZMAX entered into an agreement with Taiwan's Institute for Information Industry to purchase all right, title and interest to the Change of Century Analysis and Conversion Tool (COCACT) software program, an integral part of CSI's VISION 2000SM solution. Conditions of the purchase agreement included a three month software development and enhancement project to bring COCACT to the required level of performance. The purchase price for the COCACT software is $1.1 million in cash plus 150,000 shares of Old ZMAX Common Stock issuable upon completion and testing of certain COCACT enhancements to be performed by the seller. The first installment of the purchase price in the amount of $250,000 was paid in May 1997. The enhancements were completed and accepted by CSI in August 1997 and the 150,000 shares were issued to the seller in September 1997. The balance of the purchase price will be paid in three equal installments on September 1, 1997, January 1, 1997 and May 1, 1997.

RESULTS OF OPERATIONS

  Prior to the CSI transaction, Old ZMAX was a development stage company whose purpose was to create a vehicle to obtain capital and to seek out, investigate, and acquire interests in products, properties and businesses that may have potential for profit. From the date of its inception (April 24, 1986) through December 31, 1995, Old ZMAX had incurred a cumulative loss of $1.7 million. As of December 31, 1995, Old ZMAX had no assets and liabilities of $1.4 million.

  For financial reporting purposes, the CSI transaction has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements including the results of operations prior to November 6, 1996 are those of CSI.

  CSI is a development stage company that was formed on December 13, 1995. Its 1995 activities were limited to acquiring the rights to two of its software tools. In 1996, the Company incurred a loss of $11.5 million or $13.45 per share. No revenues were generated in 1996. Included in the 1996 loss were several significant non-cash charges including approximately $2.9 million of expense related to the CSI transaction, approximately $7.0 million in interest charges related to the amortization of the discount on the Company's convertible debt that resulted from an allocation of the proceeds of the debt to additional paid-in capital to reflect the beneficial conversion feature on the convertible debt, approximately $380,000 in amortization of intangibles and deferred financing costs, and approximately $300,000 in non-employee stock compensation expense. The remaining expenses are primarily attributable to the salaries and benefits paid to the Company's technical, marketing and administrative personnel along with other marketing and administrative expenses.

  Results for the six months ended June 30, 1996, were a loss of $114,873 or $0.29 per share. The loss was primarily related to the commencement of operations by CSI in early 1996. Results for the six months ended June 30, 1997, were a loss of $4.2 million or $0.92 per share. Included in the 1997 loss were several significant non-cash charges. Approximately $590,000 in interest charges were recorded related to the amortization of the discount on the Company's $2.1 million convertible notes that resulted from an allocation of the proceeds of the debt to additional paid-in capital to reflect the beneficial conversion feature on the debt. Approximately $636,000 in amortization of intangibles and deferred financing costs was recorded. Approximately $547,000 in non-employee stock compensation was charged to expense. The Company also recognized a loss of approximately $101,000 upon the conversion of a promissory note into common stock. The remaining loss reflects the costs related to the increased operations of CSI and fees and expenses associated with the preparation of documents in connection with the Merger, the Exchange Offer and the transactions contemplated thereby. Current assets totaled $2.5 million, a decrease of $2.4 million from December 31, 1996, attributable to a decrease in cash that was used for operations and for the purchase of property and equipment and payment on the Company's long-term obligation related to its purchase of the COCACT software tool.

LIQUIDITY AND CAPITAL RESOURCES

  As part of the recapitalization of CSI, Old ZMAX, prior to the CSI transaction, sold 2,800,000 shares of Common Stock for $0.30 per share or $840,000 in the aggregate. The proceeds were used to satisfy outstanding liabilities of Old ZMAX. Also as part of the recapitalization of CSI, Old ZMAX, prior to the recapitalization issued $1.5 million of convertible notes for cash. A portion of the proceeds was used to satisfy outstanding liabilities of Old ZMAX. In addition, prior to the CSI transaction, Old ZMAX issued a $480,000 convertible note as satisfaction for certain liabilities of Old ZMAX. Subsequent to the CSI transaction, the Company issued an additional $120,000 in convertible notes for cash. In early 1997, the holders of the convertible notes exercised their conversion rights and the $2.1 million in aggregate convertible notes were converted into a total of 1,600,000 shares of Common Stock. In December 1996, the Company issued $5.5 million in convertible exchangeable subordinated debentures for cash. As of December 31, 1996 and June 30, 1997, the Company had approximately $4.8 million and $2.4 million in cash, respectively, and $2.7 million and $0.8 million of working capital, respectively.

  The nature of the information technology industry, combined with the rapidly growing demand for Year 2000 services worldwide, makes it difficult for the Company to predict future liquidity requirements with certainty. However, the Company believes that existing cash and cash generated from operations, together with the proceeds from the exercise of the Warrants (see "The Exchange Offer"), will be adequate to finance continuing operations, investments in property and equipment, and expenditure for the development of additional software improvements in the Company's VISION 2000 SM toolset.

  Over the longer term, the Company must successfully execute its plans to generate significant positive cash flows if it is to sustain adequate liquidity without impairing growth or requiring the infusion of additional funds from external sources of cash. See "Business." Additionally, a major expansion, such as would occur with the acquisition of a major new subsidiary might also require external financing that could include additional debt or equity capital.

                                   BUSINESS

INTRODUCTION

  The Company focuses on acquiring, building and operating companies in the information technology industry. In 1996, the Company acquired all of the stock of CSI. See "The Company." CSI intends to provide re-engineering and information processing services to users of large-scale computer systems in North America and Europe. CSI specializes in assisting business organizations and government agencies with what has become popularly known as the "Year 2000 problem." Over the next several years, CSI expects to devote substantial resources to assisting its clients in preparing for and implementing the conversion of their computer systems to allow those clients to continue operations without interruption in the 21st Century.

  CSI's management purchased a suite of software tools from Integrated Microcomputer Systems, Inc., a sixteen year old software re-engineering firm. Prior to CSI's acquiring rights to these tools, this software suite has been used in a number of software re-engineering projects. CSI enhanced the tool suite to specifically address the Year 2000 problem. CSI's total system solution, known as VISION 2000SM, encompasses a management methodology, assembly-line processes, and a proprietary automated tool suite to identify and convert date-sensitive software applications to Year 2000 compliance.

THE YEAR 2000 PROBLEM

  Throughout most of the history of computer data processing by business and government, data storage was severely limited both by the design shortcomings of the storage media themselves and by memory access speed considerations. Consequently, computer programmers typically encoded years using a two digit format (e.g., "97" for "1997") rather than a complete, four digit format. However, the use of a two-digit format makes it impossible to distinguish between dates in different centuries. Programs required to process a date after the Year 2000 may interpret the date as 100 years earlier than the intended date (e.g., 1905 for 2005); may go to an arbitrary default date such as 1985; or may fail to process the date altogether. Even though a particular program may have the ability to accommodate a 21st Century date, it may be unable to communicate that date to other application programs with which it must interact. As the Year 2000 approaches, a number of these programs have begun to operate inaccurately, or have failed completely, due to their inherent inability to properly interpret dates beyond 1999.

  Many industry analysts see no precedent to the Year 2000 problem, given our society's increasing reliance on computing devices and automated communications networks. Indeed, the very size and complexity of computing applications makes the Year 2000 problem as much a management issue as a programming one. Large mainframe applications, 10 to 20 years old, are referred to as "legacy systems" because they have outlived generations of programmers. Such systems have patch upon patch of code developed by this succession of programmers, and limited accurate documentation. In some cases, the original source code bears little or no resemblance to the object code in the current production environment or the original code is missing altogether. This is problematic because source code must match the object production code before Year 2000 remediation can be effective.

  Until recently, many organizations have been able to perform specific tasks that rely on dates after 1999 by using stand-alone Year 2000 compliant applications, modifying small amounts of computer code or simply manually manipulating data. Such solutions are no longer practical as the percentage of an organization's applications encountering dates after 1999 increases. As the millennium draws nearer, more and more applications will be at risk.

  Because a single application can potentially corrupt an organization's entire information network by passing on non-compliant data, resolving the Year 2000 problem requires individual identification and analysis of all applications and systems used by the organization. An organization's systems may include internally developed custom mainframe programs and a large number of new applications from multiple sources, leading to an absence of standards among highly integrated and interdependent applications. Changes to applications may require a corresponding change to the data used by those applications. Computer hardware and operating systems generally include date-sensitive programs or processing functions that can be similarly affected.

  The Year 2000 problem affects not only data processing functions but also process control applications. For example, applications such as traffic regulation, environmental control and factory automation commonly change programs by date. While these systems are not typically affected by the Year 2000 problem today (as they have no current need to process dates substantially in the future), as the millennium approaches, many of these process applications will have to be reprogrammed to allow them to function after the Year 2000.

  The extensive reliance of business firms and government agencies upon computer-based information systems makes it critical for those organizations to assess and correct their Year 2000 problem. Many organizations will analyze and modify their existing systems because it may be very difficult for them to abandon existing systems and replace them with new Year 2000 compliant systems within the limited time available. And, besides problems arising in its own systems, an organization may be directly affected by the date-dependent programs and databases used by outside organizations. For example, suppliers may have software applications that are directly integrated with a manufacturer's real-time purchasing application. With the explosive growth in electronic data interchange (EDI), electronic funds transfer (EFT) and other forms of electronic commerce, the dimensions of the Year 2000 problem become compounded.

THE MARKET

  The Year 2000 problem is particularly important to large organizations with mainframe computer systems such as banks, securities firms, insurance companies, healthcare providers, transportation companies, and the full spectrum of federal, state and city government agencies. Solving the Year 2000 problem is essential in order for these organizations to continue to operate without interruption into the 21st Century. In some cases, the survivability of a firm or agency may depend upon its ability to resolve the Year 2000 problem.

  An average business mainframe computer may consist of approximately 5 million lines of software code. To manually inventory, analyze, convert, test and integrate even that modest volume of code would take several years to complete. The majority of the software code is written in the COBOL language, which is now considered to be an obsolete language, or in other antiquated languages such as Assembler. To compound the problem, industry experts have stated that there are insufficient COBOL programmers and programmers trained in assembler languages to manually resolve the Year 2000 problem. There are currently estimated to be only 500,000 COBOL programmers worldwide. Many programmers trained in COBOL have either retired or have been retrained in more modern software languages and are reluctant to go back to COBOL programming for the resolution of the short term Year 2000 problem.

  Gartner Group, Inc., an information technology research firm, estimates that the world-wide cost of resolving the Year 2000 problem is between $300 billion and $600 billion and that a typical Fortune 500 company could incur expenses of $50 million to $100 million to resolve its Year 2000 problem.

  The Company believes that many organizations will initially attempt to resolve the Year 2000 problem internally. Others may simply (and expensively) eliminate and replace programs and equipment. However, the Company believes a large number of organizations will choose to engage a millennium services provider to manage some or all of their conversion project. The reasons this should occur include the substantial increase in technical personnel required as well as the shortage of programming expertise as noted above. Some industry analysts including The Gartner Group have suggested that the magnitude of the Year 2000 problem--and the limited time in which to implement a solution--may cause demand for millennium services to exceed the availability of qualified providers. The market reaction to the Year 2000 problem has been slow in developing which may result in the resource demand peaking in late 1998 and 1999. This may lessen the amount of time the Company will be able to provide its millennium services to potential clients.

STRATEGY

  The Company's objectives are: (1) initially to maximize growth in sales of its millennium services while achieving high profit margins on these sales and
(2) over the long term, to leverage its assets (including its expertise and client relationships) obtained through providing its millennium services to develop additional business opportunities in the re-engineering and conversion industry and related areas. The Company's strategy for achieving these objectives includes the following key elements:

  Distinguish the Company as a Full Service Provider of Millennium
Services. The Company has developed methodologies for analyzing and re-engineering information systems under a wide variety of scenarios. The Company intends to market this expertise, which enables the Company to provide the full range of services typically necessary to manage a client's entire Year 2000 project, including inventory analysis, impact assessment, strategic planning, conversion, testing and implementation to production. The Company believes that few Year 2000 solution providers can match the depth, accuracy and quality of CSI's full service solution.

  Maintain Technological Leadership. The Company intends to conduct research and development activities in order to improve the functionality, flexibility, ease of use and cost-effectiveness of its millennium solution. The Company works closely with its strategic partners and customers to develop new features and methodologies to meet their requirements. The Company intends to continue to independently market and deliver a number of comprehensive millennium conversion solutions to enhance sales, to gather market information, and to gain the necessary expertise to continually improve its technology and services.

  Achieve Market Penetration Through Teaming Arrangements. As a small, start-up company, CSI has only limited resources to undertake marketing efforts. To maximize its marketing impact, the Company has endeavored to team with established strategic industry participants such as large software developers, system integration companies, and systems manufacturers. The Company believes that teaming arrangements can provide customers with superior, comprehensive millennium conversion solutions. Teaming arrangements also provide the Company the opportunity to enhance its internal marketing efforts by capitalizing on the existing client relationships and ongoing sales and marketing efforts of its strategic partners in various markets. To date, CSI has entered into non-exclusive teaming arrangements with EDS Federal, Hewlett Packard, Hitachi Data Systems and First Technology Systems.

  Penetrate Additional Geographic Markets. Initially, the Company has targeted the United States market for its millennium services to be followed by penetration of selected parts of the Western European market. The Company may pursue opportunities in other geographic areas either directly or through its strategic alliances, although no specific plans for such expansion have been developed.

  Pursue Additional Business Opportunities. The Company intends to pursue additional business opportunities in the conversion industry and related areas utilizing its software tools, experience, and client relationships obtained while providing millennium services. The Company believes that, while performing millennium conversions, it will discover new information systems requirements, such as migrating a client's application from a mainframe environment to a client server environment or developing enhancements to a client's existing applications. In turn, the Company will strive to develop and market new services and software to meet those requirements.

MILLENNIUM SERVICES

  There are no shortcuts to solving the Year 2000 problem. It requires a comprehensive and rigorous management approach together with a set of integrated automated tools. The Company believes that its VISION 2000SM solution encompasses dependable proprietary tools, methodology and processes to convert legacy software applications to Year 2000 compliance. VISION 2000SM consists of two phases: Phase 1, Global Impact Analysis (GIA), and Phase 2, Conversion and Implementation (C&I). Each phase is further divided into 3 steps that are described below.

 VISION 2000SM--Global Impact Analysis

  CSI recognizes that achieving Year 2000 compliance is a management issue rather than a purely technical issue. Massive software changes must be managed in a consistent, cohesive and timely manner with minimum cost, interruption and risk to the organization. CSI's VISION 2000SM Global Impact Analysis (GIA) is designed to provide its clients with detailed and rigorous analysis, assessment and planning tools. The Company believes that these three elements are the cornerstones of a successful Year 2000 conversion.

  The first step of the GIA phase is the inventory analysis. During this step the source code of the client's applications systems--including JCL/ECL, source library, copybook, file definitions, macros, etc.--are gathered for detailed analysis. The primary functions of the inventory analysis are designed to validate the completeness of the source code and to define the domain of the conversion project. CSI uses its proprietary tool, VISION 2000SM Baseline Inventory Control (BIC) to accomplish these functions. BIC is a robust, mature, menu-driven, Windows 95-based software tool that is designed to parse source code into component objects and identify all data-flow and control-flow relationships among systems, subsystems and program modules. BIC is designed to identify missing or overlapping source modules to be reported and addressed with the client. BIC also generates statistical reports, reference reports and application analysis reports. In addition, the results from its complexity analysis will become one of the input parameters to VISION 2000SM Strategic Planner (described below) for schedule and resource planning.

  The second step of the GIA phase is the Year 2000 date impact analysis. VISION 2000SM utilizes three levels of naming patterns to identify potential date data. It uses CSI's extensive library of generic name patterns at the enterprise level; a project development naming standard (if available) at each application; and any unique program specific naming conventions at the program-module level. During the data gathering and candidate field confirmation processes, CSI collects information about the physical characteristics and semantic attributes of each primary date candidate. These candidates become the initial seed from which the VISION 2000SM proprietary algorithm performs global data-flow analysis and computes equivalent classes of date-related objects. Data-flow analysis is performed at both the program module level, which identifies all date field data flow propagations, and at the global level, which identifies all date field usages in subroutine parameters or global common data objects (e.g., fields, databases). The evaluation of the data flow analysis is crucial since during the conversion phase a conversion rule is assigned and executed to affect changes while at the same time maintaining semantic integrity of the source code. The VISION 2000SM Date Analyzer is designed to target the identification of date and date-related data from the collection of seeds and produces reports that detail date-impacted information, including the number of date candidates, date-related occurrences and the density of date-related occurrences within each programming unit.

  The third step of the GIA phase is the development of the strategic plan to achieve Year 2000 compliance. This includes a series of assessments that provide conversion alternatives, comprehensive test criteria and recommendations for each critical decision point. CSI documents each strategic decision made by the client in a comprehensive strategic plan. During strategic planning, a date conversion strategy (e.g., expansion, compression or windowing) must be selected for each subsystem and each major file or database. Decisions must also be made concerning the conversion of active and archive files and databases, including when the conversion will take place. Next, a test strategy must be selected. Testing can only uncover errors but cannot certify the application is error free. Therefore, a test strategy must be selected to maximize the end user's confidence, demonstrate conversion quality and balance the cost versus the risk.

  All the information gathered during these three steps of the GIA is entered into the VISION 2000SM Strategic Planner to produce a project implementation plan. This plan details the schedule, resource requirements, conversion processes, testing processes, responsibilities and costs to execute the Year 2000 implementation plan.

 VISION 2000SM--Conversion and Implementation

  The Company believes that its VISION 2000SM conversion and implementation process is an integrated combination of effective, secure and efficient automated tools and methodologies working in concert designed to produce consistent, high quality conversion results. The VISION 2000SM Y2K Converter was designed and developed specifically for Year 2000 conversion tasks. The VISION 2000SM Y2K Converter is a rule-based toolset that runs on Windows 95 workstations networked to an NT server. It is designed to convert numerous platforms of COBOL (IBM, UNISYS, DEC, HP, WANG, etc.) and PL/1 source code. The Y2K Converter operates in two modes of conversion: global mode and interactive mode. During global mode conversion, all source components which directly or indirectly reference a common global date object are modified in unison. The interactive mode is used when human intervention is required. In the interactive mode, a programmer browses the color-coded source code and follows the recommendation provided by the Y2K Converter. Through the use of function keys, the programmer executes the changes, minimizing or eliminating the potential for human error in keyboarding. Whenever a line of source code is modified, VISION 2000SM automatically duplicates the original source line, marks the original as a comment, and modifies the duplicated line. At the same time, it "audit stamps" the new line with information indicating who performed the change, what rules were followed, and when the change was executed.

  After conversion, the next step is to verify that the converted application behaves correctly through a series of tests. CSI's testing methodology and philosophy is to employ, to the maximum extent possible, the test tools, test cases, and testers already used by the client. CSI test staff and the client's test personnel together perform the following tests:

  . Regression Test: This test is designed to ascertain whether all functions of the applications work in the intended manner after the conversion.

  . Future Date Test: This test is designed to detect potential errors that may exist when the date format is changed to a four-digit format. This is similar to the regression test except that the test data are conditioned to occur in the future.

  . Century Cross Over Date Test: This test is designed to compare transactions and records that occur at the end of 1999 and cross over into 2000.

  . Integration Test: This test is designed to uncover any error that is not apparent in each individual component.

  Before the successfully tested application is placed back into production, CSI uses its bridge generator to create temporary or permanent bridges to the client's application. Bridges are required to provide a transparent and consistent data view of the modified date fields to the converted application, as well as to any yet-to-be converted portion of the application software.

  VISION 2000SM Baseline Inventory Control is designed to define the scope of a Year 2000 project. VISION 2000SM Date Analyzer attempts to identify every occurrence of date and date-related objects within an application system. VISION 2000SM Date Converter works to apply consistent, rule-based conversion that minimizes commission errors. The VISION 2000SM solution is designed to produce quality output and thus reduce the testing effort.

MARKETING

  The Company has initiated a multi-faceted marketing plan to ensure the market place is aware and knowledgeable of the Company's millennium services.

  Internet. The Company maintains a site on the Worldwide Web and is also listed on the Year 2000 Home Page, which automatically links back to the Company's web site. Potential clients seeking Year 2000 compliance support can access the Year 2000 Home Page and obtain information on the Company's millennium services, VISION 2000SM, and will be automatically linked to the Company's web site to obtain more detailed information on VISION 2000SM.

  Trade Shows. CSI has co-sponsored Year 2000 conferences and expositions in concert with the Software Productivity Group in London, Toronto, New York City, Chicago and San Francisco. CSI is scheduled to be a co-sponsor at one additional Year 2000 conference and exposition with the Software Productivity Group during 1997 in Boston. These Year 2000 conferences have historically been sold out with attendees numbering in excess of 500. CSI also participated at the UNISYS Users Meeting in April and October 1997. CSI has found that participating in Year 2000 trade shows provides a vehicle to reach a large number of potential clients in a short period of time.

  Marketing Communications. The Company has contracts with Michael Baybak and Company, Inc., a public relations and consulting company to enhance media recognition of CSI's millennium services, technology and expertise. The Company believes the positive name recognition of CSI with Year 2000 compliance will further enhance its opportunities in the marketplace.

  Joint Marketing. The Company will seek joint marketing opportunities with its alliance partners. The Company believes that the marketing resources of its alliance partners will add to the exposure and credibility of the Company's VISION 2000SM solution.

SALES

  Recognizing that the window for contacting and winning clients for Year 2000 services is small and closing with each passing day, the Company has initiated a very aggressive and multi-faceted sales campaign. Highlights of the Company's sales campaign are listed below:

  Direct Marketing. CSI implemented a mail-out campaign to over 300 financial institutions that was followed by telephone contacts to determine interest and potential buyers of millennium services.

  Direct Sales. The Company uses a telemarketing approach that cold calls select markets, i.e., financial institutions, communications companies, UNISYS users, PL1 systems users, etc., to introduce CSI's millennium services and arranges a technical briefing for the potential client. The Company's senior sales and technical personnel conduct the technical briefing. This approach is designed to maximize the use of CSI's talented employees and shorten the sales cycle by responding to all the client's technical issues and concerns at the technical briefing.

  Independent Sales Representatives. The Company has recruited independent sales representatives to sell CSI's VISION 2000SM solution. These sales representatives operate on a sale-of-opportunity basis, utilizing their existing industry contacts, and are only compensated on successful sales on a percentage commission basis. These sales representatives pay their own expenses. The Company also employs sales representative who earn a salary plus a percentage commission basis.

  Teaming Arrangements. CSI has entered into teaming arrangements with major prime contractors who are addressing the Year 2000 problem or have a client base in the market segment. These companies bring a substantial client base, a national or international distribution system and provide credibility that CSI could not match by itself. At the present time, CSI has established non-exclusive teaming arrangements with EDS Federal, Hewlett Packard, Hitachi Data Systems and First Technology Solutions. Although the Company has not yet received any clients through its teaming arrangements, the Company believes that as the Year 2000 approaches, parties with teaming arrangements with the Company will receive demand from their client base for Year 2000 compliance support and may call on CSI to provide these services.

CLIENTS

  CSI has successfully performed Year 2000 assessment and conversion pilots for several large companies. CSI has entered into six Year 2000 conversion services contracts and its customers include Lehman Brothers Inc., Washington Gas Light Company, The Bessemer Group, Incorporated, Wisconsin Power & Light Company, a financial services company and a Fortune 100 company. Although the Company believes that the contracts with the four named customers will each account for more than 10% of the Company's projected revenues for 1997, no single existing customer is currently anticipated to account for more than 30% of projected revenues for the year ended December 31, 1997. CSI has also submitted proposals to provide its millennium and other software re-engineering services to over 20 other companies in telecommunications, financial services, utilities, health care, retail, manufacturing and related industries in addition to state and federal government agencies. All of these proposals are currently pending.

COMPETITION

  The market for millennium services is highly competitive and will become increasingly competitive as the Year 2000 approaches. A number of companies engaged in millennium services are more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than the Company. The Company classifies its existing competitors addressing the Year 2000 problem into three categories: (1) Product Vendors;
(2) Full Service Providers; and (3) Consultants.

  Product Vendors. Companies that have been providing legacy system support through software tools have made modifications and enhancements to their existing tools to support Year 2000 services. The majority of the available tools utilized by product vendors support legacy code analysis for applications written in COBOL. The Company believes that product vendors will continue to proliferate and will offer piece-meal solutions to the Year 2000 problem. Most product vendors will likely concentrate in the assessment of COBOL based systems and will likely attempt to form strategic alliances with full service providers and consultants since the majority of clients will look to outsource the Year 2000 solution. It is also possible that repair product vendors may even attempt to become full service providers by acquiring proven program managers and low cost converters. Product vendors that are currently providing legacy system support for the Year 2000 problem include: ADPAC Corp., Alydaar Software Corp., ISOGON, Mainware Inc., Quintic Systems, Inc., SEEC, Inc., Trans Century Data Systems, and Viasoft, Inc.

  Full Service Providers. Major companies providing information technology professional services to their clients, especially data center related services (such as programmers and software development), are developing tools to provide analysis and conversion support to their clients with Year 2000 problems. Although there are a limited number of full service providers, their Year 2000 services afford them an opportunity to penetrate new accounts and leverage other products and services. The Company believes that several full service providers have acquired off-shore support to lower their cost. The Company also believes that existing clients of full service providers will seek assistance from the established full service provider relationship to resolve their Year 2000 problems. The Company believes that full service providers will remain limited in number and some will form strategic alliances with product vendors if the tools offered by product vendors are perceived to be superior in terms of quality and cost to those developed in-house by the full service providers. Examples of full service providers are: Cap Gemini America, Computer Horizons, EDS, IBM ISSC, IBS Conversions, Inc., and Information Management Resources, Inc.

  Consultants. The Company believes that most companies providing information technology (IT) consulting to their clients will expand their services to include Year 2000 support. However, the Company believes that most of the efforts of IT consultants to date have been focused on the up-front segment of the solution, i.e., assisting clients in determining the size and scope of their Year 2000 problem and developing a fixed strategy to resolve the Year 2000 problem in concert with their client's long term IT plans. The Company seeks to establish relationships with IT consultants and thereby work cooperatively with consultants to resolve their clients' Year 2000 problems utilizing the Company's services. The Company believes that consultants will continue to leverage existing high level client relationships into a Year 2000 business. However, the Company also believes that consultants will typically seek to form strategic alliances with product vendors. Examples of consultants are Deloitte Touche and James Martin & Co.

INTELLECTUAL PROPERTY

  The Company's intellectual property primarily consists of the methodologies developed for use in its millennium services and ownership or exclusive rights to the use of its software tool suite known as the VISION

2000/SM/ solution. The Company does not have any patents and relies upon a combination of trade secret, copyright and trademark laws and contractual restrictions to establish and protect its ownership of its proprietary methodologies and exclusive rights to use its software tool suite. The Company generally enters into non-disclosure and confidentiality agreements with its employees, independent sales agents, and clients. Despite these precautions, it may be possible for an unauthorized third party to replicate the Company's methodologies or to obtain and use information that the Company regards as proprietary.

  As the number of competitors providing millennium services similar to those offered by the Company increases, it is more likely that substantially similar tools and methodologies will be used in providing such services. Although the Company's software products and services have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future, that the assertion of such claims will not result in litigation, or that the Company would prevail in such litigation or be able to obtain a license for the use of any allegedly infringed intellectual property from a third party on commercially reasonable terms. Furthermore, litigation, regardless of its outcome, could result in substantial cost to the Company and divert management's attention from the Company's operations. Although the Company is not aware of any basis upon which a third party could assert an infringement claim, any infringement claim or litigation against the Company could therefore materially adversely affect the Company's business, operating results, and financial condition. See "Risk Factors--Risk of Third Party Claims of Infringement."

PERSONNEL

  As of October 10, 1997, the Company had 34 full-time employees including 6 persons in Sales, 22 persons in Operations/Engineering and 6 persons in Management and Administration. The Company also employs temporary employees and consultants.

PROPERTIES

  The Company's corporate headquarters are located at 20251 Century Boulevard in Germantown, Maryland, outside Washington, D.C. The Company currently occupies approximately 13,000 square feet through a sublease that expires September 30, 2000. The Company's annual rent for 1997 is $132,912, and is subject to annual upward adjustment. The Company also pays its pro rata share of increases to real estate taxes and operating expenses for the property. The Company anticipates expanding its current facilities to accommodate the expected continued growth of the Company. The Company believes that it can obtain the additional facilities required to accommodate its projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that it will be able to do so.

LEGAL PROCEEDINGS

  The Company is not involved in any material legal proceedings except possibly as described below. On April 17, 1997, Alan L. Levine and Canadian American Petroleum Corporation filed suit in the Third Judicial District Court of Sale Lake County, Utah against Old ZMAX, f/k/a Mediterranean Oil Corp., f/k/a Oryx Gold Corp., f/k/a Pandora, Inc. and John Does. The lawsuit seeks unspecified consequential and punitive damages arising from the alleged delay in the issuance of shares of Common Stock of Pandora, Inc. The plaintiffs allege that they currently own approximately 64,000 shares of stock earned as compensation for services rendered at various times prior to 1992. The lawsuit is currently in the investigative stage and the time to answer has not matured. Given the preliminary stage of this proceeding, the Company has not been able to assess the relative materiality, or lack thereof, of the plaintiff's claims. The Company intends to vigorously defend itself in this action.

                PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

  The following unaudited financial statements under the heading "Historical Old ZMAX" represent the consolidated financial statements of ZMAX for the respective dates. On November 6, 1996, ZMAX Corporation acquired 100% of the outstanding common stock of CSI. For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI. The accompanying consolidated financial statements include all of the accounts of CSI and accounts of ZMAX for the period from the acquisition on November 6, 1996, through December 31, 1996 and for all subsequent periods. All significant intercompany accounts have been eliminated.

  The following unaudited pro forma balance sheet under the heading "Pro Forma New ZMAX After Exchange and Merger" gives effect to the exchange of the convertible exchangeable subordinated debentures for 1,210,000 shares of Old ZMAX Common Stock and warrants to purchase 1,210,000 shares of Old ZMAX Common Stock. The Warrants are assumed to be fully exercised at $7.00 with an additional 1,210,000 shares of Old ZMAX Common Stock issued. Both transactions are recorded as if each had occurred on June 30, 1997. The pro forma balance sheet under the heading "Pro Forma New ZMAX After Exchange and Merger" also gives effect to the Merger as if it had occurred on June 30, 1997 and assumes that no Old ZMAX stockholders exercise their dissenters' rights.

  The unaudited pro forma statement of operations for the year ended December 31, 1996, under the heading "Pro Forma Old ZMAX Before Exchange and Merger" gives effect to the acquisition of the Fiserv Century Services Joint Venture for 234,365 shares of Old ZMAX Common Stock, $310,000 in cash and a $385,000 note payable as if it had occurred on January 1, 1996.

  The unaudited pro forma statement of operations for the year ended December 31, 1996, under the heading "Pro Forma New ZMAX After Exchange and Merger" also gives effect to (i) the exchange of the convertible exchangeable subordinated debentures for 1,210,000 shares of Old ZMAX Common Stock and warrants to purchase 1,210,000 shares of Old ZMAX Common Stock and the Merger as if each had occurred on January 1, 1996.

  The unaudited pro forma statement of operations for the year ended December 31, 1996, under the heading "Pro Forma New ZMAX After Exchange, Merger, Conversion and COCACT" also gives effect to (i) the conversion of the $2,100,000 in convertible notes into 1,600,000 shares of Old ZMAX Common Stock and (ii) the purchase of the COCACT software for 150,000 shares of Old ZMAX Common Stock and $1,100,000 as if each had occurred on January 1, 1996.

  The unaudited pro forma statement of operations for the six month period ended June 30, 1997 under the heading "Pro Forma New ZMAX After Exchange, Merger, Conversion and COCACT gives effect to (i) the exchange of the convertible exchangeable subordinated debentures for 1,210,000 shares of Old ZMAX Common Stock and warrants to purchase 1,210,000 shares of Old ZMAX Common Stock, (ii) the Merger, (iii) the conversion of the $2,100,000 in convertible notes into 1,600,000 shares of Old ZMAX Common Stock, and (iv) the purchase of the COCACT software for 150,000 shares of Old ZMAX Common Stock and $1,100,000 as if each had occurred on January 1, 1996.

  The information should be read in conjunction with the notes included herein and the ZMAX Consolidated Financial Statements included herewith. The unaudited pro forma condensed consolidated financial data do not purport to represent what ZMAX's results of operations or financial position actually would have been had such transactions and events occurred on the dates specified, or to project ZMAX's results of operations or financial position for any future period or date. The pro forma adjustments are based upon available information and certain adjustments that the management of ZMAX believes are reasonable. In the opinion of the management of ZMAX, all adjustments have been made that are necessary to present the unaudited pro forma financial data.

                                ZMAX CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF JUNE 30, 1997

                                                                 PRO FORMA
                                              EXCHANGE AND     NEW ZMAX AFTER
                                 HISTORICAL    MERGER (F)       EXCHANGE AND
                                  OLD ZMAX    ADJUSTMENTS          MERGER
                                 -----------  ------------     --------------
Cash............................ $ 2,354,407  $  8,470,000 (A) $   10,824,407
Prepaid expenses and other
current assets..................     168,845           --             168,845
                                 -----------  ------------     --------------
  Total current assets..........   2,523,252     8,470,000         10,993,252
Property and equipment..........     260,913           --             260,913
Intangible assets...............   5,067,901           --           5,067,901
Deferred financing costs........   1,199,734    (1,199,734)(B)            --
                                 -----------  ------------     --------------
  Total assets.................. $ 9,051,800  $  7,270,266     $   16,322,066
                                 ===========  ============     ==============
Accounts payable and accrued
expenses........................ $   940,990   $ 1,000,000 (C) $    1,940,990
Current portion of long-term
debt............................     796,330           --             796,330
                                 -----------  ------------     --------------
  Total current liabilities.....   1,737,320     1,000,000          2,737,320
Exchangeable subordinated
debentures......................   5,500,000    (5,500,000)(D)            --
Long-term debt..................         --            --                 --
Deferred tax liability..........     452,298           --             452,298
                                 -----------  ------------     --------------
  Total liabilities.............   7,689,618    (4,500,000)         3,189,618
Preferred stock.................         --            --                 --
Common stock....................       6,736         2,420 (D)          9,156
Additional paid in capital......  14,332,025    21,282,846 (D)     35,614,871
Issuable common stock...........   2,778,750           --           2,778,750
Retained earnings............... (15,755,329)   (9,515,000)(E)    (25,270,329)
                                 -----------  ------------     --------------
  Total equity..................   1,362,182    11,770,266         13,132,448
                                 -----------  ------------     --------------
  Total liabilities & equity.... $ 9,051,800  $  7,270,266     $   16,322,066
                                 ===========  ============     ==============

            See accompanying notes to this unaudited balance sheet.

                               ZMAX CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                                                                     PRO FORMA
                                                                                                                     NEW ZMAX
                                     FISERV                   PRO FORMA                  PRO FORMA                     AFTER
                                    CENTURY                   OLD ZMAX     EXCHANGE      NEW ZMAX                    EXCHANGE,
                      HISTORICAL    SERVICES                   BEFORE         AND          AFTER     CONVERSION       MERGER,
                          OLD        JOINT     PRO FORMA      EXCHANGE    MERGER (F)     EXCHANGE    AND COCACT     CONVERSION
                         ZMAX      VENTURE(G) ADJUSTMENTS    AND MERGER   ADJUSTMENTS   AND MERGER   ADJUSTMENTS    AND COCACT
                      -----------  ---------- -----------    -----------  -----------   -----------  -----------    -----------
Expenses:
 General and
administrative....... $ 1,087,077   $113,384   $    --       $ 1,200,461    $  --       $ 1,200,461   $    --       $ 1,200,461
 Selling and
marketing............     228,803        --         --           228,803       --           228,803        --           228,803
 Amortization and
  depreciation.......     193,533        --     338,375 (H)      531,908       --           531,908    674,667 (K)    1,206,575
                      -----------   --------   --------      -----------    ------      -----------   --------      -----------
   Income from
    operations.......  (1,509,413)  (113,384)  (338,375)      (1,961,172)      --        (1,961,172)  (674,667)      (2,635,839)
Other income
(expense):
 Interest income.....      14,248        --         --            14,248       --            14,248        --            14,248
 Interest expense      (7,125,386)   (21,616)       --        (7,147,002)   30,137 (J)   (7,116,865)    28,000 (L)   (7,088,865)
 Other...............  (2,903,600)       --         --        (2,903,600)      --        (2,903,600)       --        (2,903,600)
                      -----------   --------   --------      -----------    ------      -----------   --------      -----------
  Net loss before
income tax
    benefit.......... (11,524,151)  (135,000)  (338,375)     (11,997,526)   30,137      (11,967,389)  (646,667)     (12,614,056)
Income tax benefit         17,396        --      86,980 (I)      104,376       --           104,376        --           104,376
                      -----------   --------   --------      -----------    ------      -----------   --------      -----------
   Net loss.......... (11,506,755)  (135,000)  (251,395)     (11,893,150)   30,137      (11,863,013)  (646,667)     (12,509,680)
                      -----------   --------   --------      -----------    ------      -----------   --------      -----------
Net loss per share... $    (13.45)                           $    (10.91)               $     (3.38)                $     (2.38)
                      -----------                            -----------                -----------                 -----------
Shares used in
computing net  loss
per share............     855,712                              1,090,077                  3,510,077                   5,260,077
                      ===========                            ===========                ===========                 ===========

              See accompanying notes to this unaudited statement.

                                ZMAX CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                                               PRO FORMA
                                            EXCHANGE,          NEW ZMAX
                                           MERGER (F),      AFTER EXCHANGE,
                                           CONVERSION,          MERGER,
                              HISTORICAL   AND COCACT       CONVERSION, AND
                               OLD ZMAX    ADJUSTMENTS          COCACT
                              -----------  -----------      ---------------
Revenues....................  $    60,750   $     --          $    60,750
Operating expenses:
Cost of revenues............       57,144         --               57,144
General and administrative..    2,194,555         --            2,194,555
Selling and marketing.......      653,149         --              653,149
Amortization and
depreciation................      423,843    224,889 (K)          648,732
                              -----------   --------          -----------
Loss from operations........   (3,267,941)  (224,889)          (3,492,830)
Other income (expense):
Interest income.............      108,088         --              108,088
Interest expense............   (1,040,687)   238,647 (J,L)       (802,040)
Other.......................     (100,224)        --             (100,224)
                              -----------   --------          -----------
Net loss before income tax
benefit.....................   (4,300,764)    13,758           (4,287,006)
Income tax benefit..........       52,190         --               52,190
                              -----------   --------          -----------
Net loss....................  $(4,248,574)  $ 13,758          $(4,234,816)
                              -----------   --------          -----------
Net loss per common share...  $     (0.92)                    $     (0.53)
                              -----------                     -----------
Shares used in computing net
loss per share..............    4,635,822                       8,001,402
                              ===========                     ===========

              See accompanying notes to this unaudited statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

(A) Reflects the cash to be received for the issuance of Old ZMAX Common Stock pursuant to the exercise of the Warrants issued in connection with the Exchange. Assumes Warrants will be fully exercised immediately at $7 per share.

(B) Reflects the offset of deferred financing costs incurred in connection with the original issuance of the Debentures against the proceeds from the conversion of the Debentures into Old ZMAX Common Stock.


(C) Reflects the accrual of the estimated expenses to be incurred in connection with the completion of the Exchange and Merger.

(D) Reflects the exchange of all of the Debentures and the issuance of Old ZMAX Common Stock and Warrants which are assumed to be immediately exercised. The deferred financing costs and the estimated expenses to be incurred in connection with the completion of the Exchange have also been offset against the proceeds of the Exchange.

(E) Reflects a one-time charge equal to the fair value of the securities issuable upon the exchange of the Debentures ( 1,210,000 shares of Old ZMAX Common Stock and warrants to purchase 1,210,000 shares of Old ZMAX Common Stock) in excess of the fair value of the securities issuable pursuant to the original conversion terms of the Debentures (1,100,000 shares of Old ZMAX Common Stock). Assumes all of the Debentures are exchanged and assumes a fair market value of $13.625 for the Old ZMAX Common Stock on the date of the exchange.

(F) In the Merger, each outstanding share of Old ZMAX Common Stock, $0.001 par value, will be converted into the right to receive and will be exchangeable for one share of New ZMAX Common Stock, $0.001 par value. Assumes that all outstanding shares of Old ZMAX Common Stock will be exchanged for New ZMAX Common Stock and that no Old ZMAX stockholders exercise their dissenters rights.

(G) Historical Fiserv Century Services Joint Venture financial statements are for the period from inception (April 17, 1996) to November 6, 1996. ZMAX Corporation purchased a 50 percent interest in the joint venture from Fiserv in September 1996, at which time the operations of the joint venture were transferred to CSI in anticipation of a transaction between CSI and ZMAX. On November 6, 1996, ZMAX acquired the remaining 50 percent interest in the joint venture through its acquisition of CSI, the other venture partner. The acquisition of the Fiserv joint venture interest has been accounted for as a purchase. The acquisition of CSI (and the related joint venture interest) has been accounted for as a recapitalization.

(H) Reflects incremental amortization of the goodwill associated with the purchase of the joint venture interest from Fiserv. Assumes a useful life of five years.

(I) Reflects the income tax benefit resulting from the amortization of goodwill arising from the purchase of the joint venture interest from Fiserv. Assumes an effective tax rate of 38%.

(J) Reflects the reduction of interest expense related to the exchange of the $5,500,000 convertible exchangeable subordinated debentures.

(K) Reflects incremental amortization of the COCACT software. Assumes a useful life of five years.

(L) Reflects the reduction of interest expense related to the conversion of the $2,100,000 in convertible notes.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND DIRECTOR NOMINEES

  Certain information about the Old ZMAX's directors and director nominees is listed below.

                                     NAME                                    AGE
                                     ----                                    ---
   Michel Berty.............................................................  57
   Michael C. Higgins.......................................................  52
   G.W. Norman Wareham(1)(2)................................................  44
   Steve L. Komar(1)(2).....................................................  55
   Robert H. Miller.........................................................  44
   Ted Fine(2)..............................................................  60
   Edward Yourdon (nominee).................................................  53

--------
(1) Member of Compensation Committee

(2) Member of Audit Committee

  MR. BERTY was appointed a Director of Old ZMAX as of April 1, 1997, and was elected the Chairman of the Board by the Board of Directors. Prior to joining the Company, Mr. Berty was a member of senior management of the Cap Gemini Group, a leading information technology consulting and services company, for 25 years. His last assignments were from 1985 to 1992, as General Secretary of the Group in Paris, and from 1992 to 1997, as Chairman and CEO of Cap Gemini America. Mr. Berty earned a PhD in Physics and an MBA from Paris La Sorbonne University in France. He is a director of Intersolv, Inc., Sapiens International Corporation Inc., Mastech, Inc. and Level 8 Systems, Inc., all of which are Nasdaq traded companies, and Computron Software Inc., which is traded on the OTC. Mr. Berty has significant expertise in the Year 2000 problem.

  MR. HIGGINS co-founded CSI in December 1995, and serves as its President and CEO. After the CSI recapitalization in November 1996, Mr. Higgins became a director and was elected as the President of Old ZMAX in December 1996. Prior to founding CSI, from 1993 to 1996, Mr. Higgins was a Vice President of Integrated Microcomputer Systems Inc., a software reengineering company that developed the VISION 2000SM proprietary tools used by the Company. From 1991 to 1993, Mr. Higgins was Vice President of Anstec Inc., an information technology technical services company in Fairfax, Virginia. Mr. Higgins served from 1986 to 1991, as a director of Martin Marietta Corp.'s Information Services unit that specializes in providing information systems services to the U.S. federal government. From 1970 to 1986, Mr. Higgins served in various executive positions at AT&T including Division Sales Manager and Division Engineering Manager. Mr. Higgins earned an MBA from Xavier University and a B.S. in Engineering from the United States Military Academy at West Point.

  MR. WAREHAM has been the Vice President and Chief Financial Officer of Old ZMAX and on its Board of Directors since September 1996. Prior to joining Old ZMAX, from 1994 to April 1995, Mr. Wareham served as the President of Global Financial Corporation, a Turks and Caicos investment company. Mr. Wareham currently serves as a director and officer of Intercap Resources Management Corp., an oil and gas exploration and development company traded on the Vancouver Stock Exchange and Cybernet Internet Services International Inc., a start up Internet services company. In addition, Mr. Wareham is the President of Wareham Management Ltd. which provides management consulting and accounting services to Canadian and American public companies, including the Company. Mr. Wareham is a certified general accountant and has been engaged in public practice accounting for over twenty years.

  MR. KOMAR was appointed to the Company's Board of Directors in November 1996, and serves as Fiserv, Inc.'s representative on the Board. Mr. Komar is a Group Executive Vice President of Fiserv, Inc., a Nasdaq traded company and leading provider of advanced data processing services and related products to the financial industry. His responsibilities at Fiserv include overseeing Fiserv's product companies that offer services to treasury and cash management markets, the mortgage banking industry and the federal government sector. Mr.

Komar was formerly Executive Vice President and Chief Financial Officer of Citicorp Information Resources, Inc. ("CIR"), a wholly owned subsidiary of Citicorp providing software and transaction processing services to financial institutions, that was acquired by Fiserv in 1991. He was with CIR from 1985 through its divestiture date. Prior to that, Mr. Komar was Chief Financial Officer of Diners Club International, a Citicorp subsidiary. From 1970 through 1980, he was associated with Gulf & Western Industries in several positions, the two most current being Director of International Special Projects, and President of Gulf & Western International Holding Company. Mr. Komar is a graduate of the City University of New York with a B.S. in Accounting and holds a Masters degree in Finance from Pace University.

  MR. MILLER has been a director of the Company since November 1996. Since 1991, Mr. Miller has served as the President and a Director of Job Industries, a company involved in the commercial application of ice blasting technology. He is also a director of Ourominas Minerals, Inc., a Brazilian and Venezuelan gold mining company. From 1993 to 1996, he served as a Director of Eurus Resources, a mining and mineral exploration company, and from 1990 to 1994, as a Chairman and a Director of Crystallex International Corporation, a Venezuelan gold mining company.

  MR. FINE was elected to the Board of Directors in May 1997. In 1993, Mr. Fine co-founded Level 8 Systems, Inc., a middleware software company traded on Nasdaq and currently serves on its board of directors. He is also a principal and co-founder of Decision Drivers, Inc., a joint venture formed with The Gartner Group in 1995 that develops sophisticated decision analysis software. Mr. Fine consults on computer system strategic planning for a number of large, public company clients, including the U.S. Postal Service, American Express and the Norwest Corporation. Prior to 1994, Mr. Fine was employed by Citibank for 19 years where he was responsible for managing Citibank's worldwide retail banking systems and developed Citibank's global ATM Network.

  MR. YOURDON is a software engineering consultant and has worked in the computer software industry for 30 years, including positions with General Electric and DEC. From 1994 to 1997, when the Company was acquired, Mr. Yourdon was a director of Requisite, Inc., a leading supplier of groupware tools for requirements management. Since January 1997, Mr. Yourdon has been a director of Mastech Systems Corp., a leading supplier of software program and systems development services. From 1991 to 1993, Mr. Yourdon was a member of the expert advisory panel on I-CASE acquisition for the U.S. Department of Defense. He is the editor of three software journals --American Programmer, Corporate Internet Strategies and Application Development Strategies -- that analyze software technology trends and products in the United States and several other countries. In 1974, Mr. Yourdon founded and was the CEO of his own consulting firm, Yourdon, Inc., that provided educational, publishing and consulting services in state-of-the-art software engineering technology, which company was sold in 1986. Mr. Yourdon is the author of over 200 technical articles and 24 computer and programming books. Mr. Yourdon received a B.S. in Applied Mathematics from MIT and has done graduate work at MIT and the Polytechnic Institute of New York.

  The Company compensates certain of its outside directors at $12,000 per year. The Company also reimburses all directors their expenses in attending Board of Directors meetings.

EXECUTIVE OFFICERS, KEY EMPLOYEES AND CONSULTANTS

  Certain information about the Old ZMAX's executive officers and key personnel is listed below.

        NAME                      AGE                 POSITION
        ----                      ---                 --------
Michael C. Higgins...............  52 President and Chief Executive Officer
Joseph Yeh.......................  52 Senior Vice President-Technology
Jack Effrain.....................  53 Senior Vice President-Sales and Marketing
G.W. Norman Wareham..............  44 Vice President, Chief Financial Officer
                                       and Secretary
Shafiq Nazerali..................  36 Consultant

  Biographical information about these individuals who are also directors of Old ZMAX is listed above. See "Management and Executive Compensation-- Directors and Director Nominees."

  MR. YEH is the Senior Vice President-Technology of CSI and, beginning in September 1996, was a consultant to the Company. For the eight year period prior to his engagement by the Company, Mr. Yeh was an executive officer of Integrated Microcomputer Systems, Inc. ("IMS") serving as its President from 1993 to 1996 and as its Senior Vice President from 1989 to 1993. Mr. Yeh also managed IMS' Taiwan subsidiary, Information Management Services, Inc., in the design and development of management information systems for both government and commercial clients of the Republic of China. Mr. Yeh was instrumental in the development of the Company's VISION 2000SM proprietary tools and methodology. Mr. Yeh earned both an M.S. and B.S. in Computer Science from the University of Maryland.

  MR. EFFRAIN is the Senior Vice President-Sales and Marketing of CSI and has served in that position since September 1997. Prior to his engagement by the Company, Mr. Effrain was the Director of Business Development of Systems Automation Corp., where he managed sales staff and developed marketing strategies for Year 2000 licensing software. From 1993 to 1995 he was Vice President of Consulting Services of Intersolv, Inc., a Nasdaq traded company. For the period 1989 to 1993, Mr. Effrain served as Regional Vice President for Cap Gemini America. Mr. Effrain is a member of the Maryland State Bar Association and operated a private law practice prior to working for the Company. Mr. Effrain is a graduate of Queens College, City University of New York with a B.A. in Psychology and holds a Juris Doctor degree from the University of Baltimore.

  MR. NAZERALI has been a key consultant to the Company since September 1994, providing advice in connection with the Company's efforts to raise capital for its operations and with acquisition and strategic growth opportunities. Mr. Nazerali is also a financial consultant at International Portfolio Management Inc. and has held that position since January 1992. Since October 1994, Mr. Nazerali has served as a director of Intercap Resources Management Corp., an oil and gas exploration and development company traded on the Vancouver Stock Exchange. For the period from August 1996 to July 1997, Mr. Nazerali was a director and Vice President-Finance of Harambe Mining Co., a publicly listed African mining company. From February through December of 1995, Mr. Nazerali was a director of Multivision Communications Corp., a telecommunications company traded on the Vancouver Stock Exchange. Previously, from July 1992 to August 1995, he was the Vice President and/or director of Canbras Communications Corp., a Brazilian telecommunications company. Mr. Nazerali also currently sits on the Board of Directors of TDK Ventures Ltd, a publicly listed development stage company. He is responsible for identifying acquisition targets and raising venture funds for those entities. Mr. Nazerali is a financial consultant and also engages in sourcing venture capital funds for private and public companies focused in the technology and communications industry.

  With the exception of Mr. Higgins and Mr. Yeh who worked together at Integrated Microcomputer Systems, Inc., the Company's senior management personnel have worked together only a short time. There are no family relationships between any director, executive officer or director nominees.

  The Board of Directors elects officers annually or at such other times as are necessary for the operation of the Company's business and such officers serve at the discretion of the Board.

  The following table sets forth certain information regarding compensation awarded to, paid to, or earned by, each person who served as Chief Executive Officer of the Company in 1996 and each of the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1996 (these persons are sometimes referred to as the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                     ANNUAL COMPENSATION         COMPENSATION
                                     ---------------------------------------------
                                                             RESTRICTED SECURITIES
                                                               STOCK    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR      SALARY        BONUS     AWARDS    OPTIONS    COMPENSATION(1)
---------------------------  ----    -----------    ------------------- ----------  ---------------
Michael C. Higgins......     1996    $    62,000     $     0      0           0           $ 0
 President and Chief
 Executive Officer           1995(1) $         0          $0      0           0            $0
Michael S. Cannon.......     1996    $    62,000     $     0      0           0           $ 0
 Executive Vice Presi-
 dent                        1995(2) $         0     $     0      0           0           $ 0
Edward Blessing (4).....     1996    $    58,034(3)  $     0      0           0           $ 0
 President and Chairman
 of the Board                1995    $         0     $     0      0       3,125(6)        $ 0
                             1994    $         0     $     0      0       1,562(7)        $ 0
Lloyd Merrifield (5)....     1996    $    10,000     $     0      0           0           $ 0
 President and Chief Fi-
 nancial Officer             1995    $         0     $     0      0       1,562(6)        $ 0
                             1994    $         0     $     0      0       1,562(7)        $ 0

--------
(1) CSI was formed in December 1995, and Mr. Higgins received no compensation from CSI in 1995. Mr. Higgins was employed as President of CSI throughout 1996 and became President of Old ZMAX in December, 1996.
(2) CSI was formed in December 1995, and Mr. Cannon received no compensation from CSI in 1995. Mr. Cannon was employed as the Senior Vice President-Sales of CSI throughout 1996. Mr. Cannon resigned from the Company in April 1997. Pursuant to the terms of his employment agreement with CSI and his separation agreement with CSI, he is collecting severance from the Company in the amount of $100,000 per year through November 1999. Mr. Cannon has agreed to provide consulting services for sales and marketing events as requested by the Company at no additional fee to the Company.
(3) Inclusive of reimbursement for expenses.
(4) Mr. Blessing served in these positions from June 13, 1995 to September 30, 1996.
(5) Mr. Merrifield served in these positions from September 27, 1994 to June 13, 1995. This amount was paid to Mr. Merrifield in 1996 for services rendered by him in 1995 and 1994.
(6) These options did not survive the Named Executive's tenure as Chief Executive Officer of the Company and are therefore cancelled.
(7) These options were voluntarily cancelled by the Named Executives upon resignation from the Company.

  The Company did not grant any stock options to purchase shares of Common Stock or stock appreciation rights ("SARs") to the Named Executives or others during fiscal year 1996. The Company has no stock options to purchase shares of common stock held by the Named Executives on December 31, 1996. The Company has no outstanding SARs.

EMPLOYMENT AGREEMENTS

  The Company maintains written employment agreements with the following key executive officers of its operating subsidiary:

 Michael Higgins

  As part of the CSI recapitalization, on November 6, 1996, CSI entered into an employment agreement with Mr. Higgins to serve as President of CSI. The agreement was amended effective January 1, 1997 to set forth the compensation determined by the Company's Compensation Committee. Mr. Higgins' base salary is $150,000 per year for 1997, $175,000 for 1998 and $200,000 for 1999. The agreement provides for a bonus of up to 100% of base salary upon the achievement of performance criteria including gross revenue and earnings targets, which criteria will be adjusted each year by the Compensation Committee. If the performance goals are not met or if Mr. Higgins is no longer employed by the Company (unless for cause), the bonus may be paid at the discretion of the Compensation Committee. The bonus is payable 25% in cash and 75% in Common Stock based on the fair market value of the Common Stock at the end of the fiscal year. The agreement is for a three-year term commencing on November 6, 1996, and is terminable by the executive upon 60 days notice to the Company and by the Company on notice to the executive. The agreement contains non-competition, non-solicitation and non-disclosure provisions restricting the executive from employment with any competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the agreement and for up to two years thereafter. Under certain circumstances, the agreement requires the Company to make severance payments to the executive for the remaining term of the agreement.

 Mr. Yeh

  On June 18, 1997 the Company entered into an employment agreement with Mr. Yeh as CSI's Senior Vice President--Technology. This agreement is retroactively effective to January 1, 1997 and replaces Mr. Yeh's consulting agreement with the Company. The agreement is for a three year term commencing January 1, 1997, and is terminable by the Company only for cause (as defined). Mr. Yeh's base salary for 1997 is $125,000 and will increase by 10% in each subsequent year. The agreement provides for a bonus of up to 100% of base salary upon the achievement of performance criteria including gross revenue and earnings targets, which criteria will be adjusted each year by the Compensation Committee. If the performance goals are not met or if Mr. Yeh is no longer employed by the Company (unless for cause), the bonus may be paid at the discretion of the Compensation Committee. The bonus is payable 50% in cash and 50% in Common Stock based on the fair market value of the Common Stock at the end of the fiscal year. The agreement contains non-competition, non-solicitation and non-disclosure provisions restricting the executive from employment with any competing business, soliciting or diverting Company employees and customers to a competing business or disclosing the Company's proprietary information to third parties during the term of the agreement and for up to two years thereafter. Under certain limited circumstances, the agreement requires the Company to make severance payments to the executive for a nine month period. If the agreement is terminated by the Company without cause (as defined) the Company must continue to pay the executive's base salary for the remainder of the term of the agreement.

 Mr. Effrain

  Mr. Effrain entered into an employment agreement with CSI as Senior Vice President--Sales and Marketing on August 14, 1997. The agreement is at-will and may be terminated at any time by CSI, with or without cause (as defined in the agreement). Termination without cause requires CSI to pay three months base salary, any vested stock options and all bonus amounts due and owing as severance. Mr. Effrain's base salary is $110,000 per year, and he is entitled to a year-end bonus of up to 100% of base salary. Mr. Effrain's employment agreement requires that he sign an agreement preventing him from competing with the Company in the year 2000 business or from soliciting its customers, and requires that he assign to the Company all patents and inventions created while an employee.

  See "Compensation Committee Report on Executive Compensation."

KEY CONSULTANT AGREEMENTS

  The Company maintains written consulting agreements with the following key consultants.

 Michel Berty

  On April 1, 1997, the Company entered into a consulting agreement with MBY, Inc., a company wholly owned by Michel Berty, and Michel Berty for management consulting services. This agreement is for a term of three years, with successive automatic renewals for additional one-year periods. The monthly consulting fee payable to MBY, Inc. is $20,000 plus reimbursement of out-of-pocket expenses. If the consulting agreement is terminated by the Company without cause prior to its expiration, the Company is obligated to continue to pay the monthly $20,000 fee for the remaining term of the Agreement or one year after such termination, whichever occurs first.

 Shafiq Nazerali

  On May 30, 1997, the Company entered into a consulting agreement with Mr. Nazerali for services associated with raising capital, business development and strategic opportunities. This agreement documents a long-standing consulting arrangement with Mr. Nazerali and is for a term of one year, with successive automatic renewals for additional one-year periods. The monthly consulting fee payable to Mr. Nazerali is $10,000 plus reimbursement of out-of-pocket expenses.

 G.W. Norman Wareham

  On May 30, 1997, the Company entered into a consulting agreement with Wareham Management Ltd. for accounting and financial services. This agreement documents the oral consulting arrangements with Mr. Wareham and is for a term of one year, with successive automatic renewals for additional one-year periods. The monthly consulting fee payable to Wareham Management Ltd. is $3,500 plus Canadian goods and services tax and reimbursement of out-of-pocket expenses.

  All of the Company's consulting agreements with its consultants are terminable by the Company on notice and contain non-competition, non-solicitation and non-disclosure provisions restricting the consultant from engaging in any similar services for any competing business, soliciting or diverting Company employees and clients to any competing business, or disclosing the Company's intellectual property to third parties during the term of the agreement and for two years thereafter.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

  The Board of Directors of the Company held eleven meetings or written consent actions during 1996. In December 1996, the Board of Directors established a Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation and benefits of all the executive officers and consultants of the Company, administers the Company's compensation and benefit plans, and reviews general policies relating to compensation and benefits. The members of the Compensation Committee are Messrs. Komar and Wareham. Mr. Nazerali consults with the Compensation Committee upon request. The Compensation Committee did not hold any meetings during 1996. The Company did not have any other Board Committees in 1996. Each director attended at least 75% of the meetings of the Board of Directors and all written consent actions were signed by all directors holding office at the time the action was taken.

AUDIT COMMITTEE

  Upon consummation of the transactions contemplated by this Proxy Statement/Prospectus, the Board of Directors will establish an Audit Committee. The Audit Committee, which will be comprised of Messrs. Fine, Komar and Wareham, will have the authority to make recommendations concerning the engagement of independent public accountants, review the scope and results of the audit and other services performed by the Company's independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee consists entirely of nonemployee directors and determines the compensation paid to the Chief Executive Officer and the other executive officers and consultants of the Company. The Compensation Committee believes that for the Company to be successful long-term and for it to increase stockholder value it must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

  Executive compensation is made up of three components:

    Base Salary. An executive's base salary is initially determined by considering the executive's level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) is also considered in establishing base salary.

    Stock Options. The Company adopted an incentive stock option plan to provide stock option awards to certain executives. See "Proposal to Approve ZMAX Corporation 1997 Stock Incentive Plan." The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee awards stock options to certain executives. The Compensation Committee intends to use both subjective appraisals of the executive's performance and the Company's performance and financial success during the previous year to determine option grants.

    Bonus. The Company has also implemented an executive bonus program for certain of its executives. Such bonuses are based, in part, on the Company's financial performance during the previous fiscal year including achievement of gross revenue and net income targets. In addition, objective individual measures of performance compared to the individual's business unit profit performance may be considered. A subjective rating of the executive's personal performance may also be considered. Bonuses may be paid in cash or Common Stock or a combination of cash and Common Stock. Bonuses are typically linked to a percentage of base salary.

  The Compensation Committee recommended to the Board of Directors and the Board of Directors approved a compensation package for the Company's Chief Executive Officer, Mr. Higgins, that includes a $150,000 base salary with annual increases plus a bonus of up to 100% of the base salary and for its Senior Vice President--Technology, Mr. Yeh, that includes a $125,000 base salary with annual increases and a bonus of up to 100% of the base salary. Receipt of the bonus is subject to the Company's achievement of certain performance criteria, including gross revenue and net income targets. If the bonus targets are achieved, the bonus for Mr. Higgins would be paid 25% in cash and 75% in Common Stock and the bonus for Mr. Yeh would be paid 50% in cash and 50% in Common Stock. In each case, the number of shares of bonus stock will be equal to the dollar amount of the bonus payable in stock divided by the fair market value (as defined) of the Common Stock at the end of the fiscal year. If the performance criteria are not achieved or the executive is no longer employed by the Company (other than for cause termination), a bonus may be awarded in the discretion of the Compensation Committee.

  In determining the 1997 compensation packages for these executive officers, the Compensation Committee considered that Mr. Higgins was a founder of the Company, the experience and compensation history of each individual and compensation packages awarded to similar executives of other similarly situated start-up companies, to the extent such information could be learned. The Compensation Committee also relied on competitive industry statistics and other industry comparison data. The Compensation Committee ensured that the incentive bonus compensation is only paid if the performance targets are met and the Company is in a sound financial position.

  Exceptions to the general principles stated above are made when the Compensation Committee deems them appropriate to stockholder interest. The Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate The competitive opportunities to which the Company's executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable and, therefore, the Compensation Committee's information about such opportunities is often anecdotal.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will consider whether any necessary adjustments are appropriate if it becomes likely that any executive officer's compensation may exceed the $1,000,000 limit.

                                       Compensation Committee

                                       Steve L. Komar
                                       G.W. Norman Wareham



STOCKHOLDER RETURN PERFORMANCE GRAPH

  The following graphs shows a comparison of cumulative total returns for Old ZMAX (and its predecessors) Common Stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Computer & Data Processing Industry Index since December 31, 1992. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Common Stock.

                COMPARISON OF 48 MONTH CUMULATIVE TOTAL RETURN*
         AMONG ZMAX CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX


                           [LINE CHART APPEARS HERE]

ZMAX CORPORATION                         100    178    178     11    73
NASDAQ STOCK MARKET (U.S.)               100    115    112    159   195
NASDAQ COMPUTER & DATA PROCESSING        100    106    129    196   242


* $100 INVESTED ON 12/31/92 IN STOCK OR INDEX, INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31. THERE WAS NO ESTABLISHED U.S. TRADING MARKET FOR OLD ZMAX OR ITS PREDECESSORS AS OF DECEMBER 31, 1991.


1997 DIRECTORS FORMULA STOCK OPTION PLAN

  The Company maintains the ZMAX Corporation 1997 Directors Formula Stock Option Plan (the "Director Plan"). The Board of Directors has reserved 120,000 shares of Common Stock for issuance pursuant to awards may be made under the Director Plan subject to adjustment as provided therein. The number of shares of Common Stock associated with any forfeited option are added back to the number of shares that can be issued under the Director Plan.

  The awards under the Director Plan are determined by the express terms of the Director Plan. The Director Plan will be administered by a committee (the "Committee"), the members of which are appointed by the Board of Directors. The Committee will consist of at least one or more members of the Board of Directors who will not receive a grant of an option under the Director Plan and who are not currently eligible to receive a grant of an option under the Director Plan. The Committee members are currently Messrs. Berty and Higgins. The Committee will have the authority in its sole discretion to interpret the Director Plan and to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Director Plan.

  Other than Mr. Komar and Mr. Wareham, only nonemployee directors of the Company who do not perform services for the Company are eligible to participate in the Director Plan. The Director Plan provides for option grants upon a nonemployee director's initial appointment after May 20, 1997 to the Board of Directors to purchase 12,000 shares of Common Stock at a price per share exercise price equal to the then fair market value of a share of Common Stock. The nonemployee director will vest immediately in 8,000 shares of Common Stock and will vest in an additional 2,000 shares after the completion of the first year of continued service and an additional 2,000 shares after the completion of the second year of continued service. Each option granted pursuant to the Director Plan will be evidenced by an agreement and will be subject to additional terms as set forth in the agreement.

  Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period provided in the agreement.

  The Director Plan was effective on May 20, 1997, and will continue to be effective until ten years after the effective date of the Director Plan, unless sooner terminated by the Board of Directors.

  The number of shares of Common Stock reserved for issuance upon exercise of options granted under the Director Plan, the number of shares of Common Stock subject to outstanding options and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event. The number of shares of stock subject to options granted in connection with initial appointments or as annual service awards are also subject to adjustment in such events. In the event of certain corporate reorganizations and similar events, the options may be adjusted or, with regard to vested options, cashed out depending upon the nature of the event. As of the date of this Proxy Statement/Prospectus, 36,000 options have been granted under the Director Plan and an additional 12,000 options will be granted to a director nominee upon his taking office with the Company following the completion of the transactions contemplated by this Proxy Statement/Prospectus.

  A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time a participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  Pursuant to the Delaware Law, New ZMAX has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances and authorize the Company to indemnify its directors by bylaw, agreements or otherwise, to the full extent permitted by law. The Company's bylaws require the Company to indemnify its directors to the full extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary.

                          PROPOSAL TO ELECT DIRECTORS

  The Bylaws of the Company currently provide that the Board of Directors will determine the number of directors to serve on the Board. The Company's Board of Directors currently consists of seven members. Each director holds office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board of Directors has proposed six nominees for directors of Old ZMAX for vote at the Old ZMAX 1997 Annual Meeting of Stockholders. Other than Edward Yourdon, each of the six nominees is presently serving as a director of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election of the six nominees. If any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead at the discretion of the Board of Directors. The Board of Directors knows of no reason to anticipate that this will occur. The nominees for directors are:
Michel Berty, Michael C. Higgins, Steve L. Komar, G.W. Norman Wareham, Ted Fine and Edward Yourdon. Biographical information for all of the nominees is set forth above in "Directors and Director Nominees."

  The Board of Directors of New ZMAX will be classified and the directors will serve staggered terms as described under "Comparison of Stockholder Rights." Assuming the nominees set forth above are elected to the Board of Old ZMAX and the Merger is approved, such persons will become directors of New ZMAX as of the Effective Time and will be classified as follows:

  CLASS I--TERM EXPIRES AT THE 1998 ANNUAL MEETING
    Michael C. Higgins
    G.W. Norman Wareham

  CLASS II--TERM EXPIRES AT THE 1999 ANNUAL MEETING
    Michel Berty
    Steve L. Komar

  CLASS III--TERM EXPIRES AT THE 2000 ANNUAL MEETING
    Ted Fine
    Edward Yourdon

        PROPOSAL TO APPROVE ZMAX CORPORATION 1997 STOCK INCENTIVE PLAN

  The Company maintains the ZMAX Corporation 1997 Stock Incentive Plan (the "Incentive Plan"). The Incentive Plan provides the Company with increased flexibility to grant equity-based compensation to key employees, officers, directors and consultants of the Company or an affiliate. The Board of Directors has reserved 1,700,000 shares of common stock (the "Common Stock") for issuance pursuant to awards that may be made under the Incentive Plan, subject to adjustment as provided therein. The number of shares of Common Stock associated with any forfeited Stock Incentive are added back to the number of shares that can be issued under the Incentive Plan. The closing bid price per share of Common Stock reported on the OTC Bulletin Board was $13.50 as of October 9, 1997.

  The Incentive Plan was adopted by the Board of Directors on May 20, 1997. The Incentive Plan is subject to approval of the stockholders within 12 months after adoption of the Incentive Plan. If such approval is not obtained, any Stock Incentives granted under the Incentive Plan will be void. The Incentive Plan is being submitted for approval to the stockholders of Old ZMAX at the Meeting. See "The Meeting."

  Awards under the Incentive Plan will be determined by a committee (the "Committee"), the members of which are selected by the Board of Directors. The current members of the Committee are Messrs. Wareham and Komar. The Incentive Plan permits the Committee to make awards of a variety of equity-based incentives, including stock awards, options to purchase shares of Common Stock, stock appreciation rights, phantom shares, performance unit appreciation rights, and dividend equivalent rights (collectively, "Stock Incentives").

  The number of shares of Common Stock for which a Stock Incentive is granted and to whom any Stock Incentive is granted shall be determined by the Committee, subject to the provisions of the Incentive Plan. Stock Incentives issuable may be made exercisable or settled at such prices and may be made forfeitable or terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Incentive Plan. Each Stock Incentive will be evidenced by a Stock Incentive Agreement or made subject to the terms of a Stock Incentive Program, each containing terms and restrictions as the Committee may deem appropriate. No participant, however, may be granted during any one year period rights to shares of Common Stock under options and stock appreciation rights which, in the aggregate, exceed 1,700,000 shares of Common Stock.

  The Incentive Plan allows for the grant of incentive stock options and non-qualified stock options. The Committee will determine whether an option is an incentive stock option or a non-qualified stock option at the time the option is granted. The exercise price of an option is established by the Committee. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of the grant (or less than 110% of the fair market value if the participant controls more than 10% of the voting power of the Company or a subsidiary). Non-qualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Common Stock on the date that the option is awarded. The Committee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

  The term of an option will be specified in the applicable Stock Incentive Agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who controls more than 10% of the voting power of the Company or a subsidiary will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in a Stock Incentive Agreement, in the event of a participant's termination of employment, an incentive stock option will become unexercisable no later than three months after the date of such termination of employment; provided, however, that if such termination of employment is due to death or disability, one year will be substituted for the three-month period.

  Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Committee may provide that they are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Committee with respect to any particular award.

  The Committee may grant shares of Common Stock to a participant as stock awards, subject to such restrictions and conditions, if any, as the Committee may determine. Dividend equivalent rights, performance units and phantom shares may be granted in such numbers or units and may be subject to such conditions or restrictions as the Committee may determine and will be payable in cash or shares of Common Stock, as the Committee may determine. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

  Stock Incentives generally are not transferable or assignable during a holder's lifetime. However, Stock Incentives may include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are subject to termination upon termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Incentive Plan.

  The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company. In the event of certain corporate reorganizations, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the terms of the Incentive Plan or any agreement reflecting the terms of a Stock Incentive.

  Although the Incentive Plan may be amended by the Board of Directors without stockholder approval, the Board of Directors also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No such action by the Board of Directors may adversely affect the rights of a holder of a Stock Incentive without the holder's consent.

  A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time a participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the price paid for the Common Stock, and the Company will then be entitled to a corresponding deduction.

  A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Common Stock purchased pursuant to the option. A participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If a participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is issued to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If a participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If a participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

  A participant generally will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit appreciation right or phantom share (an "Equity Incentive"). At the time a participant receives payment under any Equity Incentive, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Common Stock received, and the Company will then be entitled to a corresponding deduction.

  A participant will not be taxed upon the grant of a stock award if such award is not transferrable by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of Common Stock that are subject to the stock award become transferrable by the participant and are no longer subject to a substantial risk of forfeiture, a participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award that is subject to a substantial risk of forfeiture, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at the time of grant and the Company also will be entitled to a corresponding deduction at that time.

  As of October 10, 1997, the Company has issued options to purchase 1,300,000 shares of Common Stock under the Incentive Plan to four individuals including Messrs. Berty, Higgins, Yeh and Effrain. On April 17, 1997, Messrs. Berty and Higgins each received options to purchase 450,000 shares at an exercise price of $14.31 per share. So long as the executive is still employed by the Company, options for 150,000 shares vest annually if the Company achieves targeted gross revenues of $9,000,000. Vesting is accelerated to up to 225,000 shares annually for performance above the target level and is reduced for performance below the target levels. No vesting will occur if gross revenues are less than $7,000,000 in any fiscal year. On April 17, 1997, Mr. Yeh received options to purchase 300,000 shares at an exercise price of $14.31 per share. Options representing 100,000 shares vested immediately upon grant with an additional 100,000 shares vesting at the end of each of fiscal years 1998 and 1999 so long as Mr. Yeh is still employed by the Company. Subject to the approval of the Company's Compensation Committee, Mr. Effrain will receive options to purchase 100,000 shares of Common Stock at an exercise price of $12.4375 per share. The option will contain a seven-year cliff vesting with acceleration based on performance. With respect to all of these options, if the executive dies or is no longer employed by the Company at the end of any fiscal year, the Compensation Committee may accelerate the vesting of these options in its discretion, assuming, in the case of options tied to performance goals, that the performance goals are met. The term of these options is ten years from the date of grant, subject to prior forfeiture in certain events pursuant to the Incentive Plan.

  The Old ZMAX Board recommends that Old ZMAX stockholders vote "FOR" approval and adoption of the Incentive Plan.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain historical and pro forma information as of October 15, 1997 with respect to the shares of Common Stock owned (i) by each of the Company's directors, director nominees and executive officers,
(ii) by all directors, director nominees and officers as a group, and (iii) by each person known to the Company to own beneficially more than 5% of the outstanding shares of Old ZMAX Common Stock. The beneficial ownership reporting requirements of Section 13(d) of the Exchange Act are not yet applicable to the Company's stockholders because the Old ZMAX Common Stock is not yet a registered class of equity securities under the Exchange Act. As a result, there may be other beneficial owners of 5% or more of the outstanding Old ZMAX Common Stock who hold such shares through nominees and are unknown to the Company. As of October 15, 1997, there were 9,450,514 outstanding shares of Old ZMAX Common Stock, which is the Company's only class of voting shares, and 124,000 option shares that are exercisable within 60 days. In addition, one of the Company's director nominees will receive options for 12,000 shares upon his election to the Board of Directors of which options for 8,000 shares will be immediately exercisable. See "Description of Securities" and "Shares Eligible for Future Sale."

                                 OLD ZMAX                    NEW ZMAX
                                  ACTUAL                   PRO FORMA(1)
                          --------------------------- ---------------------------
  DIRECTORS AND           NUMBER OF     PERCENTAGE OF NUMBER OF     PERCENTAGE OF
EXECUTIVE OFFICERS         SHARES        OUTSTANDING   SHARES        OUTSTANDING
------------------        ---------     ------------- ---------     -------------
Michael C. Higgins......  1,600,000(2)      16.9%     1,600,000(2)      13.5%
Steve L. Komar..........    274,442(3)       2.9%       274,442(3)       2.3%
Joseph Yeh..............    100,000(4)         1%       100,000(4)         *
G.W. Norman Wareham.....      8,000(5)         *          8,000(5)         *
Ted Fine................      8,000(5)         *          8,000(5)         *
Edward Yourdon (director
 nominee)...............          0            *          8,000(6)         *
Robert Miller...........      1,500            *          1,500            *
Jack Effrain............        200            *            200            *
All current directors,
 director nominees and
 officers as a group
 (seven persons)........  1,992,142(7)      20.8%     2,000,142(8)      16.7%
5% OR MORE STOCKHOLDERS
-----------------------
Michael S. Cannon.......  1,600,000(2)      16.9%     1,600,000(2)      13.5%
 2756 North Green Valley
 Parkway
 Suite 280
 Henderson, Nevada 89014
Bank Sarasin & Cie......    723,550(9)       7.7%       923,550(9)       7.8%
 11 Lowenstrasse
 8001 Zurich
 Switzerland
Anker Bank..............    301,225(10)      3.2%       601,225(10)      5.1%
 Talstrasse 82
 P.O. Box 4923
 8022 Zurich
 Switzerland
First Capital Invest        480,000          5.1%       480,000(9)         4%
 Corp...................
 Muehlebachstrasse 54
 First Floor
 8008 Zurich
 Switzerland

--------

(1) Based on 11,870,514, shares outstanding, assuming (i) that the Company's Debentures are fully exchanged in the Exchange Offer for 1,210,000 shares of Common Stock and Warrants to purchase an equal number of shares and
    (ii) the full exercise of the Warrants into 1,210,000 shares of Common Stock. In addition, pro forma assumes that there will be 132,000 option shares that are exercisable within 60 days of the Effective Time of the Merger.

(2) Messrs. Higgins and Cannon were each issued 1,600,000 shares in the recapitalization of CSI including 1,400,000 shares each that were placed in escrow subject to release based on future cash flows generated by CSI and will continue to remain subject to this escrow after the Effective Time of the Merger. As of October 15, 1997, all 2,800,000 of the shares remain in escrow. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--CSI Recapitalization."
(3) 266,442 of these shares are held in the name of Fiserv, Inc. Mr. Komar is an Executive Vice President of Fiserv, Inc. Mr. Komar disclaims beneficial ownership of these shares. The remaining 8,000 shares are subject to presently exercisable stock options granted to Mr. Komar.
(4)  Reflects shares subject to presently exercisable stock options.
(5)  Reflects shares subject to presently exercisable stock options.
(6) Reflects shares subject to exercisable stock options that will be granted to Mr. Yourdon upon his election to the Board of Directors.
(7) Includes 124,000 shares subject to presently exercisable stock options granted to directors and executive officers.

(8) Includes 132,000 shares subject to presently exercisable stock options granted to directors and executive officers.
(9) Includes 523,550 shares of Common Stock and 200,000 shares of Common Stock issuable upon conversion of Debentures. Pro forma ownership includes an additional 200,000 shares of Common Stock to be issued upon exercise of Warrants issued in connection with the Exchange Offer. Bank Sarasin & Cie has advised the Company that such shares are held as nominee for various clients of Bank Sarasin & Cie, none of whom beneficially own more than 100,000 shares of Old ZMAX Common Stock and none of whom are acting in concert. Bank Sarasin & Cie has advised the Company that its clients have voting power and investment power with respect to these shares and that Bank Sarasin & Cie disclaims beneficial ownership of these shares.
(10) Includes 1,225 shares of Common Stock and 300,000 shares of Common Stock issuable upon conversion of Debentures. Pro forma ownership includes an additional 600,000 shares of Common Stock to be issued upon exercise of Warrants issued in connection with the Exchange Offer. Anker Bank has advised the Company that such shares are held as nominee for various clients of Anker Bank, none of whom beneficially own more than 100,000 shares of Common Stock and none of whom are acting in concert. Anker Bank has advised the Company that its clients have voting power and investment power with respect to these shares and that Anker Bank disclaims beneficial ownership of these shares.
*   Less than 1%

             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Mr. Berty and Mr. Berty's wholly owned company MBY, Inc., are consultants to the Company providing management advice. In 1997, MBY, Inc. will be entitled to receive $180,000 in consulting fees plus reimbursement of out-of- pocket expenses. See "Management and Executive Compensation--Key Consulting Agreements."

  Mr. Nazerali is a consultant to the Company providing advice in connection with the Company's efforts to raise capital for its operations and on acquisition opportunities. Mr. Nazerali received $120,000 consulting fees from the Company for services rendered in 1996 and $155,635 in reimbursement for his out-of-pocket expenses. See "Management and Executive Compensation--Key Consulting Agreements." In addition, Mr. Nazerali was instrumental in the CSI recapitalization and the financing for the working capital needs of the Company following that transaction, including the offering of the Debentures completed in December 1996. See "Description of Securities--Debentures." For his services to the Company in the CSI recapitalization and Debenture financing, he was awarded 320,000 shares of Common Stock of the Company. These shares were issued in the name of Mr. Nazerali's designee, Valorinvest Ltd., an Irish company partially owned by Mr. Nazerali's brother. Valorinvest Ltd. received approximately $563,000 from Old ZMAX in 1996 in connection with the recapitalization of CSI as satisfaction for amounts owed by Old ZMAX as of December 31, 1995.

  The Company has engaged Wareham Management Ltd., a company owned by Mr. Wareham, the Vice President and Chief Financial Officer of the Company, to provide accounting, bookkeeping and related services under a consulting agreement. In 1996, Wareham Management Ltd. received approximately $12,235 from the Company for services rendered and $3,016 in reimbursement for his out-of-pocket expenses. See "Management and Executive Compensation--Key Consulting Agreements."

  Mr. Heideman, a director of the Company from October 1996 through June 18, 1997, was also a consultant to the Company pursuant to a consulting arrangement. Mr. Heideman received $28,000 in compensation from the Company for services rendered in 1996 and $4,800 in reimbursement for his out-of-pocket expenses. This consulting arrangement was terminated by the Company in April 1997. In addition, Mr. Heideman, through his company, NewDominion Capital Group Inc., provided consulting services in connection with the CSI transaction and received 20,000 shares of Common Stock for $.30 per share of the Company as consideration for such services. These shares were issued in the name of NewDominion Capital Group Inc. in April 1997.

  As part of the recapitalization of CSI, the Company acquired the interest of Fiserv, Inc. in the Fiserv Century Services Joint Venture in exchange for, among other consideration, Old ZMAX's promissory note for $385,000. In May 1997, this promissory note was converted into 32,077 shares of Old ZMAX Common Stock issued to Fiserv, Inc. Mr. Komar is a Group Executive Vice President of Fiserv, Inc. and a director of the Company.

                         DESCRIPTION OF THE SECURITIES

  The authorized capital stock of the Old ZMAX consists of 95,000,000 shares of Old ZMAX Common Stock and 10,000,000 shares of preferred stock, of which 5,000,000 shares have been designated as Series A Preferred Shares. The Articles of Incorporation authorize the Company's Board of Directors to direct the issuance of shares of preferred stock in one or more series from time to time and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series, including without limitation dividend rates, whether dividends will be cumulative, the relative rights of priority for payment of dividends, voting rights, terms and conditions of conversion, terms and conditions of redemption, sinking fund provisions, and rights upon liquidation.

  Upon completion of the Merger, the authorized capital stock of New ZMAX will consist of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The New ZMAX Certificate of Incorporation authorizes the Company's Board of Directors to direct the issuance of shares of preferred stock in one or more series from time to time and to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of each series, including without limitation dividend rates, whether dividends will be cumulative, the relative rights of priority for payment of dividends, voting rights, terms and conditions of conversion, terms and conditions of redemption, sinking fund provisions, and rights upon liquidation.

COMMON STOCK

  As of October 9, 1997, there were 9,450,514 shares of Old ZMAX Common Stock issued and outstanding and 100 shares of New ZMAX Common Stock issued and outstanding. The holders of Old ZMAX Common Stock and New ZMAX Common Stock are entitled to one non-cumulative vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Old ZMAX Common Stock and New ZMAX Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors out of funds legally available therefor and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Old ZMAX Common Stock and New ZMAX Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company. Holders of New ZMAX Common Stock have no preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto. The shares of New ZMAX Common Stock issued in the Merger will be fully paid and nonassessable.

COMMON STOCK SUBJECT TO RESERVATION

  The Company has reserved 1,820,000 shares of Common Stock for issuance under its Incentive Plan and Director Plan, including for issuance to executives under its bonus program. See "Shares Eligible for Future Sale."

CANCELLATION OF CERTAIN SHARES

  In September 1995, the Company entered into a stock cancellation agreement with a stockholder in which it was agreed that the shares of Common Stock held by the stockholder would be cancelled in exchange for the transfer to the stockholder of certain mining claims held by American Oil, a now abandoned subsidiary of the Company. Due to lack of documentation and proper signature guarantees, 167,301 of the shares subject to cancellation remain outstanding, which shares have also been reported lost by the stockholder. Assuming the stockholder will provide necessary documentation, these lost certificates may be cancelled of record upon the Company's agreement to indemnify the transfer agent and the reservation of an equal number shares against the possible presentation of a lost certificate by a bona fide holder. In the event of presentation of a lost certificate for transfer, the shares would be transferred to the presenting bona fide holder from the shares reserved for this purpose. In such event, the Company may pursue indemnification remedies against the former stockholder under a lost stock indemnity agreement signed by the former stockholder in October 1996.

  In September 1995, the Company also entered into a stock cancellation agreement with another stockholder in which it was agreed that the 312,500 shares of Common Stock held by the stockholder would be cancelled. Due to the shares being lost and the lack of proper documentation, the Company has been unable to cancel these shares of record. The Company's attempts to locate the stockholder to correct document deficiencies have been unsuccessful and the Company currently has decided to abandon its efforts to do so. The Company is currently considering obtaining a court order to cancel these shares of record.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Company's Common Stock is American Securities Transfer and Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202. Its telephone number is (303) 234-5300.

PREFERRED STOCK

  As of October 9, 1997, there were no shares of Old ZMAX preferred stock issued and outstanding. If issued, holders of Series A Preferred would be entitled to convert each share of Series A Preferred into four shares of Common Stock of the Company at any time at the option of the holder. In all other respects, the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred are the same as those of the Common Stock.

  None of the authorized preferred stock of New ZMAX is issued, outstanding or designated as to class or series. The Board of Directors, without shareholder approval, may issue preferred stock with voting and conversion rights that could materially and adversely affect the voting power of the holders of Common Stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. At present, the Company has no plans to issue any shares of preferred stock.

DEBENTURES

  On December 6, 1996, Old ZMAX issued Debentures to 18 non-U.S., accredited investor subscribers in the aggregate principal amount of $5,500,000. The term of the Debentures is three years, with a maturity date of December 6, 1999. The Debentures bear interest at the simple rate of 8% paid semiannually, commencing on June 1, 1997.

  The Company may redeem or prepay the Debentures in full or in part at any time upon ten days' prior written notice to the holder without penalty or premium or payment of unearned interest, provided that prior to such redemption the Company has satisfied the following two conditions: (1) the Company has made an offer to exchange the Debenture for shares of Common Stock and Warrants on the terms described below; and (2) the Company has prepared, filed and caused to be declared effective by the SEC a registration statement pursuant to the Securities Act regarding such exchange offer. If the exchange offer is made within six months of the date of issuance of the Debenture (i.e., June 6, 1997), the terms of the exchange offer for each $1,000 principal amount of the Debenture are (i) 200 shares of Common Stock plus (ii) one Warrant (a "Warrant") to purchase 200 shares of Common Stock. If the exchange offer is made after the six-month anniversary of the Debenture, each $1,000 principal amount of the Debenture may be exchanged for (i) 220 shares of Common Stock plus (ii) one Warrant to purchase 220 shares of Common Stock.

  Prior to the maturity date and prior to redemption by the Company, each holder of a Debenture has the right to convert all, but not less than all, of the principal balance of the Debenture into Common Stock of the Company at the rate of one share for each $5 of the principal amount of the Debenture, in complete satisfaction of all amounts due and payable under the Debenture.

  The Debentures are non-negotiable and non-transferable.

  Debentures not exchanged in the Exchange Offer will become the obligation of New ZMAX after the Effective Time of the Merger. The Company presently plans to redeem for cash any Debentures remaining outstanding after completion of the Exchange Offer at 100% of the principal amount plus interest accrued to the date of redemption. See "The Exchange Offer."

WARRANTS

  Warrants issued in the Exchange Offer ("Warrants") may be exercised at the price of $7 per share if exercised prior to the first year after issuance of the Warrant, and at the price of $8 per share if exercised during the period between the first anniversary and the second anniversary of the date of issuance of the Warrant. The Warrants expire on the second anniversary of the date of issuance. The Warrants contain adjustment clauses for events such as reorganization, consolidation, or merger of the Company, reclassification, and payment of dividends. Each Warrant is transferable in whole or in part upon the prior written consent of the Company. Warrants that are not exercised prior to the Merger will become the obligation of New ZMAX after the Effective Time of the Merger.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. Upon completion of the Exchange Offer, the Merger and assuming the Warrants issued in the Exchange Offer are exercised prior to the Effective Time of the Merger, 11,870,514 shares of New ZMAX Common Stock will be outstanding. The Company believes that all of these will be freely transferable without restriction under the Securities Act, except for any shares held by or for the account of an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act, or by an individual or entity subject to a contractual restriction on resale.

  In general, assuming certain public information regarding the Company is available, Rule 144 permits a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 ("Restricted Securities") for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(1) 1% of the then outstanding shares of the Company's Common Stock; or (ii) the average weekly trading volume of the Company's Common Stock in the applicable market during the four calendar weeks preceding the date of the order to execute the transaction. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who owns Restricted Securities that were purchased from the Company (or any affiliate) at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  Approximately 1,820,000 shares of New ZMAX Common Stock will be reserved for issuance to certain executives under its bonus program and upon the exercise of options under the Company's equity incentive and option plans (the "Plans"), of which 132,000 will be immediately exercisable following the Effective Time of the Merger. The Company intends to file a registration statement on Form S-8 to register the Common Stock reserved for issuance under the Company's Plans. Shares of Common Stock issued under any of the Plans after the effective date of a registration statement registering Common Stock issued or issuable under a Plan, and Common Stock outstanding under such Plan, will be eligible for resale in the open market, except for shares held by affiliates and shares subject to any contractual restrictions.

STOCKHOLDERS' AGREEMENT

  In connection with the Company's purchase of CSI, the former stockholders of CSI entered into a stockholders' agreement with the Company dated November 6, 1996. This stockholders agreement contains restrictions on transfer and various buy-sell arrangements between the former CSI stockholders and the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--CSI Recapitalization" and "Compensation Committee Report on Executive Compensation."

                       COMPARISON OF STOCKHOLDERS RIGHTS

  Old ZMAX is incorporated under the laws of the State of Nevada and New ZMAX will be incorporated under the laws of the State of Delaware. On consummation of the Merger, the stockholders of Old ZMAX, whose rights currently are governed by Nevada law and Old ZMAX's Articles of Incorporation and Bylaws which were created pursuant to Nevada law, will become stockholders of a Delaware company, New ZMAX, and their rights as stockholders will then be governed by Delaware law and the New ZMAX Certificate of Incorporation and New ZMAX Bylaws which were created under Delaware law.

  Although the corporate statutes of Nevada and Delaware are substantially similar, certain differences exist. The most significant differences, in the judgment of the management of the Company, are summarized below. This summary is not intended to be complete, and stockholders should refer to the Delaware General Corporation Law (the "Delaware Law") and the Nevada Business Corporation Act (the "Nevada Law") to understand how these laws will apply to New ZMAX and Old ZMAX.

CLASSIFIED BOARD OF DIRECTORS

  The Delaware Law permits any Delaware corporation to classify its board of directors into as many as three classes as equally as possible with staggered terms of office. After initial implementation of a classified board, one class (consisting of approximately 1/3 of the entire board) will be elected at each annual meeting of the stockholders to serve for a term of three years or until their successors are elected and take office. The Nevada Law also permits corporations to classify boards of directors provided that at least one-fourth of the total number of directors is elected annually. Old ZMAX does not have a classified board, but New ZMAX's board will be classified. For example, with respect to removal of directors, under the Nevada Law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation's stock. Nevada does not distinguish between removal of directors with and without cause. Under the Delaware Law, unless the certificate of incorporation otherwise provides, directors of a corporation with a classified board may be removed only for cause, by the holders of a majority of shares then entitled to vote in an election of directors. The New ZMAX Certificate of Incorporation does not provide for the removal of directors without cause and, therefore, New ZMAX directors may only be removed for cause.

CUMULATIVE VOTING

  Cumulative voting for directors entitles stockholders to cast a number of votes that is equal to the number of voting shares held multiplied by the number of directors to be elected. Stockholders may cast all such votes either for one nominee or distribute such votes among up to as many candidates as there are positions to be filled. Cumulative voting may enable a minority stockholder or group of stockholders to elect at least one representative to the board of directors where such stockholders would not otherwise be able to elect any directors.

  The Nevada Law permits cumulative voting in the election of directors as long as certain procedures are followed. A Delaware corporation may provide for cumulative voting in the corporation's certificate of incorporation. Old ZMAX opted out of cumulative voting by including an appropriate provision in its Articles of Incorporation. New ZMAX also will not adopt cumulative voting because the New ZMAX Certificate of Incorporation will not provide for cumulative voting in the election of directors.

  Since neither Old ZMAX nor New ZMAX utilizes cumulative voting, there will be no difference in stockholders' rights with respect to this issue.

VACANCIES

  Under the Delaware Law, subject to the rights, if any, of any series of preferred stock to elect directors and to fill vacancies on the board of directors, vacancies on the board of directors will be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any director so appointed will hold office for the remainder of the full term of the class of directors in which the vacancy occurred. Similarly, the Nevada Law provides that vacancies may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, the by-laws of Old ZMAX and New ZMAX address the issue of director vacancies in the same manner. Therefore, the change from Nevada law to Delaware law will not alter stockholders' rights with respect to filling vacancies.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES

  Delaware and Nevada have substantially identical provisions regarding indemnification by a corporation of its officers, directors, employees and agents, except Nevada provides broader indemnification in connection with stockholder derivative lawsuits. Delaware and Nevada law differ in their provisions for advancement of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding. The Delaware Law provides that expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a Delaware corporation has the discretion to decide whether or not to advance expenses. Under the Nevada Law, the articles of incorporation, bylaws or an agreement made by the corporation may provide that the corporation must pay advancements of expenses in advance of the final disposition of the action, suit or proceedings upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Thus, a corporation may have no discretion to decide whether or not to advance expenses. There will be no difference in stockholders' rights with respect to this issue because the Old ZMAX Articles of Incorporation and the New ZMAX Certificate of Incorporation to be in effect after the Merger each provide for advancement of expenses.

  New ZMAX will be obligated to indemnify a narrower range of people than Old ZMAX. Whereas the Old ZMAX Articles of Incorporation provide for Old ZMAX to indemnify directors, officers, employees and some agents, the New ZMAX Certificate of Incorporation only addresses indemnification of directors. In this regard, it should be noted that the New ZMAX Board of Directors retains the discretionary authority to authorize the indemnification of officers, employees and agents, subject to certain conditions under the Delaware Law.

LIMITATION ON PERSONAL LIABILITY OF DIRECTORS

  A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit. The New ZMAX Certificate of Incorporation will limit the liability of directors to the Company to the fullest extent permitted by law.

  While the Nevada Law has a similar provision permitting the adoption of provisions in the articles of incorporation limiting personal liability, the Nevada provision differs in two respects. First, the Nevada provisions applies to both directors and officers. Second, while the Delaware provisions excepts from limitation on liability of breach of the duty of loyalty, the Nevada counterpart does not contain this exception. Thus, the Nevada provision expressly permits a corporation to limit the liability of officers, as well as directors, and permits limitation of liability arising from a breach of the duty of loyalty. The Old ZMAX Articles of Incorporation limited the liability to the Company of directors, officers, employees and agents. Therefore, New ZMAX will adopt a narrower limitation on liability, and more parties will remain potentially liable to the Company. The Company, however, may determine to indemnify such persons in its discretion subject to the conditions of the Delaware Law.

DIVIDENDS

  The Delaware Law is more restrictive than the Nevada Law with respect to when dividends may be paid. Under the Delaware Law, unless otherwise provided in the certificate of incorporation, a corporation may declare dividends, out of surplus, or if no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In addition, the Delaware Law provides that a corporation may redeem its shares only out of surplus.

  The Nevada Law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of preferred stockholders.

RESTRICTIONS ON BUSINESS COMBINATIONS

  Both the Delaware Law and the Nevada Law contain provisions restricting the ability of a corporation to engage in business combinations with an interested stockholder. Under the Delaware Law, a corporation is not permitted to engage in a business combination with any interested stockholder for a three-year period following the date such stockholder became an interested stockholder, unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. The Delaware Law defines "interested stockholder" generally as a person who owns 15% or more of the outstanding shares of a corporation's voting stock.

  The Nevada Law regulates business combinations more stringently. First, an interested stockholder is defined as a beneficial owner of ten percent (10%) or more of the voting power. Second, the three-year moratorium can be lifted only by advance approval by a corporation's board of directors, as opposed to Delaware's provision that allows interested stockholder combinations at the time of the transaction with stockholder approval. Finally, after the three-year period, combinations remain prohibited unless (i) they are approved by the board of directors, the disinterested stockholders or a majority of the outstanding voting power not beneficially owned by the interested party, or
(ii) the interested stockholders satisfy certain fair value requirements. As in Delaware, a Nevada corporation may opt-out of the statute with appropriate provisions in its articles of incorporation.

AMENDMENT TO CERTIFICATE/ARTICLES OF INCORPORATION AND BYLAWS

  Both the Delaware Law and the Nevada Law require the approval of the holders of a majority of all outstanding shares entitled to vote, with each stockholder being entitled to one vote for each share so held, to approve proposed amendments to a corporation's certificate/articles of incorporation. Neither state requires stockholder approval for the board of directors of a corporation to fix the voting powers, designation, preferences, limitations, restrictions and rights of a class of stock provided that the corporation's organizational documents grant such power to its board of directors. The holders of the outstanding shares of a particular class are entitled to vote as a class on a proposed amendment if the amendment would alter or change the power, preferences or special rights of one or more series of any class so as to affect them adversely. The number of authorized shares of any such class of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the stock entitled to vote thereon (without a class vote) if so provided in any amendment to the articles of incorporation or resolutions creating such class of stock.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

  The Nevada Law and the Delaware Law each provide that, unless the charter provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consents to the action in writing. In addition, the Delaware Law requires the corporation to give prompt notice of the taking of corporate action without a meeting by less than unanimous written consent to those stockholders who did not consent in writing. The Old ZMAX Articles of Incorporation did not limit stockholder action by written consent, whereas the New ZMAX Certificate of Incorporation prohibits written consent action unless signed by all stockholders. Therefore, as stockholders of New ZMAX, the former Old ZMAX stockholders will no longer have the right to act by majority written consent, unless and until the New ZMAX Certificate of Incorporation is amended to so provide.

STOCKHOLDER VOTE FOR MERGERS AND OTHER CORPORATE REORGANIZATIONS

  In general, both jurisdictions require authorization by an absolute majority of outstanding shares entitled to vote, as well as approval by the board of directors with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Neither the Nevada Law nor the Delaware Law requires stockholder approval by the stockholders of a surviving corporation in a merger or consolidation as long as the surviving corporation issues no more than 20% of its voting stock in the transaction.

DISSENTERS' RIGHTS

  In both jurisdictions, dissenting stockholders of a corporation engaged in certain major corporate transactions are entitled to appraisal rights. Appraisal rights permit a stockholder to receive cash equal to the fair market value of the stockholder's shares (as determined by agreement of the parties or by a court), in lieu of the consideration such stockholder would otherwise receive in any such transaction.

  Under the Delaware Law, appraisal rights are generally available for the shares of any class or series of stock of a Delaware corporation in a merger or consolidation, provided that no appraisal rights are available for the shares of any class or series of stock which, at the record date for the meeting held to approve such transaction, were either (i) listed on a national security exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or (ii) held of record by more than 2,000 stockholders. Even if the shares of any class or series of stock meet the requirements of clause (i) or (ii) above, appraisal rights are available for such class or series if the holders thereof receive in the merger or consolidation anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation is either listed on a national securities exchange, or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares; or (iv) any combination of the foregoing. No appraisal rights are available to stockholders of the surviving corporation if the merger did not require their approval.

  Under the Nevada Law, a stockholder is entitled to dissent from, and obtain payment for the fair value of his or her shares in the event of consummation of a plan of merger or plan of exchange in which the corporation is a party and, to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares any corporate action taken pursuant to a vote of the stockholders. As with the Delaware Law, the Nevada Law provides an exception to dissenters' rights. Holders of securities
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or (ii) held by more than 2,000 stockholders of record are generally not entitled to dissenters' rights.

STOCKHOLDER INSPECTION RIGHTS

  The Delaware Law grants any stockholder the right to inspect and to copy for any proper purpose the corporation's stock ledger, a list of its stockholders, and its other records. A proper purpose is one reasonably related to such person's interest as a stockholder. Directors also have the right to examine the corporation's stock ledger, a list of its stockholders and its other records for a purpose reasonably related to their positions as directors.

  The Nevada Law provides the right to inspect the corporation's financial records for only a shareholder who (i) owns at least 15% of the corporation's issued and outstanding shares, or (ii) has been authorized in writing by the holder(s) of at least 15% of the issued and outstanding shares. To inspect the corporation's stock ledger, the stockholder must have been a stockholder of record for six months prior to demanding inspection.

DERIVATIVE SUITS
  Under both the Delaware Law and the Nevada Law, a stockholder may bring a derivative action on behalf of the corporation only if the stockholder was a stockholder of the corporation at the time of the transaction in question or the stockholder acquired the stock thereafter by operation of law.

SPECIAL MEETINGS OF STOCKHOLDERS

  The Delaware Law permits special meetings of stockholders to be called by the board of directors or by any other person authorized in the certificate of incorporation or bylaws to call a special stockholder meeting. The Nevada Law does not address the manner in which special meetings of stockholders may be called. The Old ZMAX Bylaws provide that special meetings of the stockholders may be called by the President or a director, and that the President must call such a meeting if requested by beneficial holders of at least 10% of the outstanding shares of stock of the Company. Similarly, the New ZMAX Bylaws provide that the President or a director may call a special meeting of the stockholders, but the New ZMAX Bylaws do not require the President to call such a meeting unless beneficial holders of at least 25% of the outstanding shares of stock so request. Since New ZMAX requires a greater number of shares to force a special meeting of stockholders, it could be more difficult for the stockholders to force a special meeting as stockholders of New ZMAX than when they were stockholders of Old ZMAX.

CERTAIN ANTITAKEOVER PROVISIONS
  Certain provisions of the New ZMAX Certificate of Incorporation and the New ZMAX Bylaws may discourage potential acquisition proposals, delay or prevent a change in control of the Company and limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Such provisions include the provisions providing for a classified Board of Directors, authorizing the Board of Directors to fix the terms of any series of preferred stock prior to issuance, requiring unanimous consent for stockholder action by written consent and increasing the percentage of shares required to call a meeting of stockholders.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

  Any stockholder of the Company wishing to submit a proposal for action at the Company's 1998 annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal
executive office not later than    , 1998, and must otherwise comply with
rules of the SEC relating to stockholder proposals.

                                 LEGAL MATTERS

  The validity of the New ZMAX securities offered hereby will be passed upon by Powell, Goldstein, Frazer & Murphy LLP of Atlanta, Georgia and Washington, D.C. The validity of the Old ZMAX securities offered hereby will be passed upon by Erwin Thompson & Hascheff of Reno, Nevada.

                                    EXPERTS

  The consolidated financial statements of ZMAX Corporation (formerly known as Mediterranean Oil Corporation and Oryx Gold Corporation) as of December 31, 1996, and for the year then ended, appearing in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

  The financial statements of Mediterranean Oil Corporation (formerly known as Oryx Gold Corporation) as of December 31, 1995, and for years ended December 31, 1995 and 1994, appearing in this Proxy Statement/Prospectus have been audited by Amisano Hanson, Chartered Accountants, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

  The financial statements of Fiserv Century Services Joint Venture as of November 6, 1996, and for the period from Inception (April 17, 1996) to November 6, 1996 appearing in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
ZMAX CORPORATION (A DEVELOPMENT STAGE COMPANY)                             ----
Report of Arthur Andersen LLP, Independent Public Accountants............   F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997....................................................................   F-3
Consolidated Statements of Operations for the period from December 13,
 1995 (Date of Inception) to December 31, 1995, for the year ended
 December 31, 1996, for the period from December 13, 1995 (Date of
 Inception) to December 31, 1996, and for the six months ended June 30,
 1996 and 1997 ..........................................................   F-4
Consolidated Statements of Stockholders Equity (Deficit) for the period from December 13, 1995 (Date of Inception) to December 31, 1996, and for
 the six months ended June 30, 1997......................................   F-5
Consolidated Statements of Cash Flows for the period from December 13,
 1995 (Date of Inception) to December 31, 1995, for the year ended
 December 31, 1996, for the period from December 13, 1995 (Date of
 Inception) to December 31, 1996, for the six months ended June 30, 1996
 and 1997................................................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
MEDITERRANEAN OIL CORPORATION (FORMERLY ORYX GOLD CORPORATION) (A
 DEVELOPMENT STAGE COMPANY)
Report of Amisano Hanson, Chartered Accountants..........................  F-24
Balance Sheets as at December 31, 1994 and 1995 and November 6, 1996.....  F-25
Statements of Operations for the years ended December 31, 1993, 1994 and
 1995, and for the period from April 24, 1986 (Date of Inception) to
 December 31, 1995 and for the period from January 1, 1996 to November 6,
 1996 and for the period from April 24, 1986 (Date of Inception) to
 November 6, 1996........................................................  F-26
Statements of Stockholders Equity (Deficiency) for the period from April
 24, 1986 to November 6, 1996............................................  F-27
Statements of Cash Flows for the years ended December 31, 1993, 1994 and
 1995, and for the period from April 24, 1986 (Date of Inception) to
 December 31, 1995 and for the period from April 24, 1986 (Date of
 Inception) to December 31, 1995 and for the period from January 1, 1996 to November 6, 1996 and for the period from April 24, 1986 (Date of
 Inception) to November 6, 1996..........................................  F-28
Notes to the Financial Statements........................................  F-29
FISERV CENTURY SERVICES JOINT VENTURE (A DEVELOPMENT STAGE COMPANY)
Report of Arthur Andersen LLP, Independent Public Accountants............  F-33
Balance Sheet as of November 6, 1996.....................................  F-34
Statement of Operations for the period from April 17, 1996 (Date of
 Inception) to November 6, 1996..........................................  F-35
Statement of Partnership Deficit for the period from April 17, 1996 (Date of Inception),
 to November 6, 1996.....................................................  F-36
Statement of Cash Flows for the period from April 17, 1996 (Date of
 Inception),
 to November 6, 1996.....................................................  F-37
Notes to Financial Statements............................................  F-38

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ZMAX Corporation:

  We have audited the accompanying consolidated balance sheets of ZMAX Corporation (a Nevada corporation in the development stage) and its subsidiary as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for the period from inception (December 13, 1995) to December 31, 1995, for the year ended December 31, 1996 and for the period from inception (December 13, 1995) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZMAX Corporation and its subsidiary as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from inception to December 31, 1995, for the year ended December 31, 1996 and for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

Washington, D.C.
June 17, 1997

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,
                                         --------------------
                                                                JUNE 30,
                                           1995      1996         1997
                                         -------- -----------  -----------
                                                               (UNAUDITED)
                                   ASSETS
Current assets:
  Cash.................................. $    --  $ 4,842,169  $ 2,354,407
  Prepaid expenses and other assets.....      --       27,762      168,845
                                         -------- -----------  -----------
    Total current assets................      --    4,869,931    2,523,252
                                         -------- -----------  -----------
  Property and equipment, net...........      --       20,871      260,913
  Intangible assets, net................  110,000   2,778,894    5,067,901
  Deferred financing costs, net.........      --    1,426,834    1,199,734
                                         -------- -----------  -----------
    Total assets........................ $110,000 $ 9,096,530  $ 9,051,800
                                         ======== ===========  ===========
               LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
  Accounts payable and accrued
   expenses............................. $110,000 $   370,175  $   940,990
  Convertible notes.....................      --    1,508,592          --
  Current portion of long-term debt.....      --      265,630      796,330
                                         -------- -----------  -----------
    Total current liabilities...........  110,000   2,144,397    1,737,320
                                         -------- -----------  -----------
  Convertible exchangeable subordinated
   debentures...........................      --    5,500,000    5,500,000
  Long-term debt, net of current
   portion..............................      --      527,857          --
  Deferred income taxes.................      --      504,488      452,298
                                         -------- -----------  -----------
    Total liabilities...................  110,000   8,676,742    7,689,618
                                         -------- -----------  -----------
Commitments and contingencies (Notes 6,
 10, 11 and 12)
Stockholders' (deficit) equity:
  Preferred stock $0.001 par value,
   10,000,000 shares authorized, none
   issued and outstanding...............      --          --           --
  Common stock $0.001 par value,
   50,000,000 shares authorized,
   400,000, 7,000,079 and 9,240,514
   shares issued and outstanding as of
   December 31, 1995, 1996 and June 30,
   1997, respectively, 2,800,000 shares
   issued in escrow as of December 31,
   1996 and June 30, 1997 (Note 4),
   775,808 and 479,801 shares subject to
   cancellation agreements as of
   December 31, 1996, and June 30, 1997,
   respectively (Note 9)................      400       4,200        6,736
  Additional paid-in capital............    (200)   6,727,764   14,332,025
  Issuable common stock, 904,365 and
   150,000 shares issuable as of
   December 31, 1996 and June 30, 1997,
   respectively (Note 4)................      --    5,299,579    2,778,750
  Receivable for stock subscription
   (Note 4).............................    (200)    (105,000)         --
  Deficit accumulated during the
   development stage....................      --  (11,506,755) (15,755,329)
                                         -------- -----------  -----------
    Total stockholders' equity..........      --      419,788    1,362,182
                                         -------- -----------  -----------
    Total liabilities and stockholders'
     equity............................. $    --  $ 9,096,530  $ 9,051,800
                                         ======== ===========  ===========

      The accompanying notes are an integral part of these balance sheets.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           DECEMBER 13, 1995
                          DECEMBER 13, 1995                    (DATE OF        SIX MONTHS ENDED      DECEMBER 13, 1995
                         (DATE OF INCEPTION)  YEAR ENDED     INCEPTION) TO         JUNE 30,         (DATE OF INCEPTION)
                           TO DECEMBER 31,   DECEMBER 31,    DECEMBER 31,    ---------------------      TO JUNE 30,
                                1995             1996            1996          1996       1997             1997
                         ------------------- ------------  ----------------- --------  -----------  -------------------
                                                                                 (UNAUDITED)              (UNAUDITED)
Revenues...............        $   --        $        --     $        --     $    --   $    60,750     $     60,750
Operating Expenses:
  Cost of revenues.....            --                 --              --          --        57,144           57,144
  Sales and marketing..            --             228,803         228,803         --       653,149          881,952
  General and
   administrative......            --           1,087,077       1,087,077      83,477    2,194,555        3,281,632
  Amortization and
   depreciation........            --             193,533         193,533      31,396      423,843          617,376
                               -------       ------------    ------------    --------  -----------     ------------
    Loss from
     operations........            --          (1,509,413)     (1,509,413)   (114,873)  (3,267,941)      (4,777,354)
Other income (expense):
  Interest income......            --              14,248          14,248         --       108,088          122,336
  Interest expense.....            --          (7,125,386)     (7,125,386)        --    (1,040,687)      (8,166,073)
  Other................            --          (2,903,600)     (2,903,600)        --      (100,224)      (3,003,824)
                               -------       ------------    ------------    --------  -----------     ------------
    Net loss before
     benefit for income
     taxes.............            --         (11,524,151)    (11,524,151)   (114,873)  (4,300,764)     (15,824,915)
    Benefit for income
     taxes.............            --              17,396          17,396         --        52,190           69,586
                               -------       ------------    ------------    --------  -----------     ------------
Net loss ..............        $   --        $(11,506,755)   $(11,506,755)   (114,873) $(4,248,574)    $(15,755,329)
                               =======       ============    ============    ========  ===========     ============
Net loss per share.....        $   --        $     (13.45)                   $  (0.29) $     (0.92)
                               -------       ------------                    --------  -----------
Weighted average shares
 outstanding...........        400,000            855,712                     400,000    4,635,822
                               =======       ============                    ========  ===========


        The accompanying notes are an integral part of these statements.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                   DEFICIT
                                                                                 ACCUMULATED
                           COMMON STOCK    ADDITIONAL    ISSUABLE    RECEIVABLE   DURING THE
                         -----------------   PAID-IN      COMMON     FOR STOCK   DEVELOPMENT
                          SHARES    AMOUNT   CAPITAL      STOCK     SUBSCRIPTION    STAGE         TOTAL
                         ---------  ------ -----------  ----------  ------------ ------------  ------------
Balance, December 13,
 1995 (Date of
 Inception).............       --   $  --  $       --   $      --     $    --    $        --   $        --
 Initial
  capitalization........   400,000     400        (200)        --         (200)           --            --
                         ---------  ------ -----------  ----------    --------   ------------  ------------
Balance, December 31,
 1995...................   400,000     400        (200)        --         (200)           --            --
 Adjustment to record
  existing
  capitalization of
  public shell company
  November 6, 1996...... 3,800,079   3,800     807,964   1,373,379         200            --      2,185,343
 Common stock issued in
  escrow in connection
  with the CSI
  recapitalization ..... 2,800,000     --          --          --          --             --            --
 Common stock issuable
  in connection with the
  CSI recapitalization,
  320,000 shares, $5.86
  per share.............       --      --          --    1,875,200         --             --      1,875,200
 Common stock issuable
  in connection with the
  CSI recapitalization,
  350,000 shares, $5.86
  per share, net of
  subscription proceeds
  of $0.30..............       --      --          --    2,051,000    (105,000)           --      1,946,000
 Stock compensation
  expense...............       --      --      300,000         --          --             --        300,000
 Allocation of proceeds
  of Notes to beneficial
  conversion feature....       --      --      120,000         --          --             --        120,000
 Allocation of proceeds
  of Debentures to
  beneficial conversion
  feature...............                     5,500,000                                            5,500,000
 Net loss...............       --      --          --          --          --     (11,506,755)  (11,506,755)
                         ---------  ------ -----------  ----------    --------   ------------  ------------
Balance, December 31,
 1996................... 7,000,079   4,200   6,727,764   5,299,579    (105,000)   (11,506,755)      419,788
 Cancellation of shares
  (unaudited)...........  (296,007)    --          --          --          --             --            --
 Issuance of previously
  issuable shares
  (unaudited)...........   904,365     904   5,298,675  (5,299,579)    105,000            --        105,000
 Conversion of
  convertible notes
  (unaudited)........... 1,600,000   1,600   2,098,400         --          --             --      2,100,000
 Settlement of a note
  for common stock
  (unaudited)...........    32,077      32     507,186         --          --             --        507,218
 Common stock issuable
  in connection with the
  COCACT software
  purchase (unaudited)..       --      --          --    1,931,250         --             --      1,931,250
 Common stock issuable
  for services
  (unaudited)...........       --      --     (300,000)    847,500         --             --        547,500
 Net loss (unaudited)          --      --          --          --          --      (4,248,574)   (4,248,574)
                         ---------  ------ -----------  ----------    --------   ------------  ------------
Balance, June 30, 1997
 (unaudited)............ 9,240,514  $6,736 $14,332,025  $2,778,750    $    --    $(15,755,329) $  1,362,182
                         =========  ====== ===========  ==========    ========   ============  ============



        The accompanying notes are an integral part of these statements.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                         DECEMBER 13, 1995                 DECEMBER 13, 1995        SIX MONTHS          DECEMBER 13, 1995
                        (DATE OF INCEPTION)  YEAR ENDED   (DATE OF INCEPTION)     ENDED JUNE 30,       (DATE OF INCEPTION)
                          TO DECEMBER 31,   DECEMBER 31,    TO DECEMBER 31,   -----------------------      TO JUNE 30,
                               1995             1996             1996            1996        1997             1997
                        ------------------- ------------  ------------------- ----------  -----------  -------------------
                                                                                   (UNAUDITED)             (UNAUDITED)
Cash flows from
 operating activities:
 Net loss.............       $    --        $(11,506,755)    $(11,506,755)    $ (114,873) $(4,248,574)    $(15,755,329)
 Adjustments to
  reconcile loss to
  net cash used in
  operating activities
 Depreciation and
  amortization
  expense.............            --             193,533          193,533         31,396      423,843          617,376
 Amortization of
  deferred financing
  costs...............            --             185,767          185,767            --       227,100          412,867
 Amortization of
  discount on Notes
  and Debentures......            --           7,008,592        7,008,592            --       591,408        7,600,000
 Non-cash expenses
  related to CSI
  recapitalization....            --           2,883,600        2,883,600            --           --         2,883,600
 Stock compensation
  expense.............            --             300,000          300,000            --       547,500          847,500
 Non-cash interest
  expense on
  promissory note.....            --                 --               --             --         8,904            8,904
 Loss on conversion of
  promissory note.....            --                 --               --             --       101,442          101,442
 Changes in assets and
  liabilities
 Prepaid expenses.....            --             (27,762)         (27,762)           --      (141,083)        (168,845)
 Accounts payable.....        110,000             72,966          182,966          4,085      582,687          765,653
 Deferred income
  taxes...............            --             (17,396)         (17,396)           --       (52,190)         (69,586)
                             --------       ------------     ------------     ----------  -----------     ------------
  Net cash used in
   operating
   activities.........        110,000           (907,455)        (797,455)       (79,392)  (1,958,963)      (2,756,418)
                             --------       ------------     ------------     ----------  -----------     ------------
Net cash used in
 investing activities:
 Purchases of
  property............            --             (21,144)         (21,144)           --      (254,263)        (275,407)
 Purchases of
  software............       (110,000)          (831,892)        (941,892)      (941,892)    (767,379)      (1,709,271)
                             --------       ------------     ------------     ----------  -----------     ------------
  Net cash used in
   investing
   activities.........       (110,000)          (853,036)        (963,036)           --    (1,021,642)      (1,984,678)
Net cash provided by
 financing activities:
 Proceeds from
  issuance of
  convertible notes...            --             120,000          120,000            --           --           120,000
 Proceeds from
  issuance of
  convertible
  exchangeable
  subordinated
  debentures..........            --           5,500,000        5,500,000            --           --         5,500,000
 Proceeds from the
  issuance of common
  stock...............            --                 --               --             --       105,000          105,000
 Deferred financing
  costs...............            --            (675,000)        (675,000)           --           --          (675,000)
 Net borrowings
  (payments) on long-
  term obligations....            --             408,487          408,487        531,982      387,843          796,330
 Cash acquired in CSI
  recapitalization....            --             299,173          299,173            --           --           299,173
 Advances from joint
  venture and ZMAX
  prior to the CSI
  recapitalization....            --             950,000          950,000        500,000          --           950,000
                             --------       ------------     ------------     ----------  -----------     ------------
  Net cash provided by
   (used in) financing
   activities.........            --           6,602,660        6,602,660      1,031,982      492,843        7,095,503
                             --------       ------------     ------------     ----------  -----------     ------------
Net increase
 (decrease) in cash...            --           4,842,169        4,842,169         10,698   (2,487,762)       2,354,407
                             --------       ------------     ------------     ----------  -----------     ------------
Cash, beginning of
 period...............            --                 --               --             --     4,842,169              --
                             --------       ------------     ------------     ----------  -----------     ------------
Cash, end of period...       $    --        $  4,842,169     $  4,842,169     $   10,698  $ 2,354,407     $  2,354,407
                             ========       ============     ============     ==========  ===========     ============
Supplemental cash flow
 information:
 Cash paid for--
 Interest.............            --              26,599                             --       200,067
 Taxes................            --                 --                              --           --

        The accompanying notes are an integral part of these statements.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            AS OF DECEMBER 31, 1996

1. BASIS OF PRESENTATION, ORGANIZATION, AND NATURE OF OPERATIONS:

 Basis of Presentation

  On November 6, 1996, ZMAX Corporation ("ZMAX"), a shell company listed on the OTC Bulletin Board, acquired 100% of the outstanding common stock of Century Services, Inc. ("CSI"), a Maryland corporation. CSI was a privately held company formed on December 13, 1995 to perform computer re-engineering with a focus on providing a solution to the year 2000 problem.

  For financial reporting purposes, the acquisition has been treated as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The historical financial statements prior to November 6, 1996 are those of CSI. The accompanying consolidated financial statements include all of the accounts of CSI and the accounts of ZMAX for the period from the acquisition on November 6, 1996, through December 31, 1996. All significant intercompany amounts have been eliminated.

  ZMAX and its subsidiary, CSI (together the "Company"), are considered development stage companies as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." All losses since inception are considered development stage activities and are presented on the basis described above.

 Organization of ZMAX

  ZMAX was incorporated as a Nevada corporation on April 24, 1986, under the name of Pandora, Inc. ("Pandora"), for the purpose of creating a vehicle to obtain capital to seek out, investigate and acquire interests in products, properties and businesses which, in the opinion of management, may have potential for profit. Until May 4, 1992, Pandora transacted no business other than the investigation of various business opportunities. On May 4, 1992, Pandora amended its Articles of Incorporation to change the name of the Company to Oryx Gold Corporation ("Oryx") in connection with a reorganization in which Oryx acquired 100% ownership of American Oil and Gas Corporation ("American Oil"). American Oil was organized on November 22, 1991, as a Nevada corporation, and conducted no business other than the acquisition of an interest in certain unpatented placer mining claims in Nevada. Oryx intended to develop the mining claims and other acquired interests and, on August 16, 1995, changed its name to Mediterranean Oil Corporation ("Mediterranean") to more accurately reflect the nature of its business. The Company did not subsequently pursue this business. American Oil's corporate status has been suspended by the Secretary of State of Nevada as of December 1, 1995, and this subsidiary has been abandoned. On August 9, 1996, Mediterranean changed its name to ZMAX Corporation.

 Nature of Operations

  Prior to the CSI transaction, ZMAX's activities consisted of efforts to establish a new business and raise capital. The operations of CSI consisted of activities to obtain financing, to acquire and develop its proprietary Year 2000 software re-engineering tools and methodologies, and to market its services to potential customers. Since the acquisition of CSI, the Company has been focused on the software re-engineering market. The Company has not yet generated significant revenues and has no assurance of future revenues. Even if marketing efforts are successful, substantial time will pass before significant revenues will be realized and, during this period, the Company may require additional funds that may not be available to it.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company has limited experience in providing its Year 2000 or "millennium" services. The Company has not completed a large-scale millennium conversion project either alone or together with a strategic partner. There can be no assurance that the Company will be successful in completing large-scale conversions, that the Company will not experience delays or failures in providing its millennium services, or that its millennium services will be effective. The failure of the Company's Year 2000 methodology to function properly or the existence of significant errors or bugs following completion of millennium conversions could necessitate significant expenditures by the Company to remedy the problem. The consequences of failures, errors or bugs could materially and adversely affect the Company's business, operating results and financial condition.

  The Company's operations are subject to certain risks and uncertainties, including among others, rapidly changing technology, uncertain and undeveloped markets for millennium services, current and potential competitors with greater financial, technological, production and marketing resources, the need to develop additional products and services, limited protection of proprietary information, the risk of third party claims of infringement, potential contract liability related to the Company's access to key aspects of customers computer systems, dependence upon strategic alliances, the need for additional technical personnel, dependence on key management personnel, management of growth, uncertainty of future profitability and possible fluctuations in financial results. In addition, there are risks associated with the market activity in ZMAX stock. The potential volatility of the stock price is demonstrated by the quoted market price compared to the prices in the CSI recapitalization transactions. The limited public information on the Company and its security holders and the limitations on the ability to enforce securities laws against non-U.S. persons also creates risk.

2. EXCHANGE OFFER AND PROPOSED MERGER

 Exchange Offer

  In connection with the offer anticipated by this prospectus, the Company will offer (the "Exchange Offer") to exchange $5,500,000 of outstanding Convertible Exchangeable Subordinated Debentures (the "Debentures") under the terms and conditions included in this prospectus. Each Debenture holder will receive 220 shares of common stock and a warrant to purchase 220 shares of common stock (the "Warrant Shares") per $1,000 principal amount of Debentures exchanged (see Note 7). Any accrued but unpaid interest from June 1, 1997 (the most recent interest payment date) to the date of the exchange will be waived by the Debenture holder. Following the Exchange Offer, the Company intends to redeem any Debentures still outstanding at 100% of the principal amount pursuant to the terms of the Debentures, plus any interest accrued thereon to the date of redemption.

  Because the securities to be issued pursuant to the terms of the Exchange Offer include securities in excess of the securities issuable pursuant to the original conversion terms of the Debentures (see Note 7), the Company will recognize as expense, at the time of the exchange, the fair value of the securities issued upon the exchange of the Debentures in excess of the fair value of the securities issuable pursuant to the original conversion terms of the Debentures. The amount of the expense will equal the fair value of the incremental number of shares of common stock issued in the exchange in excess of the number of shares issuable upon conversion of the Debentures in accordance with their terms plus the fair value of the warrants issued in the exchange.

 Proposed Merger (the "Merger")

  ZMAX proposes to merge with and into New ZMAX Corporation, a Delaware corporation ("New ZMAX"), pursuant to an Agreement and Plan of Merger between ZMAX and New ZMAX (the "Merger Agreement"). At the time the Merger becomes effective (the "Effective Time"), each outstanding share of Common Stock, $0.001 par value, of ZMAX ("Old ZMAX Common Stock") will be converted into the right to

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

receive, and will be exchangeable for one share of Common Stock, $0.001 par value, of New ZMAX ("New ZMAX Common Stock"). At the Effective Time of the Merger, ZMAX will be merged with and into New ZMAX and ZMAX will cease to exist as a corporation. New ZMAX will be the surviving corporation in the Merger, and CSI will thereby become a wholly owned subsidiary of New ZMAX. Stockholders who oppose the proposed Merger will have the right to receive payment for the value of their shares under Nevada law. In addition, if beneficial owners of more than 5% of the issued and outstanding shares of ZMAX Common Stock exercise their dissenters' rights, the Company may abandon the Merger.

  The exchange of at least 90% of the Debentures for ZMAX Common Stock and the exercise of Warrants for at least 80% of the Warrant Shares are conditions to the consummation of the Merger. Approval of the Merger also requires the affirmative vote of the holders of a majority of the outstanding shares of ZMAX Common Stock entitled to vote.

  The authorized capital stock of the ZMAX consists of 95,000,000 shares of Old ZMAX Common Stock and 10,000,000 shares of preferred stock, of which 5,000,000 shares have been designated as Series A Preferred Shares. Upon completion of the Merger, the authorized capital stock of New ZMAX will consist of 50,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. The authorized shares have been retroactively adjusted to give effect to this event. This action is subject to the consummation of the Merger.

3. SIGNIFICANT ACCOUNTING POLICIES:

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  Investments with original maturities of three months or less are considered cash equivalents for purposes of these financial statements.

 Income Taxes

  The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

 Long-Lived Assets

  The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 Software Development Costs

  SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires the capitalization of certain computer software development costs incurred after technological feasibility is established. Amounts that could have been capitalized under this statement were immaterial and have not been capitalized.

 Net Loss Per Share

  Net loss per share for the period from December 13, 1995 (date of inception) to December 31, 1995 and for the year ended December 31, 1996 and the three months ended March 31, 1996 and 1997 is based upon the weighted-average number of common equivalent shares outstanding during the period. The effects of outstanding options and convertible debt on net loss per share are not included because such effects would be anti-dilutive. Outstanding shares subject to cancellation agreements (see Note 9) are also not included. Fully diluted earnings per share are not presented because the difference between these amounts and amounts presented is not material.

 Interim Financial Information

  The unaudited financial statements as of June 30, 1997, and for the six months ended June 30, 1996 and 1997, presented herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of normal recurring adjustments) which, in the opinion of management are necessary to present fairly the financial position, results of operations and cash flows of the Company as of June 30, 1996 and 1997, and for the six months then ended. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

4. CSI RECAPITALIZATION AND ACQUISITION OF JOINT VENTURE INTEREST:

  In connection with the recapitalization of CSI, ZMAX issued 2,800,000 shares of common stock at $0.30 per share (see Note 9), $2,100,000 of convertible notes (see Note 7) and $5,500,000 of convertible exchangeable subordinated debentures (see Note 7).

 Fiserv Century Services Joint Venture

  On April 17, 1996, CSI formed the Fiserv Century Services Joint Venture (the "JV") with Fiserv Federal Systems, Inc., ("Fiserv"). CSI and Fiserv each owned a 50% interest in the JV. The JV was engaged in the business of marketing Year 2000 computer consulting services using computer software exclusively licensed to CSI.

  As funding for the JV, Fiserv agreed to provide a credit facility of up to $5 million with interest payable monthly on the outstanding balance at a rate of the prime rate plus 2%. A security interest in the JV's assets was granted to Fiserv as security for payment of the obligations. All funds advanced to the JV were provided under this agreement. In addition, the JV agreed to provide monthly advances to CSI in the amount of $40,000 with a limit of $720,000. No stated interest was due on those advances pursuant to the agreement. During the period from April 1996 to August 1996, Fiserv provided a total of $695,000 in funding to the JV, $560,000 of which the JV advanced to CSI under the terms of the agreements described above.

  As part of the CSI recapitalization, Fiserv agreed to sell its interest in the JV to ZMAX. Effective September 1, 1996, NewDominion Capital Group, Inc. ("NewDominion") acquired Fiserv's interest in the JV. At this time, all employees and operations of the JV were transferred to CSI. NewDominion's intent was to serve

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

as an intermediary in order to assign the joint venture interest to ZMAX concurrent with the recapitalization of CSI. Fiserv's interest was assigned to NewDominion for cash consideration of $310,000 and a promissory note of $385,000. NewDominion granted a security interest to Fiserv of its rights and interest in the JV as security for the $385,000 note. In addition to the above consideration, Fiserv was pledged 3% of the outstanding shares of the anticipated successor entity to the JV.

  On September 20, 1996, NewDominion assigned its interest in the JV to ZMAX. As consideration for the assignment, ZMAX assumed all liabilities, interests, and obligations of NewDominion related to the JV including the $310,000 payable to Fiserv and the $385,000 promissory note. As the successor entity (as described above), ZMAX assumed the obligation to issue a 3% ownership interest in ZMAX to Fiserv.

  This transaction has been, accounted for as a purchase by ZMAX. ZMAX acquired the 50% interest in the JV for repayment of the amounts advanced by Fiserv to the JV totaling $695,000 ($310,000 in cash and $385,000 note payable) and 234,365 shares of ZMAX common stock with a fair value of $1,373,379 based upon the quoted market price of ZMAX common stock. The 234,365 shares of common stock were not issued until April 1997 and have been reflected as issuable as of December 31, 1996. The fair value of these shares is included in stockholders' equity in the accompanying financial statements as of December 31, 1996.

  The purchase price has been allocated to assets and liabilities based on their estimated fair values at the date of acquisition on a preliminary basis as follows.

   Goodwill.......................................................... 2,590,263
   Deferred income tax liability.....................................  (521,884)
                                                                      ---------
                                                                      2,068,379

  As of September 1, 1996, all operations, some of which had previously been performed by the JV, were carried out by CSI. After the CSI transaction, ZMAX transferred all of its interest in the JV to CSI as of January 1, 1997, and, CSI as the sole remaining venture partner, terminated the JV.

 CSI

  On July 16, 1996, PRCC, Inc. ("PRCC") entered into an agreement with CSI to acquire all of the outstanding stock of CSI. On September 20, 1996, PRCC assigned its rights under the July 16, 1996 agreement with CSI to ZMAX in return for $20,000 in cash and the right to purchase 350,000 shares of ZMAX common stock for $0.30 per share. The $20,000 and fair value, based upon the quoted market price of the ZMAX common stock, of these shares has been charged to expense as a cost of the CSI transaction and is included in other expenses in the accompanying financial statements for the year ended December 31, 1996. These shares were not issued until April 1997 and have been reflected as issuable as of December 31, 1996. The fair value of these shares is included in stockholders' equity in the accompanying financial statements as of December 31, 1996. Similarly, the subscription proceeds were not received until May 1997, and have been reflected as stock subscriptions receivable as of December 31, 1996.

  Concurrent with this assignment, on September 20, 1996, ZMAX made an offer to purchase all of the outstanding shares of CSI stock. The offer was accepted by the stockholders of CSI and the agreement was announced to the public on September 26, 1996. The September 20, 1996, agreement also provided that ZMAX would advance amounts to CSI to fund their operations, CSI would enter into employment agreements with certain executives who were the former stockholders of CSI that provide for compensation at specified levels, and the former stockholders of CSI were provided with certain anti-dilution protection with respect to their future

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

ownership interest in ZMAX provided that certain performance criteria were met. These performance criteria were not subsequently met and the former CSI stockholders are not entitled to the anti-dilution protection prescribed in the agreement.

  During the period from September 20, 1996 to November 6, 1996, ZMAX advanced a total of $390,000 to CSI under two promissory notes totaling $200,000 and under a line of credit agreement totaling $190,000. The stockholders of CSI assigned a security interest in their CSI stock to ZMAX as consideration for these advances.

  On November 6, 1996, the Stock Purchase Agreement between CSI and ZMAX was executed and the transaction was consummated. In return for all of the outstanding stock of CSI, ZMAX issued 3,200,000 shares of common stock. At closing, the former stockholders of CSI received 400,000 shares of ZMAX stock. The remaining 2,800,000 shares (the "Escrowed Stock") were placed in escrow subject to quarterly release based upon the cash flow (as defined) of CSI. Under the terms of the Stock Purchase Agreement one share of Earn Out Stock will be released for every $1.25 of cash flow generated. The stockholders are entitled to vote the shares of the Escrowed Stock as well as to receive their respective pro rata share of any distributions or dividends. The Escrowed Stock is subject to forfeiture under certain conditions (see Note 12).

  This transaction has been accounted for as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). The fair value of the Earn Out Stock will be recognized as compensation expense in the period in which the shares are earned and released from escrow.

  In connection with the transaction described above, the Company incurred $54,678 of direct costs that have been charged to expense. The Company also agreed to issue 320,000 shares of the Company's common stock to a consultant for services related to the CSI transaction and related financing. The fair value, based upon the quoted market price of the ZMAX common stock, of 160,000 of these shares has been charged to expense as a cost of the transaction and is included in other expenses in the accompanying financial statements for the year ended December 31, 1996. The fair market value of the other 160,000 shares has been recognized as a deferred financing cost in the accompanying financial statements for the year ended December 31, 1996 (See Note 7). The shares granted to the investment advisor were not issued until April 1997, and are reflected as issuable as of December 31, 1996. The fair value of these shares is included in stockholders' equity in the accompanying financial statements as of December 31, 1996.

5. PROPERTY, PLANT, AND EQUIPMENT:

  Property, plant, and equipment consist of the following:

                                                      DECEMBER 31,  JUNE 30,
                                                          1996        1997
                                                      ------------ -----------
                                                                   (UNAUDITED)
   Furniture and fixtures............................   $17,989     $ 93,100
   Equipment.........................................     3,155      155,857
   Leasehold Improvements............................       --        26,450
   Less--Accumulated depreciation....................      (273)     (14,494)
                                                        -------     --------
   Property and equipment, net of accumulated
    depreciation.....................................   $20,871     $260,913
                                                        =======     ========

6. INTANGIBLE ASSETS:

  Intangible assets consist of purchased software rights and goodwill acquired as a result of ZMAX's purchase of Fiserv's interest in the JV. The software rights and other intangibles are being amortized over their estimated

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

useful lives of five years. Accumulated amortization totaled $193,261 and $602,923 (unaudited) as of December 31, 1996 and June 30, 1997, respectively.

  During 1996, CSI purchased the rights to three software tools for a total of $1,010,000. The remaining obligation is due in $150,000 installments in April 1997, October 1997, and April 1998 (see Note 7) while this obligation called for fixed payments, it did not bear interest. Accordingly, interest has been imputed at 10% on this obligation.

  Two of the licenses provide for the exclusive rights to use and modify the software for a term of 20 years. The third license, for the Change of Century Analysis and Conversion Tool ("COCACT"), provides for the exclusive rights to use the software in North America for a term of ten years (the "North American COCACT License").

  On April 30, 1997, the Company entered into an agreement to purchase all right, title and interest to COCACT (the "COCACT Purchase Agreement"). Conditions of the purchase included a software development and enhancement project to bring COCACT to the required level of performance as specified in the agreement. The purchase price for the COCACT software is $1,100,000, of which $250,000 was paid in May 1997, plus 150,000 shares of common stock of the Company issuable upon completion and testing of the COCACT enhancements. The remaining installments of $283,333 each are due in September 1997, January 1998, and May 1998. The balance of the purchase price will be payable contingent upon the completion of the software development and enhancement project by September 30, 1997. Under the terms of the COCACT Purchase Agreement, the Company may terminate the agreement if, among other things, the enhancement project is not satisfactorily completed. Upon termination and recision of the software sale, the Company has the right to return the software and treat the $250,000 payment made in May 1997 as prepayment of the license fees payable under the North American COCACT License.

  As of April 30, 1997, $300,000 under the original North American COCACT License remained unpaid, due in installments of $150,000 each in October 1997 and April 1998. Under the terms of the COCACT Purchase Agreement, ZMAX has the right to terminate and cancel the North American COCACT License including the obligation to pay any remaining license fees. In the event that ZMAX exercises its right to cancel the COCACT Purchase Agreement, termination of the North American COCACT License would be automatically rescinded, whereupon ZMAX's right and obligations under the North American COCACT License would be reinstated retroactively.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


7. DEBT AND DEFERRED FINANCING COSTS:

  The following details the Company's debt obligations:

                                                      DECEMBER 31,   JUNE 30,
                                                          1996         1997
                                                      ------------  -----------
                                                                    (UNAUDITED)
   Promissory note payable to Fiserv, interest
    payable annually at the prime rate plus 1% (9.5%
    at December 31, 1996), due August 1998..........  $   385,000   $      --
   Amounts due for the purchase of software rights,
    interest imputed at 10%, due in installments of
    $283,333 in September 1997, January 1998, and
    May 1998........................................      408,487      796,330
   Convertible notes, interest payable monthly at
    8%, due in January and March 1997...............    1,508,592          --
   Convertible exchangeable subordinated debentures,
    interest payable semi-annually, at 8%, due in
    December 1999...................................    5,500,000    5,500,000
                                                      -----------   ----------
     Total..........................................    7,802,079    6,296,330
   Less--Current portion............................   (1,774,222)    (796,330)
                                                      -----------   ----------
                                                      $ 6,027,857   $5,500,000
                                                      ===========   ==========

  The following represents the future minimum maturities of the Company's debt as of December 31, 1996:

   1997.............................................................. $2,365,630
   1998..............................................................    527,857
   1999..............................................................  5,500,000
                                                                      ----------
     Total........................................................... $8,393,487
                                                                      ==========

 Promissory Note Payable

  In September 1996, the Company assumed a $385,000 promissory note payable to Fiserv as consideration for the purchase of a 50% interest in the JV. In May 1997, the $385,000 note payable and the related accrued interest of $20,776 were settled by the Company by issuing 32,077 shares of common stock. During the six months ended June 30, 1997, a loss of $101,442 (unaudited) was recognized on this conversion as the fair value of the common stock, based upon the quoted market price, exceeded the carrying amount of the outstanding principal and accrued interest.

 Convertible Notes

  In connection with the CSI recapitalization, from September 1996 to October 1996, the Company issued a total of $1,980,000 in convertible notes (the "Notes"). After the date of the CSI transaction, the Company issued an additional $120,000 in Notes. The Notes are convertible, at the option of the holder, into a total of 1,600,000 shares of the Company's common stock. Of the total, $600,000 of the Notes are convertible at a rate of one share per $1.00 of principal. The remaining $1,500,000 are convertible at a rate of one share per $1.50 of principal. Principal of $1,350,000 is due on January 20, 1997, and $750,000 due on March 20, 1997 after which the Notes were convertible. In 1997, all of the holders exercised their conversion rights and in March 1997, the Board of Directors approved the conversion and in April 1997, the Notes were converted into 1,600,000 shares of common stock.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  On the respective dates of issuance of the Notes, the conversion price of the Notes was less than the quoted market price of the common stock. Accordingly, because the intrinsic value of this beneficial conversion feature exceeds the amount of the proceeds of the Notes, the entire $2,100,000 in proceeds have been allocated to additional paid-in capital to recognize this beneficial conversion feature. The discount on the Notes resulting from the allocation of proceeds to the beneficial conversion feature is reflected as a charge to interest expense and is being recognized over the period until the Notes become convertible. A total of $1,508,592 in interest expense has been recognized for the year ended December 31, 1996 related to the discount resulting from the beneficial conversion feature. The remaining $591,408 (unaudited) in interest expense has been recognized in the six month period ended June 30, 1997.

 Convertible Exchangeable Subordinated Debentures

  On December 6, 1996, the Company issued $5,500,000 in convertible exchangeable subordinated debentures (the "Debentures"). Prior to the maturity date or redemption by the Company, a holder may convert the entire principal balance of their Debenture into common stock. Upon conversion, the holder will receive one share of stock for each $5.00 of principal amount of the Debenture. The Company may redeem or prepay the Debentures provided that the Company has offered to exchange the Debentures for the Company's common stock and a warrant to purchase additional common stock and the Company has filed an effective registration statement pursuant to the Securities Act of 1933, as amended, pertaining to the exchange offer.

  If the exchange offer is made on or before the six month anniversary of the Debentures, each $5.00 of principal will be exchanged for one share of common stock plus a warrant to purchase one share of common stock. If the exchange offer is made after the six month anniversary of the debentures, each $5.00 of principal will be exchanged for one and one-tenth (1.1) share of stock plus an equivalent number of warrants.

  Upon exchange, the holder will receive common stock plus, for each share of common stock received, one warrant to purchase an additional share of ZMAX common stock at $7.00 per share if exercised prior to the first anniversary of the date of issuance of the warrant or at $8.00 per share if exercised prior to the second anniversary of the date of issuance of the warrant. The warrants expire on the second anniversary of the date of issuance.

  On the date of issuance of the Debentures, the conversion price of the Debentures was less than the quoted market price of the Company's common stock. Accordingly, because the intrinsic value of this beneficial conversion feature exceeds the amount of the proceeds of the Debentures, the entire $5,500,000 in proceeds have been allocated to additional paid-in capital to recognize this beneficial conversion feature. The discount resulting from the allocation of proceeds to the beneficial conversion feature is reflected as a charge to interest expense and has been recognized in December 1996 as the Debentures are immediately convertible by the holders. A total of $5,500,000 in interest expense has been recognized for the year ended December 31, 1996 related to the discount resulting from the beneficial conversion feature.

 Deferred Financing Costs

  Deferred financing costs, which were incurred in connection with the issuance of the Notes and the Debentures, are charged to expense as additional interest expense over the life of the debt, using the interest method. Amortization of the deferred financing costs totaled $185,767 for the year ended December 31, 1996.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

8. INCOME TAXES:

  No provision for income taxes has been recorded as a result of the operating losses incurred by the Company. The components of the provision for income taxes consist of the following.

                                                    PERIOD FROM
                                                 DECEMBER 13, 1995
                                                (DATE OF INCEPTION)  DECEMBER 31
                                               TO DECEMBER 31, 1995.    1996
                                               --------------------- -----------
   Income tax benefit:
     Current--
       Federal................................         $ --           $     --
       State..................................           --                 --
                                                       =====          =========
     Deferred--
       Federal................................           --            (468,323)
       State..................................           --             (87,810)
       Valuation Allowance....................           --             538,737
                                                       =====          =========
                                                       $ --           $ (17,396)
                                                       =====          =========

  The benefit for income taxes results in effective rates which differ from the Federal statutory rate as follows.

                                                PERIOD FROM
                                             DECEMBER 13, 1995
                                           (DATE OF INCEPTION) TO DECEMBER 31,
                                             DECEMBER 31, 1995.       1996
                                           ---------------------- ------------
   Statutory Federal income tax rate......          -- %             (35.0)%
   Effect of graduated rates..............          --                 1.0
   Effect of basis differences
    attributable to purchase accounting...          --                (0.2)
   Net operating losses for which no tax
    benefit is currently available........          --                 1.0
   Other increases in valuation
    allowance.............................          --                 3.2
   Nondeductible expenses.................          --                29.8
                                                    ---              -----
                                                    -- %              (0.2)%
                                                    ===              =====

  The components of the net deferred tax assets (liabilities) were as follows as of December 31, 1995 and 1996 (in thousands).

                                                                DECEMBER 31,
                                                               ---------------
                                                               1995    1996
                                                               ---- ----------
   Deferred tax assets:
     Organization and start-up costs.......................... $--  $  700,618
     Net operating loss carryforwards.........................  --  $  566,350
     Other....................................................  --     114,000
                                                               ---- ----------
       Total deferred tax assets.............................. $--  $1,380,968
                                                               ==== ==========
   Deferred tax liabilities:
     Basis differences attributable to purchase accounting....  --    (504,488)
     Depreciation and amortization............................  --      (6,775)
                                                               ---- ----------
       Total deferred tax liabilities.........................  --    (511,263)
     Net deferred tax asset...................................  --     869,705
     Less: Valuation allowance................................  --  (1,374,193)
                                                               ---- ----------
                                                               $--  $ (504,488)
                                                               ==== ==========

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The Company has determined that its deferred tax assets did not satisfy the recognition criteria set forth in SFAS No. 109, and, accordingly, established a valuation allowance for 100 percent of the deferred tax assets.

  As of December 31, 1996, the Company had net operating losses of approximately $1,400,000 available for carryforward to offset future taxable income. These carryforwards expire in years 2001 through 2011. Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of 50 percent or greater, utilization of net operating loss carryforwards may be limited. As a result of ZMAX's equity transactions occurring through December 31, 1992 and the equity transactions in 1996 including the CSI acquisition, the Company's net operating losses will be subject to such limitations and may not be available to offset future income for taxes purposes.

9. COMMON STOCK AND PREFERRED STOCK:

 Reverse Stock Split

  Effective July 23, 1996, ZMAX effected a 1 for 80 reverse stock split. All share amounts and per share amounts have been retroactively restated to reflect this event.

 OffShore Placement

  In September 1996, ZMAX sold 2,800,000 shares at $.30 per share to offshore investors (the "OffShore Placement"). The proceeds were used to repay existing debt of ZMAX (see Note 11 for a discussion of related party transactions).

 Stock Subject to Cancellation

  By an agreement dated April 27, 1992, ZMAX acquired all of the outstanding common stock of American Oil for 625,000 common shares of ZMAX's stock, 5,000,000 preferred shares of ZMAX's stock and sold an additional 88,266 common shares of the Company's stock for $7,062 in cash. The preferred shares were never issued and American Oil has not undertaken any business or any financial transaction other than the acquisition of certain mining rights and American Oil's corporate status has been suspended by the State of Nevada and this subsidiary has been abandoned by the Company.

  In September 1995, ZMAX entered into stock cancellation agreements with certain stockholders that provided for the cancellation of the aforementioned shares of the Company's stock. As of December 31, 1996, these shares had not been cancelled. In March 1997, 296,007 of these shares were cancelled. An additional 479,801 shares are subject to cancellation but were not cancelled as of June 30, 1997.

  Due to a lack of documentation and proper signature guarantees, 167,301 of the shares remain outstanding and have been reported as lost by the stockholder. Assuming the stockholder will provide necessary documentation, these lost certificates may be cancelled of record upon the Company's agreement to indemnify the transfer agent and the reservation of an equal number of shares against the possible presentation of a lost certificate by a bona fide holder. In the event of presentation of a lost certificate for transfer, the shares would be transferred to the presenting bona fide holder from the shares reserved for this purpose. In such event, the Company may pursue indemnification remedies against the former stockholder under a lost stock indemnity agreement signed by the former stockholder in October 1996.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The remaining 312,500 shares subject to cancellation have been lost by another stockholder. The Company has been unable to cancel these shares of record due to the lack of proper documentation. The Company's attempts to locate the stockholder to correct document deficiencies have been unsuccessful and the Company has currently decided to abandon its efforts to do so. The Company is currently considering obtaining a court order to cancel these shares of record.

 Reserved Shares

  The Company has reserved 1,820,000 shares of Common Stock for issuance under its stock incentive and option plans and executive bonus program (see Notes 10 and 12).

 Preferred Stock

  As of December 31, 1995 and 1996, there were no shares of Preferred Stock issued and outstanding. If issued, holders of Series A Preferred Stock would be entitled to convert each share of Series A Preferred Stock into fair shares of Common Stock at the option of the holder. In all other respects, the voting powers, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock are the same as those of the Common Stock.

10. STOCK OPTIONS AND STOCK-BASED COMPENSATION:

  In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for awards granted in 1996 and 1995. SFAS No. 123 defines a "fair value based method" of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to issuance of SFAS No. 123, stock-based compensation was accounted for under the "intrinsic value method" as defined by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

  SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting had been applied. The Company applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation.

  Under the provisions of SFAS No. 123, transactions with other than employees in which services are the consideration received for the issuance of equity securities shall be accounted for based upon the fair value of the consideration. The only options granted in 1996 were granted to a consultant and were accounted for at fair value. Accordingly, no pro forma disclosures are required for the year ended December 31, 1996.

 ZMAX Options

  Prior to the CSI recapitalization, ZMAX granted options to certain of its officers and directors, some of which remain outstanding as of December 31, 1996. In September 1994, the Company granted 6,565 options to its officers and directors. The options were contingent upon service to ZMAX as a director, officer, employee or consultant to the Company. As a result of the termination of service by these individuals, these options were canceled in 1996. In June 1995, the Company granted 15,940 additional options to officers and directors. Such

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

options were to survive the appointment of these individuals and expire in September 1997. None of these individuals remain in service with the Company and in 1996, 7,814 of these options were canceled. An additional 1,876 were canceled in May 1997.

 Non-Employee Options

  In September 1996, ZMAX granted 200,000 options to a consultant at exercise prices ranging from $5.00 to $15.00 under the terms of a one-year consulting agreement. Under the terms of the agreement, the options vested ratably over the term of the agreement. The Company has recorded approximately $300,000 of compensation expense related to these options for the year ended December 31, 1996 based upon the fair value of the options on the date of grant and the vesting period. In May 1997, the consulting agreement was amended such that the consultant's options were canceled and the consultant was granted 60,000 shares of the Company's common stock for services performed from September 1996 to May 1997. The difference between the fair value of the shares to be issued and the cumulative compensation expense recorded as of the date the agreement was amended has been charged to expense in May 1997.

  The following is a summary of ZMAX options granted prior to the CSI recapitalization.

                                       NUMBER    OPTION PRICE WEIGHTED AVERAGE
                                      OF SHARES     RANGE      EXERCISE PRICE
                                      ---------  ------------ ----------------
   Outstanding, December 31, 1993:         --    $       --        $  --
     Granted.........................    6,565         40.00        40.00
                                      --------   -----------       ------
   Outstanding, December 31, 1994:       6,565         40.00        40.00
     Granted.........................   15,940         40.00        40.00
                                      --------   -----------       ------
   Outstanding December 31, 1995.....   22,505         40.00        40.00
     Granted.........................  200,000   $5.00-15.00         9.82
     Canceled........................  (14,379)        40.00        40.00
                                      --------   -----------       ------
   Outstanding, December 31, 1996....  208,126   $5.00-40.00        11.00
                                      --------   -----------       ------
     Canceled (unaudited)............ (201,876)  $5.00-40.00        10.10
                                      --------   -----------       ------
   Outstanding, June 30, 1997
    (unaudited)......................    6,250   $     40.00       $40.00
                                      ========   ===========       ======

 1997 Stock Incentive Plan

  In May 1997, the Board of Directors adopted the 1997 Stock Incentive Plan (the "Incentive Plan"), subject to the approval of the stockholders. The purpose of this plan is to provide additional compensation to employees, officers, directors and consultants of the Company or an affiliate. Under the terms of the Incentive Plan, 1,700,000 shares of common stock have been reserved for issuance as incentive awards under the plan. The number of shares of common stock associated with any forfeited stock incentive will be added back to the number of shares that can be issued under the Incentive Plan. Awards under the Incentive Plan and their terms will be determined by a committee (the "Committee") selected by the Board of Directors. The Incentive Plan permits the Committee to make awards of a variety of equity-based incentives (collectively, "Stock Incentives").

  The Incentive Plan allows for the grant of incentive stock options and non-qualified stock options. The exercise price of the options will be established by the Committee. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of the grant (or less than 110% of

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

the fair market value if the participant controls more than 10% of the voting power of the Company or a subsidiary). Non-qualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Common Stock on the date that the option is awarded. The term of an option will be specified in the applicable stock incentive agreement.

  In addition to stock options, the Incentive Plan also makes provisions for other Stock Incentives, including stock appreciation rights, stock awards, phantom shares, performance unit appreciation rights and dividend equivalent rights. These Stock Incentives will be subject to the terms prescribed by the Committee in accordance with the provisions of the Incentive Plan. The Stock Incentives are generally not transferable or assignable during a holder's lifetime.

  In April 1997, the Company granted 1,200,000 non-qualified stock options under the Incentive Plan to certain officers and employees. These options have an exercise price of $14.31, expire ten years after the date of grant, and will become fully vested after seven years, vesting may be accelerated provided that certain revenue targets are achieved.

 1997 Directors Formula Stock Option Plan

  In May 1997, the Board of Directors adopted the 1997 Directors Formula Stock Option Plan (the "Director Plan"). The Board of Directors has reserved 120,000 shares of Common Stock for issuance pursuant to awards which may be made under the Director Plan. The number of shares of Common Stock associated with any forfeited options are added back to the number of shares that can be issued under the Director Plan.

  The awards under the Director Plan are determined by the express terms of the Director Plan. The Director Plan will be administered by a committee (the "Committee"), the members of which are appointed by the Board of Directors. The Committee will consist of at least one or more members of the Board of Directors who will not receive a grant of an option under the Director Plan and who are not currently eligible to receive a grant of an option under the Director Plan. The Committee will have the authority in its sole discretion to interpret the Director Plan and to make all other determinations and to take all other actions it deems necessary or advisable for the implementation and administration of the Director Plan.

  Generally, only nonemployee directors of the Company who do not perform services for the Company are eligible to participate in the Director Plan. The Director Plan provides for option grants upon a nonemployee director's initial appointment after May 20, 1997 to the Board of Directors to purchase 12,000 shares of Common Stock. The nonemployee director will vest immediately in 8,000 shares of Common Stock and will vest in an additional 2,000 shares after the completion of the first year of continued service and an additional 2,000 shares after the completion of the second year of continued service. Each option granted pursuant to the Director Plan will be evidenced by an agreement and will be subject to additional terms as set forth in the agreement. Options become exercisable when vested and expire 10 years after the date of grant, subject to such shorter period provided in the agreement.

  On May 20, 1997, 36,000 stock options were issued under the terms of the Director Plan to three eligible directors. The exercise price of these options is $14.06. The vesting schedule and exercise period is in accordance with the terms described above.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


11. RELATED PARTY TRANSACTIONS:

  In connection with the recapitalization of CSI, a consultant to the Company and/or his affiliate was issued 320,000 shares of the Company's stock for services related to the CSI transaction and related financing. This individual and/or his affiliate received approximately $563,000 in 1996 from ZMAX prior to the CSI acquisition as satisfaction for amounts owed to this individual by ZMAX prior to December 31, 1995. Proceeds from the Offshore Placement were used to satisfy this obligation. This individual has been a consultant to ZMAX since 1994. The Company continues to retain this individual as a consultant at $10,000 per month. In connection with the recapitalization of CSI, $280,000 of consulting fees owed to this individual were satisfied in 1996 by issuing $280,000 of convertible notes. In addition to incurring $120,000 in consulting fees during 1996, ZMAX reimbursed approximately $155,000 to this individual for expenses incurred on behalf of ZMAX.

  In connection with the assignment of NewDominion's interest in the JV to the Company, the Company retained an affiliate of NewDominion as a consultant and a director. The Company incurred approximately $28,000 in consulting expenses in 1996 for services rendered.

  The Company has engaged an affiliate of an officer/director to provide accounting services to the Company under a consulting agreement with a monthly fee of approximately $3,500. In 1996, the Company incurred approximately $12,000 in consulting expenses for services rendered.

12. COMMITMENTS AND CONTINGENCIES:

 Leases

  The Company is party to a sub-lease commencing in 1996 for a four-year term for space at its Germantown, Maryland headquarters. The remaining payments due as a result of these obligations are as follows:

   1997................................................................ $132,916
   1998................................................................  154,203
   1999................................................................  163,254
   2000................................................................  135,755
                                                                        --------
     Total............................................................. $586,128
                                                                        ========

 Employment and Consulting Agreements

  CSI has entered into employment agreements with two executives who were the former stockholders of CSI. The agreements provided for a base salary plus a bonus based upon CSI's cash flow (as defined in the agreement). The term of the agreements began in November 1996 and extend for a period of three years.

  One of the former stockholders of CSI resigned from the Company in April 1997. Pursuant to the terms of his employment agreement with CSI and his separation agreement with CSI, he is collecting severance from the Company in the amount of $100,000 per year through November 1999. This individual will still be entitled to receive his pro rata share of the Escrowed Stock as it is released from escrow provided that he does not violate the non-compete, non-solicitation, or proprietary information restrictions contained in his employment agreement.

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The other former stockholder of CSI remains an officer and director of the Company. In May 1997, his employment agreement was amended effective January 1, 1997. Under the terms of this agreement this employee will receive a base salary plus bonus of up to 100% of his base salary, if the Company reaches certain specified levels of revenue and profitability. If the bonus is earned in 1997 it will be payable in 25% cash and 75% common stock. The number of shares to be issued will be based upon the fair market value of the Company's common stock at the end of the fiscal year. For fiscal years 1998 and 1999, the Compensation Committee of the Company will set new performance criteria and establish the percentage of the bonus to be paid in cash or options for that year.

  In the event that the employment agreement is terminated by the death or permanent disability (as defined in the agreement) of the executive or by the Company without cause (as defined in the agreement), severance payments at an annual rate of $100,000 for the remaining term of the agreement will be due to the executive or the executive's estate. The executive is subject to certain noncompete and nonsolicitation provisions for a period of two years after termination of the agreement.

  In order to ensure that CSI had adequate funds to pay the compensation of the executives under the original employment agreements, the Company placed $200,000 in escrow. Each month beginning in December 1996, $16,667 will be released from escrow to the operating account of CSI. Accordingly, as of December 31, 1996, $184,016 represents restricted cash and is included in the cash balance.

  In June 1997, the Company entered into a three year employment agreement with its Senior Vice-President--Technology. Under the terms of this agreement this employee will receive an annual base salary plus a bonus. For fiscal years 1997, 1998 and 1999 the employee is eligible to receive a bonus of up to 100% of his base salary, if the Company reaches certain specified levels of financial performance. If the bonus is earned in 1997 it will be payable in 50% cash and 50% stock. For fiscal years 1998 and 1999, the Compensation Committee of the Company will set new performance criteria and establish the percentage of the bonus to be paid in cash or options for that year.

  In April 1997, the Company entered into a three year consulting agreement with the Chairman of the Board of Directors. Under the terms of this agreement the consultant will be compensated at $20,000 per month. This agreement can be terminated by the Company at any time; however, if the consultant is terminated without cause, the Company is required to continue to pay the consultant for the shorter of one year or the remaining term of the agreement. The agreement also contains noncompete and nonsolicitation provisions extending from the commencement of the agreement until two years after the termination of the agreement.

 Stockholders' Agreement

  The former stockholders of CSI entered into a stockholders' agreement with the Company. Under this agreement, the stockholders may not sell, pledge, encumber, give, bequeath, or otherwise transfer or dispose of the stock without complying with the terms of the agreements or obtaining the prior written consent of the Company. A stockholder who receives a qualified offer (as defined in the agreement) must notify the Company of the offer and the Company has an option to elect to purchase the stock under the terms contained in the qualified offer. The stockholders are not required to comply with the provisions described above in order to effect a sale or disposition of their stock made in compliance with Securities and Exchange Commission Rule 144.

  The stockholders have also entered into employment agreements with CSI as described above. If the employment of either of the stockholders is terminated for cause (as defined) or if following the termination of the employment agreement, the stockholder is determined to have breached any covenants or restrictions in the

                        ZMAX CORPORATION AND SUBSIDIARY
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

employment agreements, the stockholder will offer to sell all of his stock to the Company. The Company will have an option to elect to purchase the stock at its then current value price (as defined). If the employment of either of the stockholders is terminated for a reason other than for cause, excluding expiration of the employment agreement by its terms, or if the employee becomes permanently disabled, the stockholder will offer its stock for sale to the corporation at a price designated by the offering stockholder and the corporation will have an option to elect to purchase the stock at the offer price or, if the offering stockholder does not designate a price, the then current value price (as defined).

  In the event that a stockholder dies, the Company will have the option to purchase and the stockholder's estate will be required to sell all of the stock at the current value price (as defined). Any Escrowed Stock subsequently received by a stockholder's estate will be subject to this provision at the time of earn out.

  Under the terms of the stockholders' agreements, the stock may only be offered for sale, sold or transferred pursuant to an effective registration under the Securities Act of 1933 or an exemption therefrom. The term of this restriction is for three years from the date of the agreement, November 6, 1996. The restrictions apply to any additional shares of stock acquired after the execution of the stockholders' agreement.

 Litigation

  On April 17, 1997, Alan L. Levine and Canadian American Petroleum Corporation filed suit in the Third Judicial District Court of Sale Lake County, Utah against Zmax Corporation, f/k/a Mediterranean Oil Corporation, f/k/a Oryx Gold Corporation, f/k/a Pandora, Inc. and John Does. The lawsuit consists of three claims for relief against all of the defendants: civil conspiracy; wrongful use of civil proceedings; and abuse of process. The lawsuit seeks unspecified consequential and punitive damages arising from the alleged delay in the issuance of shares of Common Stock of Pandora, Inc. The plaintiffs allege that they currently own approximately 64,000 shares of stock. The lawsuit is currently in the investigative stage. Given the preliminary stage of this proceeding, the Company has not been able to assess the relative materiality, or lack, thereof, of the plaintiff's claims. The Company intends to vigorously defend itself against this action.

  The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying financial statements.

                               AUDITORS' REPORT

To the Shareholders,
Mediterranean Oil Corporation
(formerly Oryx Gold Corporation)

We have audited the balance sheets of Mediterranean Oil Corporation (formerly Oryx Gold Corporation) as at December 31, 1994 and 1995 and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1993, 1994 and 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1994 and 1995 and the results of its operations and cash flows for the years ended December 31, 1993, 1994 and 1995 in accordance with generally accepted accounting principles in the United States.

The financial statements as at December 31, 1991 and for the period from inception, April 24, 1986 to December 31, 1991 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated March 12, 1992.

                                          Amisano Hanson
                                          Chartered Accountants

Vancouver, B.C.
March 28, 1996, except as to Note 8 which is as of October 15, 1996

Comments by Auditors for U.S. Readers on Canada - U.S. Reporting Conflict

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is substantial doubt about a company's ability to continue as a going concern. The accompanying financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes the realization of assets and discharge of liabilities in the normal course of business. As discussed in Note 1 to the accompanying financial statements and in respect of the company's substantial losses from operations, substantial doubt about the company's ability to continue as a going concern exists. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

  Our report to the shareholders dated March 28, 1996 is expressed in accordance with Canadian reporting standards which do not permit a reference to such uncertainty in the auditors' report when the uncertainty is adequately disclosed in the financial statements.

                                          Amisano Hanson
                                          Chartered Accountants

Vancouver, B.C.
March 28, 1996, except as to Note 8 which is as of October 15, 1996

                         MEDITERRANEAN OIL CORPORATION
                        (FORMERLY ORYX GOLD CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                  DECEMBER 31,       NOVEMBER 6,
                                              ---------------------  -----------
                                                1994        1995        1996
                   ASSETS                     ---------  ----------  -----------
                                                                     (UNAUDITED)
                                                                      (NOTE 9)
Cash assets:
  Cash......................................  $     --   $      --   $   299,173
                                              ---------  ----------  -----------
    Total current assets....................        --          --       299,173
                                              ---------  ----------  -----------
  Advances to CSI...........................        --          --       390,000
  Intangibles assets........................        --          --     2,590,263
                                              ---------  ----------  -----------
    Total Assets............................  $     --   $      --    $3,279,436
                                              ---------  ----------  -----------
  LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
  Accounts payable--Note 5..................  $ 101,013  $  508,160  $   187,209
  Loans payable--Notes 4 and 8..............    509,889     911,860          --
  Note payable..............................        --          --       385,000
                                              ---------  ----------  -----------
    Total current liabilities...............    610,902   1,420,020      572,209
                                              ---------  ----------  -----------
  Deferred income taxes.....................        --          --       521,884
                                              ---------  ----------  -----------
    Total liabilities.......................    610,902   1,420,020    1,094,093
                                              ---------  ----------  -----------
     STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock $0.001 par value, 10,000,000
 shares authorized, none issued and out-
 standing...................................        --          --           --
Common stock $0.001 par value,
  Authorized:
    95,000,000 shares;
    1,000,079 (1994 - 962,500) shares issued
     and
     outstanding and 3,800,079 shares issued
     and outstanding
     as of November 6, 1996 (unaudited, Note
     9).....................................        962       1,000        3,800
Additional paid-in capital..................    158,050     308,012    3,125,212
Issuable common stock.......................        --          --     1,373,379
Deficit accumulated during the development
 stage......................................   (769,914) (1,729,032)  (2,317,048)
                                              ---------  ----------  -----------
  Total stockholders' equity (deficiency)...   (610,902) (1,420,020)   2,185,343
                                              ---------  ----------  -----------
  Total liabilities and stockholders' equity
   (deficiency).............................  $     --   $      --    $3,279,436
                                              ---------  ----------  -----------

                         MEDITERRANEAN OIL CORPORATION
                        (FORMERLY ORYX GOLD CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                            APRIL 24,                APRIL 24,
                                                              1986        PERIOD       1986
                                                            (DATE OF       FROM      (DATE OF
                                                           INCEPTION)   JANUARY 1,  INCEPTION)
                             YEAR ENDED DECEMBER 31,           TO         1996 TO       TO
                          -------------------------------   DECEMBER    NOVEMBER 6, NOVEMBER 6,
                            1993       1994       1995      31, 1995       1996        1996
                          ---------  ---------  ---------  -----------  ----------- -----------
                                                                        (UNAUDITED) (UNAUDITED)
                                                                         (NOTE 9)    (NOTE 9)
Expenses
General and administra-
 tive--Note 7...........  $  57,141  $ 139,026  $ 950,141  $ 1,316,051   $ 583,404  $ 1,899,455
Amortization............        --         --         --           350         --           350
Resource property
 costs..................    167,328        --         --       276,844         --       276,844
Advances written-off....      3,670        300      8,977       47,287         --        47,287
Investment written-off--
 Note 3.................        --         --         --        50,000         --        50,000
Finders fee.............        --         --         --        38,500         --        38,500
Interest expense (net of
 interest income).......        --         --         --           --        4,612        4,612
                          ---------  ---------  ---------  -----------   ---------  -----------
Net loss................  $(228,139) $(139,326) $(959,118) $(1,729,032)  $(588,016) $(2,317,048)
                          ---------  ---------  ---------  -----------   ---------  -----------
Net loss per share......  $   (0.24) $   (0.14) $   (0.99)               $   (0.44)
                          ---------  ---------  ---------                ---------
Weighted average shares
 outstanding............    962,500    962,500    971,875                1,344,416
                          ---------  ---------  ---------                ---------

         MEDITERRANEAN OIL CORPORATION (FORMERLY ORYX GOLD CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)
                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                                                     DEFICIT
                                                                   ACCUMULATED
                           COMMON STOCK     ADDITIONAL   ISSUABLE  DURING THE
                         -----------------   PAID-IN      COMMON   DEVELOPMENT
                          SHARES    AMOUNT   CAPITAL      STOCK       STAGE       TOTAL
                         ---------  ------  ----------  ---------- -----------  ----------
April 24, 1986 (Date of
 Inception).............       --      --          --          --          --          --
 Issuance of shares for
  cash and services,
  May 5, 1986, for
  $.0018 per share......    17,000  $   17  $    2,483  $      --  $       --   $    2,500
 Issuance of shares for
  legal services on
  May 5, 1986 for $.0000
  per share.............     1,750       2          (2)        --          --          --
 Public offering-500,000
  shares at $.1000 per
  share.................     6,250       6      49,994         --          --       50,000
 Cost of public
  offering..............       --      --      (11,000)        --          --      (11,000)
 Net loss, 1986.........       --      --          --          --          --          --
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1986...................    25,000      25      41,475         --          --       41,500
 Issuance of shares to
  insiders for cash and
  services performed on
  June 4, 1987 for
  $.0000 per share......   145,238     145        (145)        --          --          --
 Issuance of shares for
  services performed on
  July 20, 1987 for
  $.0000 per share......     8,929       9          (9)        --          --          --
 Capital contributed by
  shareholders..........       --      --        3,461         --          --        3,461
 Net loss, 1987.........       --      --          --          --      (43,829)    (43,829)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1987...................   179,167     179      44,782         --      (43,829)      1,132
 Capital contributed by
  shareholders..........       --      --       27,883         --          --       27,883
 Net loss, 1988.........       --      --          --          --      (28,776)    (28,776)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1988...................   179,167     179      72,665         --      (72,605)        239
 Capital contributed by
  shareholders..........       --      --        5,442         --          --        5,442
 Net loss, 1989.........       --      --          --          --       (5,512)     (5,512)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1989...................   179,167     179      78,107         --      (78,117)        169
 Capital contributed by
  shareholders..........       --      --       17,811         --          --       17,811
 Net loss, 1990.........       --      --          --          --      (17,881)    (17,881)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1990...................   179,167     179      95,918         --      (95,998)         99
 Capital contributed by
  shareholders..........    50,000      50       3,803         --          --        3,853
 Shares contributed back
  to Company and
  cancelled.............    (4,933)     (5)          5         --          --          --
 Net loss, 1991.........       --      --          --          --       (3,923)     (3,923)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1991...................   224,234     224      99,726         --      (99,921)         29
 Shares issued to
  acquire American Oil
  and Gas Corporation...   625,000     625      49,375         --          --       50,000
 Sale of shares for
  cash..................    88,266      88       6,974         --          --        7,062
 Sale of shares for
  cash..................    25,000      25       1,975         --          --        2,000
 Net loss, 1992.........       --      --          --          --     (302,528)   (302,528)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1992...................   962,500     962     158,050         --     (402,449)   (243,437)
 Net loss, 1993.........       --      --          --          --     (228,139)   (228,139)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1993...................   962,500     962     158,050         --     (630,588)   (471,576)
 Net loss, 1994.........       --      --          --          --     (139,326)   (139,326)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1994...................   962,500     962     158,050         --     (769,914)   (610,902)
 Sale of shares for
  cash..................    37,579      38     149,962         --          --      150,000
 Net loss, 1995.........       --      --          --          --     (959,118)   (959,118)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, December 31,
 1995................... 1,000,079   1,000     308,012         --   (1,729,032) (1,420,020)
 Sale of shares for cash
  (unaudited, Note 9)... 2,800,000   2,800     837,200         --          --      840,000
 Allocation of proceeds
  of Notes to beneficial
  conversion feature
  (unaudited, Note 9)...       --      --    1,980,000         --          --    1,980,000
 Acquisition of joint
  venture interest
  (unaudited,
  Note 9)...............       --      --          --    1,373,379         --    1,373,379
 Net loss, November 6,
  1996 (unaudited, Note
  9)....................       --      --          --          --     (588,016)   (588,016)
                         ---------  ------  ----------  ---------- -----------  ----------
Balance, November 6,
 1996 (unaudited, Note
 9)..................... 3,800,079  $3,800  $3,125,212  $1,373,379 $(2,317,048) $2,185,343
                         ---------  ------  ----------  ---------- -----------  ----------

                         MEDITERRANEAN OIL CORPORATION
                        (FORMERLY ORYX GOLD CORPORATION)
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                 APRIL 24,                APRIL 24,
                                                                   1986                     1986
                                                                 (DATE OF    PERIOD FROM  (DATE OF
                                                                INCEPTION)   JANUARY 1,  INCEPTION)
                                  YEAR ENDED DECEMBER 31,           TO         1996 TO       TO
                               -------------------------------   DECEMBER    NOVEMBER 6, NOVEMBER 6,
                                 1993       1994       1995      31, 1995       1996        1996
                               ---------  ---------  ---------  -----------  ----------- -----------
                                                                             (UNAUDITED) (UNAUDITED)
                                                                              (NOTE 9)    (NOTE 9)
Cash flow from operating
 activities:
 Net loss....................  $(228,139) $(139,326) $(959,118) $(1,729,032)  $(588,016) $(2,317,048)
 Adjustments to reconcile
  loss to net
 Cash used in operations
 Amortization of organization
  costs......................        --         --         --           350         --           350
 Investment written-off......        --         --         --        50,000         --        50,000
 Change in non-cash items re-
  lated to operations:
 Accounts payable                  2,569     98,444    407,147      508,160     159,049      667,209
                               ---------  ---------  ---------  -----------   ---------  -----------
Net cash used in operating
 activities..................   (225,570)   (40,882)  (551,971)  (1,170,522)   (428,967)  (1,599,489)
                               ---------  ---------  ---------  -----------   ---------  -----------
Cash flows used in investing
 activities
 Advances to CSI.............        --         --         --           --     (390,000)    (390,000)
 Purchase of joint venture
  interest...................        --         --         --           --     (310,000)    (310,000)
 Increase in investment......        --         --         --       (50,000)        --       (50,000)
                               ---------  ---------  ---------  -----------   ---------  -----------
Net cash used in
 investingactivities.........        --         --         --       (50,000)   (700,000)    (750,000)
Cash flows from financing ac-
 tivities:
 Loan payable................    216,989     40,671    401,971      911,860    (911,860)         --
 Increase in additional paid
  in capital proceeds from
  sale of common stock.......        --         --     147,000      201,645         --       201,645
  --public offering..........        --         --       3,000       53,000         --        53,000
  --insiders.................        --         --         --        15,017         --        15,017
 Proceeds from issuance of
  convertible notes..........        --         --         --           --    1,500,000    1,500,000
 Sale of common stock........        --         --         --        50,000     840,000      890,000
 Cost of public offering.....        --         --         --       (11,000)        --       (11,000)
                               ---------  ---------  ---------  -----------   ---------  -----------
Net cash provided by
 financing activities........    216,989     40,671    551,971    1,220,522   1,428,140    2,648,662
                               ---------  ---------  ---------  -----------   ---------  -----------
Net (decrease) increase in
 cash........................     (8,581)      (211)       --           --      299,173      299,173
Cash, beginning of year......      8,792        211        --           --          --           --
                               ---------  ---------  ---------  -----------   ---------  -----------
Cash, end of year............  $     211  $     --   $     --   $       --    $ 299,173  $   299,173
                               ---------  ---------  ---------  -----------   ---------  -----------
Supplemental Cash Flows
 Information
 Cash paid for:
  Interest...................  $     --   $     --   $     --   $       --    $     --   $       --
  Taxes......................  $     --   $     --   $     --   $       --    $     --   $       --

                         MEDITERRANEAN OIL CORPORATION
        (FORMERLY ORYX GOLD CORPORATION) (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS

                       DECEMBER 31, 1993, 1994 AND 1995
                           (STATED IN U.S. DOLLARS)

1. NATURE AND CONTINUANCE OF OPERATIONS

 Line of Business

  The company currently is in the process of reviewing new business opportunities.

  These financial statements have been prepared on a going concern basis. The company has a working capital deficiency of $1,420,020 as at December 31, 1995. The company's ability to continue as a going concern is dependent on the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization

  The company was incorporated on April 24, 1986 under the laws of the state of Nevada, U.S.A. under the name Pandora, Inc. On May 4, 1992, the company changed its name to Oryx Gold Corporation. On November 2, 1995, the company changed its name to Mediterranean Oil Corporation.

 Development Stage Company

  The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7. The company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. All losses accumulated since inception have been considered as part of the company's development stage activities.

 Income Taxes

  The company used the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards, No. 109 "Accounting for Income Taxes."

 Net Loss Per Share

  Net loss per share is based on the weighted average number of common shares outstanding during each period.

3. INVESTMENT

  By an agreement dated April 27, 1992 the company acquired 100% of the shares of American Oil and Gas Corporation (AOG) for 625,000 common shares of the company, 5,000,000 preferred shares of the company for $5,000 and an additional 88,266 common shares of the company for $7,061. Since April 2, 1992 the

                         MEDITERRANEAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

preferred shares were never issued and AOG has not undertaken any business or any financial transactions and is a delinquent corporation. In addition, on July 21, 1995 the company agreed to cancel the aforementioned shares (625,000 common shares) in return for the assignment of the mining claims originally held by AOG (At December 31, 1995 these shares had not been cancelled). Consequently the investment in AOG was written-off.

4. LOANS PAYABLE (SEE NOTE 8)

Loans payable are unsecured, non-interest bearing and have no specific terms for repayment.

5. RELATED PARTY TRANSACTIONS

                                                       1993    1994     1995
                                                      ------- ------- --------
During the year ended December 31, 1995 the company
 incurred the following expenses to Directors and
 Officers of the company:
Consulting........................................... $   --  $20,000 $ 47,416
Legal................................................     --   33,297  152,998
Office...............................................     --      --     1,500
Salary...............................................     --      --    30,000
Directors' fees......................................     --      --    33,677
                                                      ------- ------- --------
                                                      $   --  $53,297 $265,591
                                                      ------- ------- --------

  As at December 31, 1994 and 1995, accounts payable includes $30,955 and $247,196, respectively, payable to Directors and Officers of the company.

6. INCOME TAXES

  No provision for income taxes has been provided in 1993, 1994 and 1995 due to the net loss. At December 31, 1995 the company has net operating loss carryforwards, which expire commencing in the year 2004 totalling approximately $1,700,000, the benefits of which have not been recorded.

  Under the provisions of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of fifty percent or greater, utilization of net operating loss carryforwards may be limited. As a result of equity transactions occurring through December 31, 1992, the Company will be subject to such limitation. The annual limitations have not been determined.

7. STOCK OPTIONS

  As at December 31, 1995, the following Directors' stock options were outstanding:

                                  EXERCISE
        QUANTITY               PRICE PER SHARE                            EXPIRY DATE
        --------               ---------------                         ------------------
        22,500                     $40.00                              September 27, 1997

8. SUBSEQUENT EVENTS

(i) Subsequent to December 31, 1995, the company completed the consolidation of its outstanding common shares on a basis of 1 new share for 80 old shares. Upon completion of the consolidation, the company completed a private placement and issued 2,800,000 post-consolidated shares at $0.30 per share for $840,000. These funds were used as a payment on the Loans payable. All share and per share information in the financial statements has been retroactively restated to reflect this reverse split.

(ii) The company has indicated its intention to cancel approximately 775,000 restricted post-consolidated common shares at $0.001 par value (Note 3).

(iii) The company changed its name to ZMAX Corporation on August 9, 1996.

      The company issued the following convertible notes payable:

      . $480,000 note payable, interest at 8% per annum, convertible into 480,000 post-consolidated common shares at $1.00 per share

                         MEDITERRANEAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


    . $1,500,000 note payable, interest at 8% per annum convertible into 1,000,000 post-consolidated common shares at $1.50 per share

    . The company will pay a 10% commission for the $1,500,000 funding
      ($90,000 paid subsequent to December 31, 1995)

      Upon the receipt of a further $120,000, the company intends to issue a further $120,000 note payable, interest at 8% per annum, convertible into 120,000 post-consolidated common shares at $1.00 per share.

  (iv) By an offer to purchase agreement dated September 20, 1996, the company acquired the right to purchase 100% of a private corporation involved in software technology.

      Consideration for this right consists of:

    . $20,000 cash ($5,000 paid)

    . An option to purchase a further 350,000 post-consolidated free trading shares of the company at $0.30 per share. The option will expire after 35 months and may be exercisable at the rate of 10,000 shares per month, commencing 60 days after the closing date.

      By an offer to purchase agreement dated September 19, 1996, the company will purchase 100% of the private corporation mentioned above.

      Consideration for this acquisition will be:

    . 3,200,000 post consolidated common shares of the company. 2,800,000 of these post-consolidated shares will be earn-out shares, such that for each share to be released, the private corporation must generate $1.25 of cash flow. The balance of 400,000 post-consolidated common shares will be exempt from registration.

      The company will place at least $500,000 in trust no later than September 20, 1996 and an additional $500,000 by October 15, 1996. $310,000 (paid)
      will be released directly to a party to the agreement and at least $50,000
      (paid) will be advanced to the private corporation on or before September 19, 1996. The company will also provide additional operating funds of up to $4,000,000 to the private corporation.

  (v) Subsequent to December 31, 1995, the company made the following additional payments:

    . $150,000 to the private corporation;

    . $641,240 to pay down accounts payable; and

    . $71,860 to pay off the remaining loans payable.

  (vi) The company cancelled 6,250 pre-consolidated directors' stock options as a result of directors' resignations and reserved a total of 6,250 post-consolidated common shares for share purchase options for directors, officers, employees and consultants of the company under terms and conditions to be established by the Board of Directors.

9. UNAUDITED INTERIM FINANCIAL STATEMENTS

  The unaudited financial statements as of November 6, 1996, and for the period from January 1, 1996 to November 6, 1996, presented herein have been prepared by the Company without audit, pursuant to the rules and resolutions of the Securities and Exchange Commission. The financial statements reflect all adjustments (consisting of normal recurring adjustments) which, in the opinion of management are necessary to present fairly the financial position, results of operations and cash flows of the Company as of November 6, 1996 and for the period from January 1, 1996 to November 6, 1996. The results of operations for the period from January 1, 1996 to November 6, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

Fiserv Century Services Joint Venture

  In April 1996, Fiserv Federal Systems, Inc., ("Fiserv") and Century Services, Inc. ("CSI") formed the Fiserv Century Services Joint Venture (the "JV"), a joint venture engaged in the business of marketing Year 2000 computer

                         MEDITERRANEAN OIL CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

consulting services using computer software exclusively licensed to CSI. CSI and Fiserv each owned a 50% interest in the JV. Effective September 1, 1996, NewDominion Capital Group, Inc. ("NewDominion") acquired Fiserv's interest in the JV. NewDominion's intent was to serve as an intermediary in order to assign the joint venture interest to the Company. Fiserv's interest was assigned to NewDominion for cash consideration of $310,000 and a promissory note of $385,000. Fiserv was also pledged 3% of the outstanding shares of the anticipated sucessor entity.

  On September 20, 1996, NewDominion assigned its interest in the JV to the Company. As consideration for the assignment, the Company assumed all liabilities, interests, and obligations of NewDominion related to the JV including the $310,000 payable to Fiserv and the $385,000 promissory note. As the successor entity, the Company assumed the obligation to issue a 3% ownership interest to Fiserv.

  This transaction has been accounted for as a purchase. The Company acquired the 50% interest in the JV for repayment of the amounts advanced by Fiserv to the JV totaling $695,000 ($310,000 in cash and $385,000 note payable) and 234,365 shares of common stock with a fair value of $1,373,379 based upon the quoted market price of the common stock. The 234,365 shares of common stock had not been issued as of November 6, 1996 and have been reflected as issuable for November 6, 1996. The fair value of these shares is included in stockholders' equity in the accompanying financial statements as of November 6, 1996.

  The purchase price has been allocated to assets and liabilities based on their estimated fair values at the date of acquisition on a preliminary basis as follow:

      Intangible assets.................................... $2,590,263
      Deferred income tax liability........................   (521,884)
                                                            ----------
                                                            $2,069,379

 CSI Transaction

  On July 16, 1996, PRCC, Inc. ("PRCC") entered into an agreement with CSI to acquire all of the outstanding stock of CSI. On September 20, 1996, PRCC assigned its rights under the July 16, 1996 agreement with CSI to the Company in return for $20,000 in cash and the right to purchase 350,000 shares of common stock for $0.30 per share.

  Concurrent with this assignment, on September 20, 1996, the Company made an offer to purchase all of the outstanding shares of CSI stock. The offer was accepted by the stockholders of CSI and the agreement was announced to the public on September 26, 1996. The September 20, 1996, agreement also provided that the Company would advance amounts to CSI to fund their operations, CSI would enter into employment agreements with certain executives who were the former stockholders of CSI that provide for compensation at specified levels, and the former stockholders of CSI were provided with certain anti-dilution protection with respect to their future ownership interest provided that certain performance criteria were met. These performance criteria were not subsequently met and the former CSI stockholders are not entitled to the anti-dilution protection prescribed in the agreement.

  During the period from September 20, 1996 to November 6, 1996, the Company advanced a total of $390,000 to CSI under two promissory notes totaling $200,000 and under a line of credit agreement totaling $190,000. The stockholders of CSI assigned a security interest in their CSI stock to the Company as consideration for these advances.

  On November 6, 1996, the Stock Purchase Agreement was executed and the transaction was consummated. In return for all of the outstanding stock of CSI, the Company issued 3,200,000 shares of common stock. At closing, the former stockholders of CSI received 400,000 shares of common stock. The remaining 2,800,000 shares (the "Escrowed Stock") were placed in escrow subject to quarterly release based upon the cash flow (as defined) of CSI.

  This transaction has been accounted for as a recapitalization of CSI with CSI as the acquirer (a reverse acquisition). Accordingly, the accompanying unaudited interim financial statements are presented as of November 6, 1996 just before the CSI transaction.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Fiserv Century Services Joint Venture:

We have audited the accompanying balance sheet of Fiserv Century Services Joint Venture (a company in the development stage) as of November 6, 1996, and the related statements of operations, partnership deficit and cash flows for the period from inception (April 17, 1996) to November 6, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Fiserv Century Services Joint Venture as of November 6, 1996, and the results of its operations and its cash flows for the period from inception (April 17, 1996) to November 6, 1996, in conformity with generally accepted accounting principles.

                                                            Arthur Andersen LLP
Washington, D.C.
June 17, 1997

                     FISERV CENTURY SERVICES JOINT VENTURE
                         (A DEVELOPMENT STAGE COMPANY)

                      BALANCE SHEET AS OF NOVEMBER 6, 1996

                              ASSETS
Cash and cash equivalents..........................................   $    --
Advances to CSI....................................................    560,000
                                                                      --------
          Total assets.............................................   $560,000
                                                                      ========
                      LIABILITIES AND PARTNERSHIP DEFICIT
LIABILITIES:
  Advances from Fiserv under credit agreement......................   $695,000
                                                                      --------
          Total liabilities........................................    695,000
PARTNERSHIP DEFICIT:
  Partnership deficit accumulated during the development stage.....   (135,000)
                                                                      --------
          Total liabilities and partnership deficit................   $560,000
                                                                      ========

       The accompanying notes are an integral part of this balance sheet.

                     FISERV CENTURY SERVICES JOINT VENTURE
                         (A DEVELOPMENT STAGE COMPANY)

                           STATEMENT OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (APRIL 17, 1996) TO NOVEMBER 6, 1996

Operating expenses...................................................  $113,384
                                                                      ---------
          Loss from operations.......................................   113,384
Interest expense.....................................................    21,616
                                                                      ---------
          Net loss before provision for income taxes................. (135,000)
Provision for income taxes...........................................       --
                                                                      ---------
Net loss............................................................. $(135,000)
                                                                      =========

         The accompanying notes are an integral part of this statement.

                     FISERV CENTURY SERVICES JOINT VENTURE
                         (A DEVELOPMENT STAGE COMPANY)

                      STATEMENT OF PARTNERSHIP DEFICIT
                FOR THE PERIOD FROM INCEPTION (APRIL 17, 1996)
                             TO NOVEMBER 6, 1996

                                                 PARTNERSHIP DEFICIT
                                                     ACCUMULATED
                                                     DURING THE
                                                  DEVELOPMENT STAGE    TOTAL
                                                 ------------------- ---------
INCEPTION, April 17, 1996.......................      $     --       $     --
  Net loss......................................       (135,000)      (135,000)
                                                      ---------      ---------
BALANCE, November 6, 1996.......................      $(135,000)     $(135,000)
                                                      =========      =========

         The accompanying notes are an integral part of this statement.

                     FISERV CENTURY SERVICES JOINT VENTURE
                         (A DEVELOPMENT STAGE COMPANY)

                           STATEMENT OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (APRIL 17, 1996) TO NOVEMBER 6, 1996

Cash flows from operating activities:
  Net loss...................................................... $ (135,000)
  Advances to CSI...............................................   (560,000)
                                                                 ----------
          Net cash used in operating activities.................   (695,000)
Cash flows from financing activities:
  Proceeds from credit agreement................................    695,000
                                                                 ----------
          Net cash provided by financing activities.............    695,000
                                                                 ----------
          Net change in cash....................................        --
                                                                 ----------
Cash, beginning of period.......................................        --
                                                                 ----------
Cash, end of period............................................. $      --
                                                                 ==========

         The accompanying notes are an integral part of this statement.

                    FISERV CENTURY SERVICES JOINT VENTURE
                        (A DEVELOPMENT STAGE COMPANY)

                        NOTES TO FINANCIAL STATEMENTS
                            AS OF NOVEMBER 6, 1996


1. JOINT VENTURE FORMATION AND SUBSEQUENT SALE OF JOINT VENTURE INTERESTS

ORGANIZATION

On April 17, 1996, Fiserv Federal Systems, Inc. ("Fiserv") and Century Services, Inc. ("CSI"), entered into a Joint Venture Agreement (the "JV Agreement") to create Fiserv Century Services Joint Venture (the "Company" or "JV"). The JV was formed, pursuant to the partnership laws of the State of Texas, for the purpose of marketing Year 2000 computer consulting services using certain computer software, licensed exclusively to CSI. Under the terms of the JV Agreement, Fiserv and CSI each held a 50% interest in the JV. No initial or subsequent capital contributions were made by the either venture partner.

TRANSFER OF JOINT VENTURE INTEREST TO ZMAX

Effective September 1, 1996, NewDominion Capital Group, Inc. ("NewDominion") acquired Fiserv's interest in the JV. NewDominion's intent was to serve as an intermediary in order to assign the joint venture interest to ZMAX Corporation ("ZMAX"). Fiserv's interest was assigned to NewDominion for cash consideration of $310,000 and a promissory note of $385,000. NewDominion granted a security interest to Fiserv of its rights and interest in the JV as security for the $385,000 note. In addition to the above consideration, Fiserv was pledged 3% of the outstanding shares of the anticipated successor entity to the JV.

On September 20, 1996, NewDominion assigned its interest in the JV to ZMAX. As consideration for the assignment, ZMAX assumed all liabilities, interests, and obligations of NewDominion related to the JV including the $310,000 payable to Fiserv and the $385,000 promissory note. As the successor entity (as described above), ZMAX assumed the obligation to issue a 3% ownership interest in ZMAX to Fiserv.

ZMAX/CSI TRANSACTION AND SUBSEQUENT TERMINATION OF THE JOINT VENTURE

In anticipation of a transaction between ZMAX and CSI, all employees and operations of the JV were transferred to CSI effective September 1, 1996. No activities were carried out by the JV subsequent to this date. On November 6, 1996, the stockholders of CSI exchanged all of the outstanding shares of CSI stock for 3,200,000 shares of ZMAX common stock with CSI becoming a wholly owned subsidiary of ZMAX. As a result of the CSI transaction, ZMAX acquired the remaining 50% interest in the JV. Effective January 1, 1997, ZMAX transferred all of its interest in the JV to CSI and, CSI as the sole remaining venture partner, terminated the JV.

2. SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    FISERV CENTURY SERVICES JOINT VENTURE
                        (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INCOME TAXES

No provision has been made for federal or state income taxes since each partner records their share of the JV's taxable income or loss on their tax returns.

3. CREDIT AND SECURITY AGREEMENT

On April 17, 1996, the JV entered into a Credit and Security Agreement (the "Credit Agreement") with Fiserv under which Fiserv agreed to make advances to the JV under a credit line not to exceed $5,000,000. Under the terms of the Credit Agreement, the advances accrue interest at the prime rate plus two percent (10.25% as of November 6, 1996) and payments of the interest are due monthly. The principal amounts are due as stated under the terms of each individual advance. In return for this Credit Agreement, the JV granted to Fiserv a security interest in all of the JV's right, title and interest in and to the assets of the JV. Fiserv advanced a total of $695,000 to the JV.

4. ADVANCES TO CSI

On April 17, 1996, the JV entered into a Credit and Security Agreement with CSI (the "CSI Working Cash Agreement"), and the CSI stockholders. Under the terms of the CSI Working Cash Agreement, the JV agreed to make monthly advances to CSI to provide working capital up to a maximum of $720,000. Advances made to CSI were guaranteed by the CSI stockholders. No interest was due on the principal amount of each advance. CSI was advanced $560,000 under the terms of the CSI Working Cash Agreement. In return for the CSI Working Cash Agreement, CSI granted the JV a security interest in its share of the JV cash flow (as defined in the agreement) and the stockholders of CSI granted the JV a security interest in the common stock of CSI.

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger ("Merger Agreement") is made as of June 10, 1997, between ZMAX Corporation, a Nevada corporation ("Old ZMAX"), and New ZMAX Corporation, a Delaware corporation ("New ZMAX"), collectively referred to as the "Constituent Corporations", each with principal executive offices at 20251 Century Boulevard, Germantown, Maryland 20874.

  A. Old ZMAX is a corporation duly organized and existing under the laws the State of Nevada, with authorized capital stock of ninety-five million (95,000,000) shares of Common Stock, $0.001 par value ("Old ZMAX Common Stock") and ten million (10,000,000) shares of Preferred Stock, $0.001 par value.

  B. New ZMAX is a corporation duly organized and existing under the laws of the State of Delaware, with authorized capital stock of fifty million (50,000,000) shares of Common Stock, $0.001 par value ("New ZMAX Common Stock"), and ten million (10,000,000) shares of Preferred Stock, $0.001 par value.

  C. The directors of the Constituent Corporations deem it advisable and to the advantage of each Constituent Corporation that Old ZMAX merge into New ZMAX on the terms and conditions provided herein ("the Merger").

  Now, Therefore, the Constituent Corporations hereby adopt the plan of reorganization encompassed by this Merger Agreement and agree that Old ZMAX will merge into New ZMAX pursuant to the terms of this Merger Agreement.

  1. Effective Time of Merger. Old ZMAX will be merged with and into New ZMAX, which will be the surviving corporation effective at the earlier of the date when this Merger Agreement is filed as part of the required Articles of Merger with the Secretary of State of the State of Nevada or the date when a Certificate of Ownership and Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

  2. Succession; Rights and Liabilities of New ZMAX. At the Effective Time, New ZMAX will succeed to all of the rights, privileges, powers, immunities and franchises and all of the property, real, personal and mixed, of Old ZMAX, without the necessity for any separate transfer. Thereafter, New ZMAX will be responsible and liable for all liabilities and obligations of Old ZMAX, and neither the rights of creditors nor any liens on the property of Old ZMAX will be impaired by the Merger.

  3. Common Stock and Preferred Stock of Old ZMAX and New ZMAX. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their stockholders, (i) each share of Old ZMAX Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and represent one fully paid and nonassessable share of New ZMAX Common Stock, and (ii) each share of New ZMAX Common Stock issued or outstanding immediately prior to the Effective Time will be cancelled.

  4. Exchange of Certificates. (a) After the Effective Time, each holder of an outstanding certificate that immediately before the Effective Time represented shares of Old ZMAX Common Stock to be exchanged for New ZMAX Common Stock ("Old ZMAX Certificate") will cease to have any right as a stockholder of Old ZMAX. At that time, such holder's sole right will be to receive in exchange for such holder's Old ZMAX Certificates, on surrender thereof to New ZMAX, which will act as the exchange agent for Old ZMAX Certificates ("Exchange Agent"), a certificate or certificates representing the number of whole shares of New ZMAX that such holder is entitled to receive pursuant to the Merger.

    (b) Notwithstanding any other provision of this Merger Agreement, until holders or transferees have surrendered Old ZMAX Certificates to the Exchange Agent, no dividends will be paid with respect to any shares of Old ZMAX Common Stock represented by Old ZMAX Certificates. Such dividends, if any, will be paid on surrender of Old ZMAX Certificates. Without regard to when such Old ZMAX Certificates are surrendered for exchange as provided herein, no interest will be paid on any dividends.

  (c) As the Effective Time, New ZMAX will make available to the Exchange Agent a sufficient number of certificates representing shares of New ZMAX Common Stock required to effect the exchange discussed in 4(a) above.

  5. Dissenting Stockholders. Notwithstanding the foregoing, any holder of Old ZMAX Common Stock who dissents from the Merger and exercises appraisal rights in accordance with the provisions of the Nevada law, and who perfects such appraisal rights, will be entitled to receive only the value of such shares in cash as determined pursuant to the applicable provisions of the Nevada Law.

  6. Options and Warrants. On the Effective Time, New ZMAX will assume and continue the stock options of Old ZMAX and any successor plan(s). The outstanding and unexercised portions of all options to buy Old ZMAX Common Stock will become options for the same number of shares of New ZMAX Common Stock with no other changes in the terms and conditions of such options, including exercise prices. The outstanding and unexercised portions of all warrants to buy Old ZMAX Common Stock will become warrants for the same number and type of shares of New ZMAX Common Stock with no other changes in the terms and conditions of such warrants.

  7. Acts, Plans, Policies, Etc. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Old ZMAX, its stockholders, Board of Directors and committees thereof, officers and agents that were valid and effective immediately prior to the Effective Time, will be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of New ZMAX, and will be as effective and binding thereon as the same were with respect to New ZMAX.

  8. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of New ZMAX, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to read substantially as set forth in Exhibit A to this Agreeemnt and, as so amended, will be the Certificate of Incorporation of New ZMAX until thereafter amended as provided by law. The Bylaws of New ZMAX, as in effect immediately prior to the Effective Time, will be amended and restated as of the Effective Time to read substantially as set forth in Exhibit B to this Agreement and, as so amended, will be the Bylaws of New ZMAX until thereafter amended as provided by law.

  9. Directors and Officers. At the Effective Time, the Board of Directors of New ZMAX will consist of the members of the Board of Directors of Old ZMAX immediately before the Merger and will continue to hold office as directors of New ZMAX in such class and for such term as is described in the Proxy Statement/Prospectus relating to the Merger. The individuals serving as executive officers of Old ZMAX immediately before the Merger will serve as executive officers of New ZMAX after the Effective Time.

  10. Further Assurances. From time to time, and when required by New ZMAX or its successors or assigns, the directors and officers of Old ZMAX will cause execution and delivery on behalf of Old ZMAX of such deeds and other instruments, and will take such actions or cause the taking of such actions), as are necessary to vest, perfect or record in New ZMAX the title to and possession of all the property, intents, assets, rights, privileges, immunities, powers, franchises and authority of Old ZMAX, and otherwise to carry out the purposes of this Merger Agreement.

  11. Accounting. The Merger will be accounted for in accordance with generally accepted accounting principles. As of the Effective Time, the assets and liabilities of Old ZMAX will be taken up on the books of New ZMAX at the amount at which each is carried on the books of Old ZMAX immediately before the Effective Time.

  12. Covenants and Agreements. From the date of this Merger Agreement until the Effective Time or until abandonment or deferral of the Merger, each of the Constituent Corporations will exercise all reasonable efforts to obtain requisite consents and approvals to the Merger and to comply with all instruments or agreements to which either corporation is a party or by which either may be bound. The Board of Directors of Old ZMAX will cause all necessary steps to be taken to (i) apply for listing of the shares of New ZMAX Common Stock to be issued in the Merger on the Nasdaq SmallCap Market; (ii) file with the Securities and Exchange Commission all documents required to complete the Merger; and (iii) present this Merger Agreement for adoption or rejection by a vote of the holders of Old ZMAX Common Stock at a meeting of the Stockholders called, at least in part, for this purpose and recommend approval and adoption of this Merger Agreement by the stockholders.

  13. Amendment. This Merger Agreement may be amended at any time and in any manner desired by the Boards of Directors of Old ZMAX and New ZMAX to clarify the intention of the parties or effect or facilitate the purpose and intent of this Merger Agreement; provided that none of the principal terms of this Merger Agreement may be amended without the approval of the stockholders of Old ZMAX.

  14. Conditions. Unless waived by each of the parties hereto, the respective obligation of each party to effect the Merger will be subject to the fulfillment at or before the Effective Time of the following conditions:

    (a) Old ZMAX will have obtained the approval of the holders of the requisite number of shares of Old ZMAX Common Stock of this Merger Agreement and the transactions contemplated hereby;

    (b) A registration statement on an appropriate form pertaining to, inter alia, the shares of New ZMAX Common Stock to be issued in the Merger will have become effective in accordance with the provisions of the Securities Act of 1933, as amended, and no stop order suspending such effectiveness will have been issued and remain in effect;

    (c) No preliminary or permanent injunction or other order or decree by any federal or state court or regulatory body that prevents the consummation of the Merger will have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

    (d) The consummation of the transactions contemplated by the Merger Agreement will not violate any statute, law, rule, ordinance, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Old ZMAX or New ZMAX or any of their respective properties or assets, excluding such violations that would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of Old ZMAX and New ZMAX on a consolidates basis;

    (e) The holders of at least 90% of the outstanding aggregate principal amount of Old ZMAX 8% Convertible Exchangeable Debentures due 1999 (the "Debentures") will have exchanged the Debentures for shares of Old ZMAX Common Stock (the "Exchange") and Warrants that will be issued in the Exchange will have been exercised for at least 968,000 shares of Old ZMAX Common Stock and the exercise price therefor received by Old ZMAX; and

    (f) The holders of less than 5% of the issued and outstanding shares of Old ZMAX Common Stock will have submitted claims seeking to perfect appraisal rights in accordance with the Nevada General Corporation Law.

  15. Abandonment. At any time before the Effective Time and notwithstanding the approval of this Merger Agreement by the stockholders of Old ZMAX, the Board of Directors of Old ZMAX may terminate this Merger Agreement, abandon the Merger, or defer consummation of the Merger for a reasonable period, if it finds that such action would be in the best interest of the two corporations.

  16. Governing Law. This Merger Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                        [SIGNATURES ON FOLLOWING PAGE]

  In Witness Whereof, each corporate party hereto has caused this Agreement and Plan of Merger to be duly executed as of the date first-above written.

ZMAX Corporation,                         New ZMAX Corporation,
 a Nevada Corporation                      a Delaware Corporation


By: /s/ Michael C. Higgins                By: /s/ Michael C. Higgins
    --------------------------------          --------------------------------
    Michael C. Higgins, President             Michael C. Higgins, President

                                                                        ANNEX B

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

      ZMAX CORPORATION (ORIGINALLY INCORPORATED AS NEW ZMAX CORPORATION)

PURSUANT TO (S) 245 AND (S) 103 OF THE GENERAL CORPORATION LAW OF THE STATE OF
                                   DELAWARE

  The undersigned, in order to amend and restate the Certificate of Incorporation of New ZMAX Corporation in accordance with the General Corporation Law of the State of Delaware, does hereby certify:

                                ARTICLE I. NAME

  The name of the Corporation is ZMAX Corporation (the "Corporation"). The Corporation filed an original Certificate of Incorporation of New ZMAX Corporation with the Secretary of State of Delaware on May 30, 1997.

                         ARTICLE II. REGISTERED OFFICE

  The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is Corporation Service Company.

                             ARTICLE III. PURPOSE

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                           ARTICLE IV. CAPITAL STOCK

  The aggregate number of shares of stock that the Corporation shall have authority to issue is sixty million (60,000,000), of which ten million (10,000,000) shares, with a par value of $0.001 per share, are designated as Preferred Stock, and fifty million (50,000,000), with a par value of $0.001 per share, are designated as Common Stock.

  (a) Provisions Relating to the Common Stock.

    (1) Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

    (2) The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

  (b) Provisions Relating to the Preferred Stock. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

    (1) The number of shares constituting that series and the distinctive designation of that series;

    (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

    (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

    (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

    (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

    (8) Any other relative rights, preferences and limitations of that series.

  Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period. If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

                         ARTICLE V. BOARD OF DIRECTORS

  (a) Number. The number of directors constituting the entire Board shall be as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office, and provided further, that the number of directors constituting the entire Board shall be seven until otherwise fixed by a majority of the entire Board.

  (b) Election. The election of directors need not be by written ballot.

  (c) Classified Board. The Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Board permits with the term of office of one class expiring each year. At the first annual meeting of the stockholders, directors of the first class will be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class will be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class will be elected to hold office for a term expiring at the third succeeding annual meeting.

                              ARTICLE VI. BYLAWS

  The Board of Directors is authorized to adopt, amend, or repeal bylaws for the Corporation by a majority of the directors present at a meeting lawfully convened.

                            ARTICLE VII. LIABILITY

  To the full extent permitted by the General Corporation Law of the State of Delaware or any of the applicable laws presently or hereafter in effect, no director or officer of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director or officer of the Corporation. Any amendment or repeal of this Article VIII will not adversely affect any right or protection of a director or officer of the Corporation existing immediately prior to such amendment or repeal.

                         ARTICLE VIII. INDEMNIFICATION

  (a) Right to Indemnification. Any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director of the Corporation (or is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity is entitled to be indemnified by the Corporation) (the "Indemnitee") against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs charges and expenses (including attorneys' fees and disbursements) that he or she actually and reasonably incurs in connection with such proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware.

  (b) Inurement. The right to indemnification shall inure whether or not the claim asserted is based on matters that predate the adoption of this Article VIII, will continue as to an Indemnitee who has ceased to hold the position by virtue if which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

  (c) Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article IX are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, this Certificate of Incorporation or otherwise.

  (d) Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that, if then required by the Delaware General Corporation Law, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceedings only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

  (e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any potential Indemnitee under this Article IX against any loss, whether or not the Corporation would have the power to indemnify such person against such loss under the General Corporation Law of the State of Delaware.

     ARTICLE IX. PROHIBITION OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

  Except as the Board of Directors may otherwise provide with respect to the rights of Preferred Stockholders, any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected without a meeting only by the unanimous written consent of stockholders.

  This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the General Corporation Law of the State of Delaware.

  In Witness Whereof, I have signed this Amended and Restated Certificate of
Incorporation of ZMAX Corporation this   day of     , 1997.



                               ------------------------------------------------
                                        Michael C. Higgins, President

                                                                        ANNEX C

                          AMENDED AND RESTATED BYLAWS
                                      OF
                             NEW ZMAX CORPORATION

                                   ARTICLE I

                                 Stockholders

  Section 1.1. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors on such date, and at such time and place, either within or without the State of Delaware, as the Board of Directors may from time to time designate within four months after the end of the fiscal year of the Corporation. Any other proper business may be transacted at an annual meeting. If the annual meeting is not held on the date designated, it may be held as soon thereafter as convenient and shall be called the annual meeting.

  Section 1.2. Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by the General Corporation Law of the State of Delaware, may be called by the President or the Board of Directors. The President will call a special meeting of the stockholders at the request of the holders of not less than twenty-five percent (25%) of all the outstanding shares of the Corporation entitled to vote at the meeting.

  Section 1.3. Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given that states the place, date and hour of the meeting and, in the case of a special meeting, the purpose(s) for which the meeting is called. Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the written notice of any meeting will be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice will be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears in the records of the Corporation.

  Section 1.4. Waiver of Notice. A stockholder may waive notice of any meeting; provided that a stockholder's attendance at meeting shall constitute waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting to the transaction of any business to be transacted at the meeting, and not for the purpose of objecting to the purpose of the meeting.

  Section 1.5. Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, pursuant to Section 1.3, notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

  Section 1.6. Record Date.

  (a) Determination of Record Date. For purposes of determining the number and identity of stockholders for any purpose, the Board of Directors may fix a date in advance as the record date for any such determination of stockholders, provided that the record date may not precede the date of the resolution fixing the record date. The record date may not be more than sixty days prior to the date that the particular action requiring the determination of stockholders is to occur. If to determine the stockholders entitled to notice of, or to vote at, a meeting of stockholders, the record date may not be fewer than ten days prior to the meeting. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders will apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

  (b) Failure to Fix Record Date. If the stock transfer books are not closed and no record date is fixed for the determination of stockholders entitled to notice or to vote, or to receive payment of a dividend, the date on which the notice is mailed or the Board of Directors resolution declaring the dividend is adopted, as the case may be, will be the record date for such determination of stockholders.

  Section 1.7. List of Stockholders Entitled to Vote. At least ten days before each meeting of stockholders, the officer or agent charged with overseeing the stock transfer books of the Corporation will compile a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Such list will be kept on file at the Corporation's principal office for the ten days before the meeting and will be subject to the inspection of any stockholder during that ten-day period during normal business hours for any purpose related to the meeting and during the meeting.

  Section 1.8. Quorum. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. If a quorum is present or represented at such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

  Section 1.9. Voting.

  (a) One Vote Per Share. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, each outstanding share entitled to vote will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.

  (b) Required Vote. Unless the General Corporation Law of the State of Delaware imposes a super-majority requirement with respect to a particular matter brought before the stockholders, a majority vote of those shares present and voting at a duly organized meeting will suffice to defeat or enact any proposal; provided that with respect to votes to elect directors, a plurality of the votes cast will be sufficient to elect.

  (c) Shares Held By Other Than the Record Owner. Shares held by an administrator, executor, guardian or conservator may be voted by him or her, in person or by proxy, without the transfer of such shares into his or her name. Shares held in the name of a trustee may be voted by him or her, in person or by proxy, only if the shares are transferred into the trustee's name. Shares held in the name of, by or under the control of a receiver may be voted by the receiver without transferring the shares into the receiver's name if authority to do so is evidenced in an order from the court that appointed the receiver. A stockholder whose shares are pledged shall be entitled to vote his or her shares until the shares are transferred into the name of the pledgee, and thereafter, the pledgee will be entitled to vote the shares so transferred. Shares belonging to the Corporation or held by it in a fiduciary capacity may not be voted, directly or indirectly, at any meeting, and will not be counted in determining the total number of outstanding shares at any given time.

  Section 1.10. Proxies.

  (a) General. At all meetings of stockholders, a stockholder may vote by proxy. Proxies must be written, signed by the stockholder or by his or her duly authorized attorney-in-fact, and filed with the Secretary of the Corporation before or at the time of a meeting where a proxy is granted. No proxy is valid after six months from the date of its execution, unless otherwise provided in the proxy or coupled with an interest.

  (b) Irrevocable Proxies. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

  (c) Revocation of a Proxy. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy of by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the Corporation.

                                  ARTICLE II

                              Board of Directors

  Section 2.1. Number; Qualifications. The Board of Directors shall consist of not less than three (3) or more than fifteen (15) members with the specific number to be set from time to time by the affirmative vote of a majority of the members of the Board of Directors. A director will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified. Directors need not be stockholders of the corporation.

  Section 2.2. Election; Resignation; Vacancies. The Board of Directors will initially consist of the persons named as director by the incorporator, and each director so elected will hold office until the first annual meeting of stockholders and until his or her successor is elected and qualified. At the first annual meeting of stockholders, the stockholders will elect directors to serve in all three classes of the Board of Directors as provided by the Certificate of Incorporation. Thereafter, one class of directors will be elected each year at either an annual or special meeting of the stockholders to hold office for the period of time designated for that class. If there is only one nominee for any directorship, it will be in order to move that the Secretary cast the elective ballot to elect the nominee. A director may resign at any time on written notice to the Corporation. Any vacancy occurring in the Board of Directors, whether by reason of death, resignation, removal, or an increase in the number of directors, may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose. A director elected to fill a vacancy will be elected for the unexpired term of his predecessor in office.

  Section 2.3. Regular Meetings. A regular meeting of the Board of Directors for the election of officers and the transaction of any other business that may properly come before the meeting shall be held immediately after, and at the same place as, each annual meeting of stockholders, if a quorum of directors is then present or as soon thereafter as may be convenient. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine. The Board of Directors may provide, by resolution, the day, time and place for the holding of additional regular meetings without other notice than such resolution.

  Section 2.4. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the President or any director. The person(s) authorized to call special meetings of the Board of Directors may fix any place, within or without the State of Delaware, to hold a special meeting of the Board of Directors. Notice of a special meeting must be given to each director by the person(s) calling the meeting at least two days before the meeting.

  Section 2.5. Waiver of Notice. A director may waive notice of any meeting. A director's attendance at meeting shall constitute waiver of notice of such meeting; provided that, when a director attends a meeting for the express purpose of objecting to the transaction of any business to be transacted at the meeting, and not for the purpose of objecting to the purpose of the meeting, the director will not be deemed to have waived notice of such meeting.

  Section 2.6. Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of telephone conference, or similar communications equipment that permits all persons participating in the meeting to hear each other, and participation in ameeting pursuant to this By-law will constitute presence at such meeting.

  Section 2.7. Quorum; Voted Required for Action. At all meetings of the Board of Directors, a majority of the whole Board of Directors will constitute a quorum for the transaction of business. Unless required by the

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General Corporation Law of the State of Delaware, the Certificate of
Incorporation or these Bylaws, the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors. If less than a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. Once a quorum has been established at a duly organized meeting, the Board of Directors may continue to transact corporate business until adjournment, notwithstanding the withdrawal of enough members to leave less than a quorum.

  Section 2.8. Payment of Expenses. By resolution of the Board of Directors, directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. Directors may be paid also either a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. Such payment will not preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

  Section 2.9. Dissent to Corporate Action. A director who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless he or she
(i) enters his or her dissent in the minutes of the meeting, (ii) files written dissent to such action with the Secretary of the meeting before adjournment, or (iii) expresses such dissent by written notice to the Secretary of the Corporation within one (1) day after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of such action.

  Section 2.10. Action by Written Consent. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors sign a written consent with respect to such action. Such consent shall be filed with the minutes of proceedings of the Board of Directors.

                                  ARTICLE III

                                  Committees

  Section 3.1. Committees. The Board of Directors may, be resolution passed by a majority of the whole Board of Directors, designate one or more committees, each to consist of one or more of the directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by the General Corporation Law of the State of Delaware and to the extent provided in the resolution of the Board of Directors, will have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

  Section 3.2. Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee will conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

                                  ARTICLE IV

                                   Officers

  Section 4.1. Officers. The officers of the Corporation are President, Vice President, Secretary, and Treasurer. Other officers and assistant officers may be authorized and elected or appointed by the Board of Directors. An individual is permitted to hold more than one office.

  Section 4.2. Election. The officers of the Corporation will be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, it will be held as soon thereafter as convenient. Each officer will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal.

  Section 4.3. Removal. Any officer, elected or appointed, may be removed by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

  Section 4.4. Vacancy. A vacancy in any office for any reason may be filled by majority vote of the Board of Directors, and any officer so elected will serve for the unexpired portion of the term of such office.

  Section 4.5. President. The President presides at all meetings of the Board of Directors and of the stockholders and has general charge and control over the affairs of the Corporation subject to the Board of Directors. The President signs or countersigns all certificates, contracts and other instruments of the Corporation as authorized by the Board of Directors and performs such other duties incident to the office or required by the Board of Directors.

  Section 4.6. Vice President. The Vice President exercises the functions of the President in the President's absence, and has such powers and duties as may be assigned to him or her from time to time by the Board of Directors.

  Section 4.7. Secretary. The Secretary issues all required notices for meetings of the Board of Directors and of the stockholders, keeps a record of the minutes of the proceedings of the meetings of the Board of Directors and of the stockholders, has charge of the Corporate Seal and the corporate books, and makes such reports and performs such other duties as are incident to the office or required by the Board of Directors.

  Section 4.8. Treasurer. The Treasurer has custody of all monies and securities of the Corporation, keeps regular books of account, disburses the funds of the Corporation, renders account to the Board of Directors of all transactions made on behalf of the Corporation and of the financial condition of the Corporation from time to time as the Board requires, and performs all duties incident to the office or properly required by the Board of Directors.

  Section 4.9. Salaries. The salaries of all officers will be fixed by the Board of Directors, and may be changed from time to time by a majority vote of the Board of Directors.

                                   ARTICLE V

                             Certificate of Shares

  Section 5.1. Certificates. Certificates representing shares of the Corporation will be in the form determined by the Board of Directors, and will be signed by the Chairman of the Corporation or any officer, certifying the number of shares owned by him or her in the Corporation. Any of or all the signatures on the certificate may be a facsimile. If any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate ceases to hold that position before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer, transfer agent or registrar continued to hold that position at the date of issue.

  Section 5.2. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. If a certificate is lost, stolen or destroyed, a new one may be issued on such terms and indemnity to the Corporation as the Board of Directors may prescribe.

                                  ARTICLE VI

                   Indemnification of Directors and Officers

  Section 6.1. Directors

  (a) Right to Indemnification; Insurance. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he is the legal representative, is or was a director, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, or as its representative in another enterprise (an "Indemnitee"), will be indemnified and held harmless by the Corporation to the fullest extent legally permissible under the laws of the State of Delaware against all judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees and disbursements) actually and reasonably incurred or suffered by him or her in connection therewith, subject to the standards of conduct, the procedures, and other applicable provisions of the General Corporation Law of the State of Delaware. Such right of indemnification is a contract right which may be enforced in any manner desired by such person. The corporation may purchase and maintain insurance on behalf of an Indemnitee against any liability arising out of such status, whether or not the corporation would have the power to indemnify such person.

  (b) Inurement. The right to indemnification shall inure whether or not the claim asserted is based on matters that predate the adoption of this Article VIII, will continue as to an Indemnitee who has ceased to hold the position by virtue of which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives.

  (c) Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Section 6.1 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, this Certificate of Incorporation or otherwise.

  (d) Advancement of Expenses. The Corporation will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the Corporation, in advance of the final disposition of such proceeding; provided that, if then required by the General Corporation Law of the State of Delaware, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceedings only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

  Section 6.2. Officers, Employees and Agents. The Board of Directors may, on behalf of the Corporation, grant indemnification to any officer, employee, agent or other individual to such extent and in such manner as the Board of Directors in its sole discretion may from time to time and at any time determine, in accordance with the General Corporation Law of the State of Delaware.

                                  ARTICLE VII

                              General Provisions

  Section 7.1. Fiscal Year. The fiscal year of the Corporation will be fixed by of the Board of Directors.

  Section 7.2. Amendments. These Bylaws may be amended or repealed or new Bylaws may be adopted (i) at any regular or special meeting of stockholders at which a quorum is present or represented, by the vote of the holders of shares entitled to vote in the election of any directors, provided notice of the proposed alteration, amendment or repeal is contained in the notice of such meeting; or (ii) by affirmative vote of a majority of the Board of Directors at any regular or special meeting.

  Section 7.3. Books and Records; Examination. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in any form of information storage, provided that the records can be converted into clearly legible form within a reasonable time. The books and records of the Corporation may be kept outside of the State of Delaware. Except as may otherwise be provided by the General Corporation Law of the State of Delaware, the Board of Directors will have the power to determine from time to time whether and to what extent and at what times and places and under what conditions any of the accounts, records and books of the Corporation are to be open to the inspection of any stockholder.

  Section 7.4. Dividends. Subject to the provisions, if any, of the General Corporation Law of Delaware and the Certificate of Incorporation, dividends on the capital shares of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock. Before payment of any dividend, the Board of Directors may set aside out of any funds of the Corporation available for dividends such reserves for any purpose that the directors will think conducive to the interests of the Corporation.

  Section 7.5. Seal. The Corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors. If a corporate seal is adopted, it will have inscribed thereon the name of the corporation and the words "Corporate Seal" and "Delaware". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced or by causing the word [SEAL], in brackets, to appear where the seal is required to be impressed or affixed.

  Section 7.6. Checks. All checks or demands for money and notes of the Corporation will be signed by one or more officers of the Corporation as the Board of Directors may from time to time designate.

                                                                        ANNEX D

                            NEVADA REVISED STATUTES

                                  CHAPTER 92A

                       MERGERS AND EXCHANGES OF INTEREST

                   (ADDED BY CH. 586, L. '95, EFF. 10-1-95)
                          RIGHTS OF DISSENTING OWNERS

  92A.300 Definitions.--As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

  92A.305 "Beneficial Stockholder" Defined.--"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

  92A.310 "Corporate Action" Defined.--"Corporate action" means the action of a domestic corporation.

  92A.315 "Dissenter" Defined.--"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.410 to 92A.480, inclusive.

  92A.320 "Fair Value" Defined.--"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

  92A.325 "Stockholder" Defined.--"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

  92A.330 "Stockholder of Record" Defined.--"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

  92A.335 "Subject Corporation" Defined.--"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

  92A.340 Computation of Interest.--Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

  92A.350 Rights of Dissenting Partner of Domestic Limited Partnership.--A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

  92A.360 Rights of Dissenting Member of Domestic Limited-Liability Company.-- The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

  92A.370 Rights of Dissenting Member of Domestic Nonprofit Corporation.--1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

  2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

  92A.380 Rights of Stockholder to Dissent from Certain Corporate Actions and to Obtain Payment for Shares.--1. Except as otherwise provided in NRS 92A.370 to 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the domestic corporation is a party:

      (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

      (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

    (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

    (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

  2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

  92A.390 Limitations on Right of Dissent: Stockholders of Certain Classes or Series; Action of Stockholders Not Required for Plan of Merger.--1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

    (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

    (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

      (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

        (I) The surviving or acquiring entity; or

        (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

      (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

  2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

  92A.400 Limitations on Right of Dissent: Assertion as to Portions Only to Shares Registered to Stockholder; Assertion by Beneficial Stockholder.--1. A stockholder may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

  2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

    (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

    (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has the power to direct the vote.

  92A.410 Notification of Stockholders Regarding Right of Dissent.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

  2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.

  92A.420 Prerequisites to Demand for Payment of Shares.--1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

    (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

    (b) Must not vote his shares in favor of the proposed action.

  2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter.

  92A.430 Dissenter's Notice: Delivery to Stockholders Entitled to Assert Rights; Contents.--1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

  2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

    (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

    (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

    (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

    (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

    (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

  92A.440 Demand for Payment and Deposit of Certificates; Retention of Rights of Stockholder.--1. A stockholder to whom a dissenter's notice is sent must:

    (a) Demand payment;

    (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

    (c) Deposit his certificates, if any, in accordance with the terms of the notice.

  2. The stockholder who demands payment and deposits his certificates, if any, retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

  3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.

  92A.450 Uncertified Shares: Authority to Restrict Transfer After Demand for Payment; Retention of Rights of Stockholder.--1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

  2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

  92A.460 Payment for Shares: General Requirements.--1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

    (a) Of the county where the corporation's registered office is located;
  or

    (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

  2. The payment must be accompanied by:

    (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

    (b) A statement of the subject corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

    (e) A copy of NRS 92A.300 to 92A.500, inclusive.

  92A.470 Payment for Shares: Shares Acquired on or After Date of Dissenter's Notice.--1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

  2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

  92A.480 Dissenter's Estimate of Fair Value: Notification of Subject Corporation; Demand for Payment of Estimate.--1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.47 is less than the fair value of his shares or that the interest is incorrectly calculated.

  2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

  92A.490 Legal Proceeding to Determine Fair Value: Duties of Subject Corporation; Powers of Court; Rights of Dissenter.--1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

  3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

    (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

    (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

  92A.500 Legal Proceeding to Determine Fair Value: Assessment of Costs and Fees.--1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

  2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

    (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

  3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

  4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

  5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Set forth below is a description of certain provisions of the Old ZMAX Articles of Incorporation, Old ZMAX Bylaws and Nevada Law, as well as the New ZMAX Certificate of Incorporation, New ZMAX Bylaws and Delaware Law, as such provisions relate to the indemnification of the directors and officers of Old and New ZMAX. These descriptions are intended only as a summary and are qualified in their entirety by reference to the complete documents.

 Elimination of Liability in Certain Circumstances

  OLD ZMAX. Article XI of the Old ZMAX Articles of Incorporation provides that no director or officer of Old ZMAX is personally liable to Old ZMAX or its stockholders with respect to any acts or omissions that occur in the performance of his or her duties as a director or officer of Old ZMAX, except liability for acts or omissions involving (i) intentional misconduct, fraud or a violation of law, or (ii) payment of distributions in violation of Section
78.300 of the Nevada Law, which imposes liability on directors for prohibited distributions to stockholders. The Old ZMAX Articles of Incorporation further provide that, if the Nevada Law is amended to extend further protection to officers or directors, then the stockholders may approve further limitations on liability in the Articles of Incorporation to the full extent of the Nevada Law. The Company is not permitted under the Nevada Law to limit the liability of directors for (i) any breach of the director's duty of loyalty to such corporation or its stockholders, or (ii) any transaction from which the director derived an improper personal benefit.

  NEW ZMAX. As of the Effective Time, the New ZMAX Certificate of Incorporation will provide that, to the full extent permitted by Delaware Law or any other applicable laws, no director of New ZMAX shall be personally liable to New ZMAX or its stockholders with respect to any acts or omissions in the performance of his or her duties as a director of Old ZMAX. The Delaware Law provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability for (i) any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware Law or (iv) any transaction from which the director derived an improper personal benefit.

 Indemnification and Insurance

  OLD ZMAX. Section 78.751 of the Nevada Law permits corporations to indemnify directors, officers, employees and agents (including individuals acting in that capacity for another corporation at the request of the indemnifying corporation) for expenses incurred in connection with any proceeding, as long as the individual acted "in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." An adverse result against an indemnitee does not necessarily determine that indemnification is not available. Indemnification is permitted even though the individual no longer serves in the appropriate capacity, as long as he or she was serving in that capacity when the conduct occurred. To the extent that an individual is successful in defending against a claim subject to indemnification, the corporation must indemnify him or her for the expense of the defense. A corporation may advance expenses of pursuing a proceeding giving rise to a right of indemnification, if the individual agrees to repay such expenses if indemnification ultimately is denied.

  The determination to pay a claim for indemnification must be made by either
(i) the stockholders, (ii) majority vote of the board of directors of a quorum consisting of directors who were not a party to the proceeding; (iii) by legal opinion, if ordered by a majority as described in (ii) above; or (iv) by legal opinion, if a majority described in (ii) cannot be obtained.

  The Old ZMAX Articles of Incorporation provision on indemnification closely follows the Nevada Law. Article XII of the Old ZMAX Articles of Incorporation provides that the Company will indemnify its directors, officers, employees and agents (as well as persons serving at the Corporation's request as an director, officer, employee or agent of another entity) if they are made a party (or threatened with being made a party) to any proceeding because of their status as a director, officer, employee or agent. This indemnification applies whether the alleged basis for such proceeding is action taken in an official capacity or an unofficial capacity. Article XII specifically provides that these individuals are indemnified to the fullest extent permitted by the Nevada Law against all expense, liability and loss, including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement, that are reasonably incurred in connection with the proceeding. Further, under the Old ZMAX Articles of Incorporation, an indemnitee remains indemnified for acts taken while serving as a director, office, employee or agent even though the indemnitee no long serves in that capacity. If the proceeding is initiated by the indemnitee against the Corporation, Article XII provides for indemnification only if the Board of Directors authorized the proceeding.

  Indemnitees are entitled to advancement of expenses to defend proceedings where they are subject to indemnification. Article XII further provides that, if the Nevada Law requires, indemnified directors and officers must, as a condition of receiving an advancement of expenses, agree to repay the advanced expenses if ultimately it is found that the indemnitee is not entitled to indemnification for such expenses.

  If the Corporation does not pay claims for indemnification within 60 days, the indemnitee may sue the Corporation to recover the unpaid amount of the claim. If the claim is for advancement of expenses, the indemnitee may sue the Corporation is the claim remains unpaid for 20 days, and if the indemnitee is successful in a suit for a claim of advancement of expenses, the indemnitee is entitled to the cost of prosecuting the action to recover expenses. In any suit against the Corporation for indemnification, except a suit for advancement of expenses, the Corporation may raise the defense that the indemnitee's conduct did not meet the standard of the Nevada Law. The Corporation has the burden of proof in any suit brought to enforce rights of indemnification against the Corporation, including suits for advancement of expenses.

  NEW ZMAX. Similar to the Nevada Law, the Delaware Law permits corporations to indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, different from the Nevada Law, Delaware corporations may not indemnify against any claim, issue or matter as to which the indemnified person is adjudged liable to the corporation, unless, and only to the extent that, the Delaware Court of Chancery (or the court in which such action or suit was brought) determines upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the indemnified person is fairly and reasonably entitled to indemnity for such expenses, which the Delaware Court of Chancery or such other court deems proper.

  As of the Effective Time, the New ZMAX Certificate of Incorporation will indemnify the directors, officer, employees, agents of New ZMAX to the fullest extent permitted by the Delaware Law, or any other applicable law. Similar to the Old ZMAX Articles of Incorporation, the New ZMAX Certificate of Incorporation will provide indemnification for the same range of costs and expenses, will permit advancement of expenses, and will permit indemnitees the same rights to sue to recover indemnified amounts.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

  The following exhibits are filed as part of this Registration Statement.

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
    2.1*   Stock Purchase Agreement among ZMAX Corporation, Michael C. Higgins and Michael S. Cannon, dated November 6, 1996 (acquisition of
           Century Services, Inc. operating subsidiary by ZMAX Corporation).
           The exhibits to the Stock Purchase Agreement not otherwise filed herewith have been omitted, and the Co-Registrants will furnish such exhibits and schedules to the Commission supplementally on request.
    2.2*   Agreement and Plan of Merger between ZMAX Corporation and New ZMAX
           Corporation, dated June 10, 1997 (included as Annex A to the Proxy
           Statement/Prospectus that is a part of this Registration Statement).
    3.1*   Complete Copy of Articles of Incorporation of ZMAX Corporation, as
           amended
    3.2*   Complete Copy of Bylaws of ZMAX Corporation, as amended
    3.3*   Certificate of Incorporation of New ZMAX Corporation, filed with the
           Secretary of State of Delaware on May 30, 1997
    3.4*   By-laws of New ZMAX Corporation, adopted by the Board of Directors on June 10, 1997
    3.5*   Form of Amended and Restated Certificate of Incorporation of New
           ZMAX Corporation to be filed as part of the Certificate of Merger with the Secretary of State of Delaware to effectuate the Merger
           (included as Annex B to the Proxy Statement/Prospectus that is a part of this Registration Statement)
    3.6*   Form of Amended and Restated By-laws of New ZMAX Corporation, to be filed as part of the Certificate of Merger with the Secretary of
           State of Delaware to effectuate the Merger (included as Annex C to the Proxy Statement/Prospectus that is a part of this Registration
           Statement)
    4.1*   Form of ZMAX Corporation 8% Convertible Exchangeable Subordinated
           Debentures
    4.2*   Form of Warrant to Purchase Common Stock of ZMAX Corporation
    5.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the validity of the New ZMAX securities registered hereby
    5.2**  Opinion of Erwin, Thompson & Hascheff regarding the validity of the
           Old ZMAX securities registered hereby
    8.1**  Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding tax matters
   10.1*   ZMAX Corporation 1997 Stock Incentive Plan
   10.2*   Form of ZMAX Corporation 1997 Nonqualified Stock Option Award (form of grant and vesting schedule)
   10.3*   ZMAX Corporation 1997 Directors Formula Stock Option Plan
   10.4*   Form of ZMAX Corporation Directors Formula Stock Option Award (form of grant and vesting schedule)
   10.5*   Employment Agreement between Century Services, Inc. and Michael C.
           Higgins, dated November 6, 1996
   10.6*   First Amendment to the Employment Agreement between Century
           Services, Inc. and Michael C. Higgins, dated May 21, 1997
   10.7*   Employment Agreement between Century Services, Inc. and Joseph Yeh, dated June 18, 1997
   10.8*   Separation Agreement between Century Services, Inc. and Michael S.
           Cannon, dated April 22, 1997

   EXHIBIT
     NO.                                DESCRIPTION
   -------                              -----------
   10.9*   Consulting Agreement among ZMAX Corporation, MBY, Inc. and Michel
           Berty, dated April 1, 1997
   10.10*  Consulting Agreement among ZMAX Corporation, Wareham Management Ltd.
           and G.W. Norman Wareham, dated May 30, 1997
   10.11*  Consulting Agreement between ZMAX Corporation and Shafiq Nazerali, dated May 30, 1997
   10.12*  Earn Out Stock Escrow Agreement among ZMAX Corporation, Michael C.
           Higgins, Michael S. Cannon and Powell, Goldstein, Frazer & Murphy,
           dated November 6, 1996
   10.13*  ZMAX Corporation Stockholders Agreement among Michael C. Higgins,
           Michael S. Cannon and ZMAX Corporation, dated November 6, 1996
   10.14*  Stock Pledge and Security Agreement from Michael C. Higgins in favor of ZMAX Corporation, dated November 6, 1996
   10.15*  Letter Agreement among ZMAX Corporation, IMS International, Inc.,
           Wan Hsien Information International Corporation, Ltd., Multi-
           Dimension International, and Institute for Information Industry
           Regarding the Purchase by ZMAX Corporation of the "COCACT" Software
           Program, dated April 30, 1997
   10.16*  Letter Agreement between ZMAX Corporation and Institute for
           Information Industry Regarding the Purchase by ZMAX Corporation of
           the "COCACT" Software Program, dated April 30, 1997
   10.17   Letter Agreement between ZMAX Corporation and Wan Hsien Information
           International Corporation Ltd. Regarding the Purchase by ZMAX
           Corporation of the "COCACT" Software Program, dated April 30, 1997, as amended
   10.18*  Conversion Agreement between Fiserv Federal Systems, Inc. and ZMAX
           Corporation, dated April 28, 1997
   10.19*  Agreement between ZMAX Corporation and Investor Communications
           Company, LLC, dated as of May 20, 1997
   10.20*  Investor Relations Consulting Agreement between ZMAX Corporation and
           Investor Communications Company, LLC, dated as of May 20, 1997
   11.1*   Statement regarding computation of earnings per share
   21.1*   Subsidiaries of ZMAX Corporation
   23.1    Consent of Arthur Andersen LLP
   23.2    Consent of Amisano Hanson, Chartered Accountants
   23.3**  Consent of Powell, Goldstein, Frazer & Murphy LLP (included in
           Exhibits 5.1 and 8.1)
   23.4**  Consent of Erwin, Thompson & Hascheff (included in Exhibit 5.2)
   23.5*   Consent of Edward Yourdon to be named as nominee for election to Old
           ZMAX Board of Directors
   24.1*   Powers of Attorney (included on signature pages of initial filing)
   27.1    Financial Data Schedule
   99.1*   Proxy Card for the ZMAX Corporation 1997 Annual Meeting of the
           Stockholders
   99.2    Letter of Transmittal for Exchange Offer

--------
*  Previously filed
** To be filed by amendment.

   (b) None.

   (c) The three transactions that will effect the reincorporation merger contemplated by this Registration Statement will not result in net proceeds to either Old ZMAX or New ZMAX.

ITEM 22. UNDERTAKINGS.

  Insofar as indemnification of liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Co-Registrants pursuant to the foregoing provisions, or otherwise, the Co-Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either Co-Registrant of expenses incurred or paid by a director, officer or controlling person of the Co-Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Co-Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Co-Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the merger involved therein, that was not the subject of or included in the Registration Statement when it became effective.

                    [SIGNATURES APPEAR ON FOLLOWING PAGES]

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EACH CO-REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, D.C., ON OCTOBER , 1997.

                                         ZMAX Corporation


                                         By:  /s/ Michael C. Higgins
                                             ----------------------------------
                                               MICHAEL C. HIGGINS, PRESIDENT


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                                ZMAX CORPORATION


             SIGNATURE                       TITLE                 DATE

       /s/ Michael C. Higgins         President and          October  , 1997
------------------------------------   Director
         MICHAEL C. HIGGINS            (Principal
                                       Executive Officer)

                 *                    Chairman of the        October  , 1997
------------------------------------   Board of Directors
            MICHEL BERTY

                 *                    Chief Financial        October  , 1997
------------------------------------   Officer and
        G.W. NORMAN WAREHAM            Director
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)

                 *                    Director               October  , 1997
------------------------------------
           STEVE L. KOMAR

                 *                    Director               October  , 1997
------------------------------------
               TED FINE

                 *                    Director               October  , 1997
------------------------------------
          ROBERT H. MILLER


  *By:  /s/ Michael C. Higgins
       -----------------------------
          Michael C. Higgins
           Attorney-in-fact
         Date: October  , 1997


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, EACH CO-REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, D.C., ON OCTOBER , 1997.

                                          New ZMAX Corporation


                                          By:   /s/ Michael C. Higgins
                                             ----------------------------------
                                              MICHAEL C. HIGGINS, PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                             NEW ZMAX CORPORATION


              SIGNATURE                        TITLE                    DATE
                  *                       Vice President,          October  , 1997
-------------------------------------      Treasurer,
            MICHEL BERTY                   Secretary and
                                           Director (Principal
                                           Financial and
                                           Accounting Officer)


       /s/ Michael C. Higgins             President and           October  , 1997
-------------------------------------      Director (Principal
         MICHAEL C. HIGGINS                Executive Officer)


  *By:  /s/ Michael C. Higgins
       ------------------------------
          Michael C. Higgins
           Attorney-in-fact
        Date: October  , 1997
